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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THE PEP BOYS – MANNY, MOE & JACK
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, $1.00 par value, of The Pep Boys – Manny, Moe & Jack
(2)	Aggregate number of securities to which transaction applies:
55,214,901 shares of common stock, which includes (A) 52,757,103 shares of common stock outstanding, (B) 1,701,270 shares of common stock subject to in-the-money options, (C) 158,418 restricted stock units, (D) 300,689 performance stock units and (E) 301,037 deferred stock units.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 52,757,103 shares of common stock outstanding, 158,418 restricted stock units, 300,689 performance stock units and 301,037 deferred stock units, each multiplied by $15.00 per share and (B) 1,701,270 shares of common stock subject to in-the-money options multiplied by $7.59 (which is the difference between $15.00 per share and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001146 by the maximum aggregate value of the transaction.
	(4)	Proposed maximum aggregate value of transaction: $815,671,345
	(5)	Total fee paid: $93,476
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
DATED March 6, 2012

The Pep Boys – Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132

                    [    •    ], 2012

Dear Shareholder:

        You are cordially invited to attend a special meeting of shareholders of The Pep Boys – Manny, Moe & Jack, which we refer to as Pep Boys, to be held on [    •    ], 2012 at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, at 10:00 a.m., Philadelphia time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 29, 2012, which we refer to as the Merger Agreement, by and among Pep Boys, Auto Acquisition Company, LLC, a Delaware limited liability company, and Auto Mergersub, Inc., a Pennsylvania corporation and wholly owned subsidiary of Auto Acquisition Company, LLC. Pursuant to the Merger Agreement, Auto Mergersub, Inc. will merge with and into Pep Boys, which we refer to as the Merger, and Pep Boys will become a wholly owned subsidiary of Auto Acquisition Company, LLC, an entity formed by affiliates of The Gores Group, LLC.

        If the Merger is completed, you will be entitled to receive $15.00 in cash, without interest, for each share of Pep Boys common stock you own as of the date of the Merger.

        After careful consideration, our board of directors determined that the Merger Agreement and the Merger are fair to, advisable for and in the best interests of Pep Boys and Pep Boys' shareholders. Our board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Our board of directors recommends that you vote "FOR" adoption of the Merger Agreement and approval of the transactions contemplated thereby at the special meeting.

        Our board of directors carefully considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors in so doing. The enclosed proxy statement provides detailed information about the special meeting, the Merger Agreement and the Merger. We encourage you to read the proxy statement carefully and in its entirety. You may also obtain more information about Pep Boys from documents we file with the Securities and Exchange Commission from time to time.

        Your vote is very important, regardless of the number of shares you own.    The Merger must be approved by the affirmative vote of at least a majority of the votes cast by the holders of our outstanding common stock entitled to vote at the special meeting. Only shareholders who owned shares of Pep Boys common stock at the close of business on [    •    ], 2012, the record date for the special meeting, will be entitled to vote at the special meeting. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. On behalf of our board of directors, I urge you to complete, sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

        On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,
Robert H. Hotz Chairman of the Board of Directors

        Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, passed upon the merits or fairness of the Merger or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated [    •    ], 2012 and is first being mailed to shareholders of Pep Boys on or about [    •    ], 2012.

The Pep Boys – Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [    •    ], 2012

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE YOUR SHARES PROMPTLY.

        Notice is hereby given that a special meeting of shareholders of The Pep Boys – Manny, Moe & Jack, a Pennsylvania corporation, which we refer to as Pep Boys, will be held on [    •    ], 2012 at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, at 10:00 a.m., Philadelphia time, to consider and vote upon the following matters:

          1.     a proposal to adopt the Agreement and Plan of Merger, dated as of January 29, 2012, which we refer to as the Merger Agreement, by and among Pep Boys, Auto Acquisition Company, LLC, a Delaware limited liability company, which we refer to as Parent, and Auto Mergersub, Inc., a Pennsylvania corporation and wholly owned subsidiary of Auto Acquisition Company, LLC, which we refer to as Merger Sub, as it may be amended from time to time and as more fully described in the enclosed proxy statement;

          2.     a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the Merger Agreement and approving the transactions contemplated thereby at the time of the special meeting;

          3.     a non-binding proposal regarding certain Merger-related executive compensation arrangements; and

          4.     other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        Your vote is very important, regardless of the number of shares you own.    The affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of Pep Boys' common stock entitled to vote at the special meeting is required to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, to approve any proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, and to approve the non-binding proposal regarding certain Merger-related executive compensation arrangements.

        You are entitled to vote at the special meeting (including at any adjournment or postponement of such special meeting) if you were a shareholder of record at the close of business on [    •    ], 2012. A list of shareholders will be available for inspection at the special meeting. All shareholders of record are cordially invited to attend the special meeting in person. Holders, as of the record date, of Pep Boys common stock are not entitled to dissenters rights under Pennsylvania law in connection with the merger of Merger Sub with and into Pep Boys, which we refer to as the Merger. See "The Merger – Absence of Dissenters Rights" beginning on page 57 of the proxy statement.

        Pep Boys urges you to read the entire proxy statement carefully and in its entirety. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting if you are unable to attend. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, any adjournment of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies, and the non-binding proposal regarding certain Merger-related executive compensation arrangements (however, no proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the non-binding proposal unless it is specifically marked "FOR" the non-binding proposal).

        A quorum of holders of our common stock must be present for the special meeting to be held. The presence at the meeting, in person or by proxy, of the holders of a majority of Pep Boys' shares of common stock issued and outstanding and entitled to vote as of the close of business on the record date will constitute a quorum for the purpose of considering all of the proposals. Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when, as is the case with respect to the adoption of the Merger Agreement and approval of the Merger, brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions. Because adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, requires the affirmative vote of a majority of votes cast by the holders of outstanding shares of Pep Boys' common stock on the record date, under Pennsylvania law, failures to vote, abstentions and broker non-votes, if any, are not considered votes "cast" and therefore will have no effect on the vote and will not be considered in determining whether the proposals have received the requisite shareholder vote.

        If you do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

        Our board of directors recommends that you vote "FOR" adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, at the special meeting, "FOR" any adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies and "FOR" the non-binding proposal regarding certain Merger-related executive compensation arrangements.

                      By Order of the Board of Directors,

                      Brian D. Zuckerman
                       Secretary

Dated: [    •    ], 2012

i

ii

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See "Where You Can Find More Information" beginning on page 86. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully.

        Except as otherwise specifically noted in this proxy statement, "Pep Boys," "we," "our," "us" and similar words in this proxy statement refer to The Pep Boys – Manny, Moe & Jack, including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to Auto Acquisition Company, LLC as "Parent" and Auto Mergersub, Inc. as "Merger Sub". In addition, throughout this proxy statement we refer to the merger between Pep Boys and Merger Sub as the "Merger" and the Agreement and Plan of Merger, dated as of January 29, 2012, by and among Pep Boys, Parent and Merger Sub as the "Merger Agreement".

Parties to the Merger

        Pep Boys began operations in 1921 and is the leading national chain in the United States offering automotive service, tires, parts and accessories. With more than 7,000 service bays in more than 700 locations in 35 states and Puerto Rico, we offer automotive maintenance and repair for Do-It-For-Me customers, parts and expert advice for Do-It-Yourself customers, name-brand tires, commercial auto parts delivery and fleet maintenance and repair. By providing such broad service and product offerings on a national scale, we are able to streamline our distribution channel and pass the savings on to our customers, thereby facilitating our vision to be the automotive solutions provider of choice for the value-oriented customer. Our brand positioning – "PEP BOYS DOES EVERYTHING. FOR LESS." – is designed to convey to customers the breadth of the automotive services and merchandise that we offer and our value proposition.

        Parent was formed by investment funds affiliated with The Gores Group, LLC, which we refer to as Gores in this proxy statement, solely for the purpose of entering into the Merger Agreement with Pep Boys and completing the Merger and the other transactions contemplated by the Merger Agreement and the related financing transactions. Parent has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and the related financing transactions.

        Merger Sub was formed by Parent solely for the purpose of entering into the Merger Agreement with Pep Boys and completing the Merger and the other transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and the related financing transactions.

Certain Effects of the Merger

        On January 29, 2012, Pep Boys entered into the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Pep Boys, with Pep Boys as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each share of Pep Boys common stock that you own immediately prior to the effective time of the Merger will be converted into the right to receive $15.00 in cash, without interest, which we refer to as the Merger Consideration. Except as otherwise may be set forth in a written agreement entered into prior to the effective time of the Merger between Parent or its affiliates and any holder of a Pep Boys stock option, restricted stock unit, performance stock unit or deferred stock unit, at the effective time of the Merger:

  •
  each outstanding option to purchase shares of our common stock under any stock incentive plan, whether or not exercisable or vested, shall become fully vested and exercisable, and shall, as of the effective time of the Merger, be canceled, and Pep Boys will pay each holder of any such option as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such option canceled an amount in cash determined by multiplying: (i) the aggregate excess, if any, of the Merger Consideration over the applicable per share exercise price of each such option by (ii) the number of shares of our common stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the effective time of the Merger;

  •
  each outstanding restricted stock unit award representing the right to receive shares of our common stock granted under any stock incentive plan that vests over the passage of time shall vest (to the extent not vested) and become free of such other lapsing restrictions as of the effective time of the Merger and shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such restricted stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such restricted stock unit canceled an amount in cash determined by multiplying: (i) the Merger Consideration by (ii) the number of units covered by such Pep Boys restricted stock unit that have not been settled or paid prior to the effective time of the Merger;

  •
  each outstanding restricted stock unit award representing the right to receive shares of our common stock granted under any stock incentive plan that vests based on the level of achievement of performance goals shall vest at the target level (to the extent not vested) and become free of such other lapsing restrictions as of the effective time of the Merger and shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such performance stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such performance stock unit canceled an amount in cash determined by multiplying: (i) the Merger Consideration by (ii) the number of units covered by such Pep Boys performance stock unit that have not been settled or paid immediately prior to the effective time of the Merger; and

  •
  each outstanding restricted stock unit or performance stock unit that previously became vested, but which was deferred by the holder or Pep Boys, which we refer to as deferred stock units, shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such deferred stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such deferred stock unit canceled an amount in cash determined by multiplying: (i) the Merger Consideration by (ii) the number of units covered by such Pep Boys deferred stock unit that have not been settled or paid immediately prior to the effective time of the Merger.

        After the Merger is completed, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Pep Boys shareholder. Pep Boys shareholders will receive the Merger Consideration in exchange for their Pep Boys stock in accordance with the instructions contained in the letter of transmittal to be sent to holders of our common stock as soon as reasonably practicable after the closing of the Merger (and in any event within five business days after the effective time).

 The Special Meeting

  Date, Time and Place

        A special meeting of our shareholders will be held on [    •    ], 2012 at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, at 10:00 a.m., Philadelphia time. At the special meeting, we will ask our shareholders to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, to adjourn the special meeting to a later date to solicit additional proxies if there are not sufficient votes in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby, and to approve the non-binding proposal regarding certain Merger-related executive compensation arrangements.

  Record Date; Shares Entitled to Vote; Quorum

        You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [    •    ], 2012, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were approximately [    •    ] shares of our common stock entitled to be voted at the special meeting. A quorum of shareholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at the special meeting if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting are present, either in person or by proxy.

  Vote Required

        The affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting is required to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, to approve any proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, and to approve the non-binding proposal regarding certain Merger-related executive compensation arrangements.

Recommendation of Our Board of Directors and Reasons for the Merger

        Our board of directors has unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, advisable for and in the best interests of our shareholders, (iii) recommended that our shareholders vote "FOR" the approval of the Merger Agreement, (iv) recommended that our shareholders vote "FOR" the approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and (v) recommended that our shareholders vote "FOR" the non-binding proposal regarding certain Merger-related executive compensation arrangements.

Opinion of BofA Merrill Lynch

        In connection with the Merger, Pep Boys' financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, delivered to Pep Boys' board of directors a written opinion, dated January 29, 2012, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of Pep Boys common stock (other than Parent and its affiliates). The full text of BofA Merrill Lynch's written opinion, dated January 29, 2012, to Pep Boys' board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill

Lynch's opinion is also more fully described under the section "The Merger – Opinion of BofA Merrill Lynch" beginning on page 34.

        BofA Merrill Lynch provided its opinion to Pep Boys' board of directors (in its capacity as such) for the benefit and use of Pep Boys' board of directors in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Pep Boys or in which Pep Boys might engage or as to the underlying business decision of Pep Boys to proceed with or effect the Merger. BofA Merrill Lynch's opinion does not address any other aspect of the Merger and does not constitute an opinion or a recommendation to any shareholder as to how to vote or act in connection with the proposed Merger or any related matter.

 Financing

        We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, including the funds needed to:

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  pay our shareholders (including equity award holders) the amounts due under the Merger Agreement;

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  satisfy all obligations under our employee benefit plans and arrangements;

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  refinance, repay or repurchase certain of our outstanding indebtedness; and

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  pay customary fees and expenses in connection with the transactions contemplated by the Merger Agreement,

will be approximately $1.25 billion.

        This amount will be funded through a combination of:

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  equity financing of up to $489 million to be provided by investors in Parent; and

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  borrowings of up to $875 million under a $325 million senior secured revolving credit facility, a $425 million first lien term loan facility and a $125 million second lien term loan facility.

        Parent has obtained the equity and debt financing commitments described more fully under "The Merger – Financing" beginning on page 46. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the conditions to closing in the Merger Agreement. We believe the committed amounts will be sufficient to complete the Merger, but we cannot assure you of that. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to Parent's obligation to complete the Merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) may result in the inability of the Merger to be completed. If we terminate the Merger Agreement because Parent fails to consummate the transactions contemplated by the Merger Agreement on or prior to the date that is five business days after the satisfaction or waiver of all of the conditions to the closing specified in the Merger Agreement, Parent will be obligated to pay us a fee of $50 million as described under "The Merger Agreement – Fees and Expenses" beginning on page 77.

Employee Stock Purchase Plan

        The Employee Stock Purchase Plan, which we refer to as the ESPP, will terminate prior to the effective time of the Merger. The board of directors suspended the ESPP so that no new offering periods will begin after the date of the Merger Agreement. With respect to the offering period in effect on the date of the Merger Agreement, any outstanding purchase right under the ESPP will be exercised in accordance with the terms of the ESPP on the regularly scheduled purchase date for that offering period unless the effective time of the Merger occurs prior to that purchase date, in which case the purchase right for the offering period will be exercised immediately prior to the effective time of the Merger.

Interests of the Directors and Executive Officers of Pep Boys in the Merger

        In considering the recommendation of Pep Boys' board of directors with respect to the Merger, you should be aware that certain members of Pep Boys' board of directors and Pep Boys' executive officers have certain interests in the Merger other than (if applicable) their interests as Pep Boys shareholders generally. Such interests may include severance payments under existing change of control agreements and accelerated vesting of options, restricted stock units, performance stock units and deferred stock units. These interests may be different from, or in conflict with, your interests as Pep Boys shareholders. The members of our board of directors were aware of these additional or different interests, and considered them, when they approved the Merger Agreement.

Absence of Dissenters Rights

        Under Section 1571 of the Pennsylvania Business Corporation Law, which we refer to as the PBCL, the holders of any class or series of shares of a corporation are not entitled to exercise dissenters rights if the shares of the corporation are listed on a national securities exchange. Consequently, since our common stock is currently listed on The New York Stock Exchange, which we refer to as the NYSE, which is a national securities exchange, the holders of our common stock will not have the right to exercise dissenters rights in connection with the Merger.

        If the Merger Agreement is adopted and the Merger is completed, holders of Pep Boys common stock who voted against the adoption of the Merger Agreement will be treated the same as holders who voted for the adoption of the Merger Agreement and their shares will automatically be converted into the right to receive the Merger Consideration.

Material U.S. Federal Income Tax Consequences of the Merger

        For a U.S. holder (as defined in "The Merger – Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 58), the exchange of shares of our common stock for the Merger Consideration will be a taxable transaction for U.S. federal income tax purposes. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. We recommend that you consult your tax advisor to fully understand the tax consequences of the Merger to you.

Regulatory Approvals Required for the Merger

  Antitrust in the United States

        The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, prohibits us from completing the Merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and the applicable waiting period has expired or been terminated. Pep Boys and Parent each filed their HSR Act premerger notifications on February 10, 2012 and the parties received notification of early termination on February 17, 2012.

Legal Proceedings Regarding the Merger

        Following the announcement of the Merger Agreement on January 30, 2012, ten purported shareholders of Pep Boys initiated legal actions challenging the Merger. On January 31, 2012, purported shareholder Craig Gutmann filed a putative class action complaint in the Court of Common

Pleas of Philadelphia County, Pennsylvania, in an action styled Guttman v. Odell et al., Case ID 120104340. On February 3, 2012, purported shareholder David Katz filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Katz v. Odell et al., Case ID 120104994. On February 3, 2012, purported shareholder David Shaev filed a complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Shaev v. Atkins et al., Case ID 120200010. On February 6, 2012, purported shareholder Harvey Sitnick filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Sitnick v. Odell et al., Case ID 120200224. On February 6, 2012, purported shareholder Alan Hazell filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Hazell v. Odell et al., Case ID 120200189. On February 7, 2012, purported shareholder Hilary Coyne filed a complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Coyne v. Odell et al., Case ID 120200313. On February 7, 2012, purported shareholder International Union of Operating Engineers Local 30 Annuity and Pension Funds filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Int'l Union of Operating Engineers Local 30 Annuity and Pension Funds v. Odell et al., Case ID 120200431. On February 13, 2012, purported shareholder Henry Tindel filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Tindel v. Odell et al., Case ID 120201377. On February 14, 2012, purported shareholder Edward Dipple filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Dipple v. Odell et al., Case ID 120201537. On February 16, 2012, purported shareholder Matthew Bookbinder filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Bookbinder v. Odell et al., Case ID 120201992. All actions are separately pending in the Commerce Program. Pep Boys has moved to consolidate the ten actions and this motion is pending. Collectively, the complaints allege direct and derivative claims that Pep Boys' directors breached their fiduciary duties and committed gross mismanagement and wasted corporate assets by their actions in approving the Merger Agreement; and, that Gores, Parent and Merger Sub aided and abetted breaches of fiduciary duty. All actions request that the Merger be enjoined, the Merger Agreement be rescinded and plaintiff's counsel and experts' fees be reimbursed. Pep Boys is bearing all of the expenses, subject to reimbursement in certain situations, of the Pep Boys defendants (including its directors) with respect to this and any additional shareholder litigation that has arisen or may arise with respect to the Merger.

        Additionally, Pep Boys has received six letters from counsel on behalf of purported shareholders demanding that the board of directors take actions to remedy alleged breaches of fiduciary duties in connection with the Merger and stating that if the board of directors did not take actions to remedy the alleged breaches, the shareholder would initiate – if it had not already done so – a derivative action against Pep Boys and its directors. Certain demand letters also request that the board of directors make public some documents and records related to the Merger. These demand letters include a January 31, 2012 letter from Robbins Umeda LLP, counsel to Craig Gutmann; a February 1, 2012 letter from Farqui & Farqui, LLP, counsel to John Chevedden; a February 3, 2012 letter from Robbins Umeda LLP, counsel to David Katz; a February 6, 2012 letter from Levikorsinky LLP, counsel to Astor BK Realty Trust; a February 9, 2012 letter from Berger & Montague, P.C., counsel to Michael Neft; and a February 14, 2012 letter from Wolf Haldenstein Adler Freeman & Herz LLP, counsel to Edward Dipple. The Pep Boys board of directors has formed a Special Litigation Committee to review and investigate these claims.

Solicitation of Acquisition Proposals

        The Merger Agreement provides that until 11:59 p.m., Eastern Time, on March 14, 2012, we are permitted to solicit, initiate, facilitate or encourage any Competing Proposals (as defined in "The Merger Agreement – Solicitation of Acquisition Proposals" beginning on page 70) from third parties, including by way of providing access to non-public information and participating in discussions and negotiations with such third parties.

        At 12:00 a.m., Eastern Time, on March 15, 2012, we are required to immediately cease any solicitation, encouragement, discussions or negotiations that were ongoing with any person with respect to any Competing Proposal and we are not permitted to solicit, initiate, knowingly facilitate or encourage any Competing Proposals. Under certain circumstances, we are permitted, from and after March 15, 2012, to provide non-public information to and engage in discussions or negotiations with third parties from whom we received, after 11:59 p.m., Eastern Time, on March 14, 2012, a Competing Proposal that the board of directors determined is, or could reasonably be expected to result in, a Superior Proposal (as defined in "The Merger Agreement – Solicitation of Acquisition Proposals" beginning on page 70). Furthermore, notwithstanding the restrictions described above, we are permitted to continue to engage in such activities with any Go-Shop Party (as defined in "The Merger Agreement – Solicitation of Acquisition Proposals" beginning on page 70) until 11:59 p.m., Eastern Time, on March 29, 2012.

Conditions to the Closing of the Merger

        Each party's obligation to effect the Merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

  •
  approval of the Merger Agreement by our shareholders at the special meeting;

  •
  absence of legal prohibitions on completion of the Merger; and

  •
  expiration of any applicable waiting periods under the HSR Act, and any applicable foreign competition laws relating to the Merger.

        Parent and Merger Sub will not be obligated to effect the Merger unless the following conditions are satisfied or waived:

  •
  we have performed in all material respects our obligations required under the Merger Agreement at or prior to the effective time of the Merger;

  •
  the representations and warranties of Pep Boys regarding capitalization and authority shall be true and correct at and as of the closing date (except for any de minimis failure to be true and correct);

  •
  all other representations and warranties of Pep Boys must be true and correct at and as of the closing date except where the failure of any such representation or warranty to be true and correct has not had, and would not have, individually or in the aggregate, a Material Adverse Effect (as defined in "The Merger Agreement – Representations and Warranties" beginning on page 65); and

  •
  Parent has received a certificate signed by a senior executive officer of Pep Boys to the effect that the conditions described in the preceding bullets have been satisfied.

        We will not be obligated to effect the Merger unless the following conditions are satisfied or waived:

  •
  Parent and Merger Sub have performed in all material respects the obligations required to be performed by them at or prior to the effective time of the Merger;

  •
  the representations and warranties of Parent and Merger Sub regarding organization and authority must be true and correct at and as of the closing date (except for any de minimis failure to be true and correct);

  •
  all other representations and warranties of Parent and Merger Sub shall be true and correct at and as of the closing date except where the failure of any such representation or warranty to be true has not, and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by the Merger Agreement; and

  •
  we have received a certificate signed by a senior executive officer of Parent to the effect that the conditions described in the preceding bullets have been satisfied.

Termination of the Merger Agreement

        We and Parent can terminate the Merger Agreement under certain circumstances, including:

  •
  by mutual written agreement;

  •
  if the Merger has not been consummated on or before July 27, 2012;

  •
  if there is a permanent legal prohibition to completing the Merger, provided that the right to terminate will not be available for any party whose failure to comply with its obligations regarding the HSR Act resulted in such legal prohibition; or

  •
  if our shareholders fail to adopt the Merger Agreement and approve the Merger.

        We can terminate the Merger Agreement if:

  •
  our board of directors concludes that a Competing Proposal is a Superior Proposal and we (i) have given Parent written notice of our intention to terminate the Merger Agreement at least three business days prior to terminating, during which time we must negotiate with Parent in good faith in an effort to make adjustments in the terms and conditions of the Merger Agreement so that such Competing Proposal ceases to constitute a Superior Proposal, and (ii) pay the applicable termination fee;

  •
  Parent breaches any of its representations or warranties or fails to perform any of its covenants as set forth in the Merger Agreement and such breach or failure to perform would cause the condition to closing not to be satisfied and has not been or is incapable of being cured by Parent within 30 days after written receipt of notice of the breach from us; or

  •
  all of the mutual closing conditions and Parent's closing conditions have been satisfied other than those that by their terms are to be satisfied at closing, we have given Parent written notice of the commencement of the five business day period within which the closing shall occur and that we are prepared to consummate the Merger and Parent or Merger Sub breaches its obligations to consummate the Merger by the end of such five business day period.

        Parent can terminate the Merger Agreement if:

  •
  we are in breach of any representation or warranty or fail to perform any covenant under the Merger Agreement that would cause the conditions to closing not to be satisfied and has not been or is incapable of being cured by us within 30 days after written receipt of notice of the breach from Parent.

Fees and Expenses

        The Merger Agreement generally provides that each party will pay its own fees and expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, whether or not the Merger is completed.

  Pep Boys Termination Fees

        We have agreed in the Merger Agreement to pay Parent a fee of $25 million if any of the following payment events occur:

  •
  termination of the Merger Agreement by us because our board of directors concludes that a Competing Proposal is a Superior Proposal and we have given Parent written notice of our intention to terminate the Merger Agreement at least three business days prior to doing so, during which time we must negotiate with Parent in good faith in an effort to make adjustments in the terms and conditions of the Merger Agreement so that such Competing Proposal ceases to constitute a Superior Proposal; or

  •
  termination of the Merger Agreement by either Parent or us because (1) the Merger has not been consummated on or before July 27, 2012 or (2) our shareholders fail to adopt the Merger Agreement and approve the Merger, but in each case only if prior to the shareholder meeting a Competing Proposal shall have been publicly proposed or disclosed and within 12 months of the termination, we enter into a definitive agreement related to a Competing Proposal.

        We have agreed in the Merger Agreement to pay Parent a reduced fee of $10 million if we terminate the Merger Agreement in order to accept a Superior Proposal and enter into a definitive agreement with respect to such Superior Proposal on or before March 29, 2012 with a Go-Shop Party.

  Parent Termination Fee

        Parent has agreed to pay us a termination fee of $50 million if any of the following payment events occur:

  •
  termination of the Merger Agreement by us due to Parent's breach or failure to perform any of its representations, warranties, covenants or other agreements that would cause a failure of a condition to the Merger Agreement that has not been or is incapable of being cured within 30 days of receipt of notice of the breach by us; or

  •
  termination of the Merger Agreement by us if all of the mutual closing conditions and Parent's closing conditions have been satisfied other than those that by their terms are to be satisfied at closing, we have given Parent written notice of the commencement of the five business day period within which the closing shall occur and that we are prepared to consummate the Merger and Parent or Merger Sub breaches its obligations to consummate the Merger by the end of such five business day period.

Market Prices and Dividend Data

        Our common stock is listed on the NYSE under the symbol "PBY". On January 27, 2012, the last full trading day before the public announcement of the Merger Agreement, the closing price for our common stock was $12.08 per share and on [    •    ], 2012, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $[    •    ] per share.

        Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, passed upon the merits or fairness of the Merger or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

        The following Q&A is intended to address some commonly asked questions regarding the Merger. These questions and answers may not address all questions that may be important to you as a Pep Boys shareholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Q:
Why am I receiving this proxy statement?

A:
Our board of directors is furnishing this proxy statement to the holders of Pep Boys common stock in connection with the solicitation of proxies to be voted at a special meeting of shareholders or at any adjournments or postponements of the special meeting.

Q:
What am I being asked to vote on?

A:
You are being asked to vote to adopt a Merger Agreement that provides for the acquisition of Pep Boys by Parent. The proposed acquisition would be accomplished through a merger of Merger Sub, a wholly owned subsidiary of Parent, with and into Pep Boys. As a result of the Merger, Pep Boys will become a wholly owned subsidiary of Parent and Pep Boys common stock (except shares held by Pep Boys, Parent or Merger Sub) will be converted into the right to receive the Merger Consideration discussed below. In addition, Pep Boys common stock will cease to be listed on the NYSE, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

  In addition, you are being asked to grant Pep Boys management authority to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the Merger Agreement at the time of the special meeting. Also, you are being asked to approve a non-binding proposal regarding certain Merger-related executive compensation arrangements.

Q:
What will I receive in the Merger?

A:
As a result of the Merger, holders of our common stock (except shares held by Pep Boys, Parent or Merger Sub) will receive $15.00 in cash, without interest, for each share of common stock they own at the effective time of the Merger, which we refer to as the Merger Consideration. For example, if you own 100 shares of Pep Boys common stock, you will receive $1,500.00 in cash in exchange for your 100 shares.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully and consider how the Merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting. Please do not send your stock certificates with your proxy card.

Q:
Should I send in my stock certificates now?

A:
No. After the Merger is completed, under the terms of the Merger Agreement, you will receive written instructions for exchanging your shares of common stock for the Merger Consideration for each share of common stock you hold.

Q:
How does Pep Boys' board of directors recommend that I vote?

A:
Our board of directors recommends that you vote "FOR" adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, "FOR" any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the non-binding proposal regarding certain Merger-related executive compensation arrangements. At a meeting held on January 29, 2012, Pep Boys' board of directors unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable for and in the best interests of Pep Boys and its shareholders.

Q:
Who will own Pep Boys after the Merger?

A:
After the Merger, Pep Boys will be a wholly owned subsidiary of Parent, an entity formed by investment funds affiliated with The Gores Group, LLC, or Gores. As a result of the receipt of the Merger Consideration in exchange for Pep Boys common stock, you will no longer benefit from any increase in Pep Boys' value, nor will you acquire an ownership interest in Parent or any of the entities that own Parent.

Q:
Do any of Pep Boys' directors or officers have interests in the Merger that may differ from those of Pep Boys shareholders generally?

A:
Yes. When considering the recommendation of our board of directors, you should be aware that members of Pep Boys' board of directors and Pep Boys' executive officers may have interests with respect to the Merger that are, or may be, different from, or in addition to, those of Pep Boys shareholders generally. Our board of directors was aware of these additional or different interests, and considered them, when it approved the Merger Agreement. See "The Merger – Interests of the Directors and Executive Officers of Pep Boys in the Merger" beginning on page 46 for a description of the rights of our directors and executive officers that come into effect in connection with the Merger.

Q:
What factors did Pep Boys' board of directors consider in making its recommendation?

A:
In making its recommendation, our board of directors took into account, among other things, the $15.00 per share cash consideration to be received by holders of our common stock in the Merger, not only in relation to the closing price of our common stock on January 27, 2012, the last full trading day before the public announcement of the Merger Agreement, but also in relation to our board of directors' estimate of the current and future value of Pep Boys as an independent entity, the business, competitive position, strategy and prospects of Pep Boys, the opinion of our financial advisor, and the terms and conditions of the Merger Agreement.

Q:
What vote is required to adopt the Merger Agreement and approve the transactions contemplated thereby?

A:
Adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, requires the affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting.

  As of [    •    ], 2012, the record date for determining who is entitled to vote at the special meeting, there were approximately [    •    ] shares of Pep Boys common stock issued and outstanding. Each holder of Pep Boys common stock is entitled to one vote per share of stock owned by such holder as of the record date.

Q:
What vote is required to approve the non-binding proposal regarding certain Merger-related executive compensation arrangements and to approve any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A:
Approval of the non-binding proposal regarding certain Merger-related executive compensation arrangements and to approve any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, each require the affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting.

Q:
Where and when is the special meeting of shareholders?

A:
The special meeting will be held on [    •    ], 2012 at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, at 10:00 a.m., Philadelphia time.

Q:
Who is entitled to vote at the special meeting?

A:
Only shareholders of record as of the close of business on [    •    ], 2012 are entitled to receive notice of the special meeting and to vote the shares of common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:
May I attend the special meeting and vote in person?

A:
Yes. All shareholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Shareholders will need to present proof of ownership of Pep Boys common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Q:
May I vote via the Internet or telephone?

A:
If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet or by phone by following the instructions on your proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., Philadelphia time, on [    •    ], 2012. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

  Your proxy voting instructions, whether by Internet, telephone or mail, cover all shares registered in your name.

Q:
If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have no effect on the vote and will not be considered in determining whether the proposals have received the requisite shareholder vote.

Q:
What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, if I abstain from voting or if a broker non-vote occurs?

A:
The affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting is required to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, to approve any proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, and to approve the non-binding proposal regarding certain Merger-related executive compensation arrangements.

  Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, if you abstain from voting or if a broker non-vote occurs, such failure to vote, abstention or broker non-vote will not be considered a vote "cast" and therefore will have no effect on the vote and will not be considered in determining whether the proposals have received the requisite shareholder vote.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways.

  First, you can deliver a written notice to us (as described below) bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy.

  Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., Philadelphia time, on [    •    ], 2012.

  Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

  If you did not submit a later-dated new proxy card via the Internet or telephone, any written notice of revocation or subsequent proxy should be delivered to The Pep Boys – Manny, Moe & Jack, Attention: Secretary, 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132, or hand delivered to Pep Boys' Secretary or his representative, in each case no later than immediately prior to the beginning of the special meeting.

  If you have instructed a broker or bank to vote your shares, you must follow the directions received from your broker or bank to change those instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:
What happens if I sell or otherwise transfer my shares of Pep Boys common stock before the special meeting?

A:
The record date for the special meeting is earlier than the date of the special meeting and the date the Merger is expected to be completed. If you sell or otherwise transfer your shares of Pep Boys common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger. Even if you sell or otherwise transfer your shares of Pep Boys common stock after the record date, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone.

Q:
Will the Merger be taxable to me?

A:
For a U.S. holder, the receipt of cash in exchange for shares of Pep Boys common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by that shareholder in the Merger and that shareholder's adjusted tax basis in the shares of Pep Boys common stock exchanged for cash in the Merger. Because individual circumstances may differ, we recommend that you consult your tax advisor to determine the particular tax effects to you. See "The Merger – Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 58 for a description of the material U.S. federal income tax consequences of the Merger.

Q:
What will the holders of Pep Boys stock options, restricted stock units, performance stock units and deferred stock units receive in the Merger?

A:
Except as may be otherwise set forth in a written agreement entered into prior to the effective time of the Merger between Parent or its affiliates and any holder of a Pep Boys stock option, restricted stock unit, performance stock unit or deferred stock unit, at the effective time of the Merger:

•
each outstanding option to purchase shares of our common stock under any stock incentive plan, whether or not exercisable or vested, shall become fully vested and exercisable, and shall, as of the effective time of the Merger, be canceled, and Pep Boys will pay each holder of any such option as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such option canceled an amount in cash determined by multiplying: (i) the aggregate excess, if any, of the Merger Consideration over the applicable per share exercise price of each such option by (ii) the number of shares of our common stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the effective time of the Merger;

•
each outstanding restricted stock unit award representing the right to receive shares of our common stock granted under any stock incentive plan that vests over the passage of time shall vest (to the extent not vested) and become free of such other lapsing restrictions as of the effective time of the Merger and shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such restricted stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such restricted stock unit canceled an amount in cash determined by multiplying: (i) the Merger Consideration by (ii) the number of units covered by such Pep Boys restricted stock unit that have not been settled or paid prior to the effective time of the Merger;

  •
  each outstanding restricted stock unit award representing the right to receive shares of our common stock granted under any stock incentive plan that vests based on the level of achievement of performance goals shall vest at the target level (to the extent not vested) and become free of such other lapsing restrictions as of the effective time of the Merger and shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such performance stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such performance stock unit canceled an amount in cash determined by multiplying: (i) the Merger Consideration by (ii) the number of units covered by such Pep Boys performance stock unit that have not been settled or paid immediately prior to the effective time of the Merger; and

  •
  each outstanding restricted stock unit or performance stock unit that previously became vested, but which was deferred by the holder or Pep Boys, which we refer to as deferred stock units, shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such deferred stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such deferred stock unit canceled an amount in cash determined by multiplying: (i) the Merger Consideration by (ii) the number of units covered by such Pep Boys deferred stock unit that have not been settled or paid immediately prior to the effective time of the Merger.

Q:
What will happen to the Pep Boys Employee Stock Purchase Plan?

A:
The ESPP will terminate prior to the effective time of the Merger. The board of directors suspended the ESPP so that no new offering periods will begin after the date of the Merger Agreement. With respect to the offering period in effect on the date of the Merger Agreement, any outstanding purchase right under the ESPP will be exercised in accordance with the terms of the ESPP on the regularly scheduled purchase date for that offering period unless the effective time of the Merger occurs prior to that purchase date, in which case the purchase right for the offering period will be exercised immediately prior to the effective time of the Merger.

Q:
What regulatory approvals are needed to complete the Merger?

A:
The HSR Act prohibits us from completing the Merger until we have furnished certain information and materials to the DOJ and the FTC and the applicable waiting periods have expired or been terminated. Pep Boys and Parent each filed their HSR Act premerger notifications on February 10, 2012 and the parties received notification of early termination on February 17, 2012.

Q:
When do you expect the Merger to be completed?

A:
We are working toward completing the Merger as quickly as possible and currently expect to consummate the Merger in the second fiscal quarter of 2012. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to certain conditions, including adoption of the Merger Agreement by our shareholders. See "The Merger Agreement – Conditions to the Completion of the Merger" beginning on page 73.

Q:
Do I have any dissenters rights to oppose the Merger?

A:
Holders of Pep Boys common stock will not have the right to exercise dissenters rights in connection with the Merger. If the Merger Agreement is adopted and the Merger is completed, holders of Pep Boys common stock who voted against the adoption of the Merger Agreement will be treated the same as holders who voted for the adoption of the Merger Agreement and their shares will automatically be converted into the right to receive the Merger Consideration. See "The Merger – Absence of Dissenters Rights" beginning on page 57.

Q:
Who can help answer my questions?

A:
If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Okapi Partners LLC
437 Madison Ave, 28th Floor
New York, NY 10022
(212) 297-0720, Toll Free: (877) 285-5990

FORWARD-LOOKING STATEMENTS

        This proxy statement contains statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not based on historical facts, but rather on our current expectations or projections about future events. Accordingly, these forward-looking statements are subject to known and unknown risks and uncertainties. While we believe that the assumptions underlying these forward-looking statements are reasonable and make the statements in good faith, actual results almost always vary from expected results, and differences could be material. Shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors, including, without limitation:

  •
  the occurrence of any event, change or circumstance that could give rise to the termination of the Merger Agreement and the possibility that we would be required to pay either a $25 million or $10 million termination fee, as applicable, in connection therewith;

  •
  the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

  •
  the failure by Parent to obtain the financing arrangements set forth in the financing commitment letters received in connection with the Merger Agreement or alternative financing arrangements;

  •
  the inability to complete the Merger due to the failure to obtain shareholder approval or failure to satisfy the other conditions to the completion of the Merger;

  •
  risks that the proposed transaction disrupts current plans and operations or affects our ability to retain or recruit key employees;

  •
  the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

  •
  the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

  •
  risks related to diverting management's or employees' attention from ongoing business operations;

  •
  risks that our stock price may decline significantly if the Merger is not completed;

  •
  changes in the strength of the national and regional economies;

  •
  changes in retail and commercial consumers' ability to spend;

  •
  changes in the health of the various sectors of the automotive aftermarket;

  •
  the weather in geographical regions with a high concentration of our stores;

  •
  competitive pricing from our competitors;

  •
  the location and number of our competitors' stores;

  •
  changes in product and labor costs that could impact our expenses and margins;

  •
  changes in laws or governmental actions;

  •
  the availability or cost of capital could impact growth or acquisition opportunities;

  •
  workforce factors such as strikes or other labor interruptions;

  •
  changes enacted by the Securities and Exchange Commission, which we refer to as the SEC, the Financial Accounting Standards Board or other regulatory or accounting bodies;

  •
  our ability to integrate new businesses that we have acquired and may acquire or to dispose of businesses or business segments that we may wish to divest.

        Our Annual Report on Form 10-K for the fiscal year ended January 29, 2011, Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2011, July 30, 2011 and October 29, 2011 and other reports we file with the SEC identify other factors that could cause such differences (see Item 1A. "Risk Factors" therein). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

        Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Pep Boys shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

 THE SPECIAL MEETING

        The enclosed proxy is solicited on behalf of our board of directors for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time and Place

        We will hold the special meeting on [    •    ], 2012 at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, at 10:00 a.m., Philadelphia time.

Purpose of the Special Meeting

        At the special meeting, we will ask our shareholders to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, adjourn the special meeting to a later date to solicit additional proxies if there are not sufficient votes in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby, and approve a non-binding proposal regarding certain Merger-related executive compensation arrangements.

Record Date; Shares Entitled to Vote; Quorum

        Only holders of record of our common stock at the close of business on [    •    ], 2012, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, approximately [    •    ] shares of our common stock were issued and outstanding and held by approximately [    •    ] holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and the non-binding proposal regarding certain Merger-related executive compensation arrangements.

        A quorum of shareholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at the special meeting if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting are present, either in person or by proxy. Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when, as is the case with respect to the adoption of the Merger Agreement and approval of the Merger, brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

        The affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting is required to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, to approve any proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies and to approve the non-binding proposal regarding certain Merger-related executive compensation arrangements.

        Because adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of a majority of votes cast by the holders of outstanding shares of Pep Boys' common stock on the record date, under Pennsylvania law, failures to vote, abstentions and broker non-votes, if any, are not considered votes "cast" and therefore will have no effect on the vote and will not be considered in determining whether the proposals have received the requisite shareholder vote.

 Shares Held by Pep Boys' Directors and Executive Officers

        At the close of business on [    •    ], 2012, the record date for the special meeting, our directors and executive officers beneficially owned [    •    ] shares of our common stock, which represented approximately [    •    ]% of the shares of our outstanding common stock on that date.

Voting of Proxies

        If your shares are registered in your name, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet or by phone by following the instructions on your proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., Philadelphia time, on [    •    ], 2012. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

        If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

        Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted "FOR" adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, "FOR" any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the non-binding proposal regarding certain Merger-related executive compensation arrangements. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the non-binding proposal unless it is specifically marked "FOR" the non-binding proposal.

        If your shares are held in "street name" through a broker or bank, you may vote through your broker or bank by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank. If you do not return your bank's or broker's voting form, do not vote via the Internet or telephone through your broker or bank, if possible, or do not attend the special meeting and vote in person with a proxy from your broker or bank, it will not be considered a vote "cast" and therefore will have no effect on the vote and will not be considered in determining whether the proposals have received the requisite shareholder vote.

Revocability of Proxies

        Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

  •
  First, you can deliver a written notice to us (as described below) bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy.

  •
  Second, you can complete, execute and deliver a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m., Philadelphia time, on [    •    ], 2012.

  •
  Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

        If you did not submit a later-dated new proxy card via the Internet or telephone, any written notice of revocation or subsequent proxy should be delivered to The Pep Boys – Manny, Moe & Jack, Attention: Secretary, 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132, or hand delivered to Pep Boys' Secretary or his representative, in each case no later than immediately prior to the beginning of the special meeting.

        If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Board of Directors' Recommendation

        After careful consideration, our board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are fair to, advisable for and in the best interests of Pep Boys shareholders. Our board of directors recommends that Pep Boys shareholders vote "FOR" the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, "FOR" any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the non-binding proposal regarding certain Merger-related executive compensation arrangements.

 Solicitation of Proxies

        The expense of soliciting proxies in the enclosed form will be borne by Pep Boys. We have retained Okapi Partners, LLC, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $10,000 plus expenses. We will also indemnify Okapi Partners, LLC against certain losses arising out of its provisions of such services on our behalf. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Other Matters

        At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed proxy card will vote the shares the proxy represents in accordance with his or her judgment.

Householding of Special Meeting Materials

        Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce our expenses.

        If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another shareholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

        If your shares are registered in your own name, please contact us at our executive offices at The Pep Boys – Manny, Moe & Jack, Attention: Secretary, 3111 West Allegheny Avenue, Philadelphia,

Pennsylvania 19132, to inform us of your request. If a bank, brokerage firm or other nominee holds your shares, please contact your bank, brokerage firm or other nominee directly.

Shareholder List

        A list of our shareholders entitled to vote at the special meeting will be available for examination by any Pep Boys shareholder at the special meeting. For ten days prior to the special meeting, this shareholder list will be available for inspection during ordinary business hours at our corporate offices located at The Pep Boys – Manny, Moe & Jack, 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132.

THE MERGER

        This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

  The Pep Boys – Manny, Moe & Jack

    3111 West Allegheny Avenue
    Philadelphia, Pennsylvania 19132
    (215) 430-9000

        Pep Boys began operations in 1921 and is the leading national chain in the United States offering automotive service, tires, parts and accessories. With more than 7,000 service bays in more than 700 locations in 35 states and Puerto Rico, we offer automotive maintenance and repair for Do-It-For-Me customers, parts and expert advice for Do-It-Yourself customers, name-brand tires, commercial auto parts delivery and fleet maintenance and repair. By providing such broad service and product offerings on a national scale, we are able to streamline our distribution channel and pass the savings on to our customers, thereby facilitating our vision to be the automotive solutions provider of choice for the value-oriented customer. Our brand positioning – "PEP BOYS DOES EVERYTHING. FOR LESS." – is designed to convey to customers the breadth of the automotive services and merchandise that we offer and our value proposition.

        Pep Boys is incorporated in Pennsylvania. Our website is located at www.pepboys.com. Additional information regarding Pep Boys is contained in our filings with the SEC. See "Where You Can Find More Information" beginning on page 86.

  Auto Acquisition Company, LLC

    c/o The Gores Group, LLC
    10877 Wilshire Boulevard
    18th Floor
    Los Angeles, California 90024
    Attn: General Counsel
    (310) 443-2149

        Parent was formed by investment funds affiliated with Gores, solely for the purpose of entering into the Merger Agreement with Pep Boys and completing the Merger and the other transactions contemplated by the Merger Agreement and the related financing transactions. Parent has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and the related financing transactions.

  Auto Mergersub, Inc.

    c/o The Gores Group, LLC
    10877 Wilshire Boulevard
    18th Floor
    Los Angeles, California 90024
    Attn: General Counsel
    (310) 443-2149

        Merger Sub was formed by Parent solely for the purpose of entering into the Merger Agreement with Pep Boys and completing the Merger and the other transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and the related financing transactions.

Background of the Merger

        As part of their ongoing activities and review of Pep Boys' business and financial performance, our board of directors and senior management regularly evaluate Pep Boys' long-term strategic alternatives, including prospects for mergers and acquisitions, strategic acquisitions and divestitures and other business combinations as well as its continued operations as an independent company, each with a view toward maximizing shareholder value.

        In recent years, our board and senior management have considered a variety of strategic options in light of business trends and market conditions impacting Pep Boys and the industry in which we operate. These options have included meeting with potential acquirors, reviewing potential strategic acquisitions, reviewing and analyzing solicited and unsolicited indications of interest with respect to Pep Boys, and conducting auction processes relating to the sale of Pep Boys.

        In the fall of 2010, in response to unsolicited inquiries from several financial acquirors, our board of directors engaged BofA Merrill Lynch to act as Pep Boys' financial advisor in connection with the consideration of strategic alternatives. At this time, BofA Merrill Lynch initiated calls to ten financial acquirors to gauge market interest in a potential transaction. Five parties submitted non-binding preliminary indications of interest to acquire all of Pep Boys' issued and outstanding shares of common stock and four were invited to attend management presentations by Pep Boys.

        In late January 2011, various news reports were published stating that our board of directors had engaged BofA Merrill Lynch in connection with exploring a sale transaction. In response to these reports, the market price of Pep Boys' common stock increased. Following extended due diligence on Pep Boys, all parties that previously provided indications of interest declined to proceed further. Thus, in late February 2011, our board of directors suspended the process and thereafter terminated the engagement of BofA Merrill Lynch. Subsequently, there were news reports that this process had been suspended and the market price of Pep Boys' common stock declined.

        During August 2011, Pep Boys received a number of inbound inquiries requesting to discuss Pep Boys' business and to gauge interest in pursuing a potential transaction. In response, Max L. Lukens, then Chairman of our board, and Michael R. Odell, our President & Chief Executive Officer, established a procedure whereby (i) our Chairman of the board and our President & Chief Executive Officer would promptly apprise each other of all such future inquiries and any developments related thereto, (ii) our senior management team would respond to such inquires and (iii) our senior management would update our board regarding such discussions at regularly-scheduled or specially-called board meetings.

        In response to a request from a representative from a financial acquiror, which we refer to as Party A, on July 25, 2011, Mr. Odell met with representatives of Party A. On August 4, 2011, we entered into a non-disclosure agreement with Party A. On August 5, 2011, representatives from Pep Boys met with representatives from Party A to present Pep Boys' publicly-available investor presentation. These discussions with Party A were of a preliminary nature.

        In response to a request from a representative from a financial acquiror, which we refer to as Party B, on August 24, 2011, we entered into a non-disclosure agreement with Party B, and representatives from Pep Boys met with representatives from Party B to present Pep Boys' publicly-available investor presentation. These discussions with Party B were of a preliminary nature and shortly after this presentation, Party B informed Pep Boys that it was not interested in pursuing a transaction with Pep Boys.

        In response to a request from Gores, on September 1, 2011, Mr. Odell met with a representative of Gores. At this meeting, Gores indicated that it had acquired approximately 1.2 million shares of Pep Boys' common stock, representing approximately 2.3% of the outstanding common stock of Pep Boys, through open market transactions. On September 7, 2011, we entered into a non-disclosure agreement with Gores.

        On September 13 and 14, 2011, Pep Boys held its regularly scheduled meeting of our board of directors. At this meeting, among other actions, Robert H. Hotz was appointed Chairman of our board and senior management and the board discussed fully all preliminary interest in Pep Boys received year to date. Thereafter, Mr. Hotz and Mr. Odell kept each other apprised about all inquiries and developments related to any potential transaction, in accordance with the procedure established by Mr. Lukens and Mr. Odell.

        On September 16, 2011, Mr. Odell spoke with a representative of a financial acquiror. These discussions were of a preliminary nature and did not result in any agreement regarding terms of a potential transaction or any agreement to work toward a potential transaction.

        On September 21, 2011, Mr. Odell spoke with a representative of a financial acquiror. These discussions were of a preliminary nature and did not result in any agreement regarding terms of a potential transaction or any agreement to work toward a potential transaction.

        Also on September 21, 2011, representatives from Pep Boys met with representatives from Gores and its financial advisor, Sagent Advisors, to present Pep Boys' publicly-available investor presentation.

        On September 30, 2011, Pep Boys received a non-binding indication of interest from Gores to acquire all of Pep Boys' issued and outstanding shares of common stock at a purchase price of $14.00 per share, which represented a premium of 36.1% over the closing price of $10.29 per share on September 29th, and a premium of 46.5% over the volume-weighted average price of Pep Boys' common stock over the prior 30 trading days. Gores' proposal described generally the proposed structure of a possible transaction and requested a 30-day exclusivity period during which, among other things, Gores would perform confirmatory due diligence and the parties would negotiate the definitive acquisition agreements.

        On October 11, 2011, a telephonic meeting of our board of directors was held at which representatives from BofA Merrill Lynch were present. At this meeting, Mr. Hotz advised the board regarding the unsolicited proposal received from Gores. Given the existing relationship with BofA Merrill Lynch, Pep Boys requested that BofA Merrill Lynch review the proposal received from Gores and prepare a valuation analysis of Pep Boys.

        On October 17, 2011, a telephonic meeting of our board of directors was held at which representatives from Pep Boys' legal advisor, Morgan, Lewis & Bockius LLP, which we refer to as Morgan Lewis, and BofA Merrill Lynch were present. At this meeting, Mr. Hotz led a discussion regarding the proposal received from Gores, and representatives from BofA Merrill Lynch reviewed with the board its analysis of the valuation reflected by Gores' September 30th offer. Our board of directors determined that Pep Boys should engage in negotiations with Gores to seek an increase in the per share consideration but should not agree at this time to a period of exclusive negotiations. Our board of directors authorized Pep Boys to enter into a modified non-disclosure agreement with Gores for purposes of these discussions, which modified agreement would impose certain standstill and non-solicitation obligations on Gores. To assist in the negotiation and consideration of a possible transaction with Gores, our board of directors authorized Pep Boys to engage BofA Merrill Lynch as Pep Boys' financial advisor, and directed BofA Merrill Lynch to engage in discussions with Gores and its financial advisors regarding Gores' proposal, including without limitation the terms and conditions of such proposal and the financing that Gores would require to complete the proposed transaction.

        During the week of October 17, 2011, Mr. Odell and Mr. Hotz, along with representatives from BofA Merrill Lynch, engaged in discussions with Gores on the financing structure of the proposed transaction.

        On October 23, 2011, Gores increased the per share consideration set forth in its non-binding proposal to acquire all of Pep Boys' issued and outstanding shares of common stock to $15.00 per share.

        On October 25, 2011, a telephonic meeting of our board of directors was held at which representatives from BofA Merrill Lynch were present. Mr. Hotz advised our board of directors regarding the status of the ongoing discussions with Gores.

        On October 26, 2011, we entered into a modified non-disclosure agreement with Gores, which, among other things, imposed confidentiality, standstill and non-solicitation obligations on Gores in connection with the evaluation of a possible transaction. On October 27, 2011, Mr. Odell and other representatives from Pep Boys, along with representatives from BofA Merrill Lynch, met with representatives from Gores and its advisors to present Pep Boys' management presentation. On October 28, 2011, Gores and its advisors were granted access to certain of our due diligence materials through an online data room.

        During the weeks of October 31, 2011 and November 7, 2011, Gores and its advisors reviewed the due diligence materials provided by Pep Boys, and Mr. Hotz and Mr. Odell, along with representatives from BofA Merrill Lynch, continued to engage in discussions with Gores regarding the proposed per share consideration. During this time, representatives from Gores and its advisors attended telephonic meetings with representatives of Pep Boys to ask questions regarding Pep Boys' due diligence materials.

        Also during the week of October 31, 2011, Mr. Odell received an unsolicited inquiry from a strategic buyer, which we refer to as Party C, to discuss each company's business. On November 3, 2011, we entered into a non-disclosure agreement with Party C. On November 7, 2011, representatives from Pep Boys met with representatives from Party C. These discussions with Party C were of a preliminary nature.

        On November 11, 2011, Gores submitted a revised non-binding proposal to acquire all of Pep Boys' issued and outstanding shares of common stock at a price of $15.00 per share. The revised proposal reiterated the structure proposed in its September 30 letter, provided additional detail as to its financing, and set forth categories of additional confirmatory due diligence to be performed by Gores. Gores also restated its request for a 30-day exclusivity period. In connection with its revised proposal, Gores requested that we allow certain potential financing sources access to the online data room to review Pep Boys' due diligence materials.

        Between November 12 and November 14, 2011, Mr. Hotz and Mr. Odell, along with representatives from BofA Merrill Lynch, had conversations with representatives from Gores to discuss the status of Gores' due diligence efforts and the proposed per share consideration.

        On November 15, 2011, a telephonic meeting of our board of directors was held at which representatives from Morgan Lewis and BofA Merrill Lynch were present. Mr. Hotz advised our board of directors regarding the revised proposal received from Gores and Mr. Odell advised our board of directors regarding the preliminary discussions with Party C. Our board of directors determined that Pep Boys should permit certain of Gores' financing sources to review Pep Boys' due diligence materials and Mr. Hotz and Mr. Odell should continue negotiations with Gores to seek an increase in the per share consideration. The board further determined that Pep Boys should refrain from agreeing to a period of exclusive negotiations with Gores at this time. Our board of directors also authorized Mr. Odell to continue his preliminary discussions with Party C.

        Also on November 15, 2011, Mr. Odell met with a representative from a financial acquiror who had previously submitted an indication of interest to acquire Pep Boys in the fall of 2010, to discuss Pep Boys' business. These discussions were of a preliminary nature and did not result in any agreement regarding terms of a potential transaction or any agreement to work toward a potential transaction.

        Between November 16 and November 19, 2011, Mr. Hotz and Mr. Odell, along with representatives from BofA Merrill Lynch, had conversations with representatives from Gores to discuss the proposed per share consideration.

        On November 18, 2011, Mr. Odell and a representative from Party C discussed Party C's request for certain due diligence information, and on November 19, 2011, we provided certain additional information to Party C.

        On November 19, 2011, Gores increased the per share consideration set forth in its non-binding proposal to acquire all of Pep Boys' issued and outstanding shares of common stock to $15.50 per share, subject to, among other things, additional confirmatory due diligence.

        On November 21, 2011, a telephonic meeting of our board of directors was held at which representatives from Morgan Lewis and BofA Merrill Lynch were present. Mr. Hotz advised our board of directors regarding the revised proposal received from Gores, and our board of directors authorized Pep Boys to enter into an exclusivity agreement with Gores, which would provide for an exclusive negotiation period.

        During the weeks of November 21 and 28, 2011, Pep Boys entered into confidentiality agreements with certain of Gores' potential financing sources, which, among other things, imposed confidentiality, standstill and non-solicitation obligations on the financing sources in connection with the evaluation of a possible transaction.

        On November 23, 2011, BofA Merrill Lynch distributed to Gores and its legal advisor Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, an initial draft of a merger agreement and disclosure schedules, as prepared by Pep Boys and Morgan Lewis. At the same time, Skadden was provided with access to Pep Boys' legal due diligence materials via the online data room.

        The draft merger agreement provided that, among other things, (i) the proposed transaction would be structured as a merger, (ii) subject to various limitations, Pep Boys would be permitted to seek alternative transaction proposals from third parties to acquire Pep Boys, which we refer to as the go-shop, for an unspecified period of time after signing of the merger agreement, (iii) the termination fee payable by Pep Boys would be reduced in the event Pep Boys entered into an alternative transaction with a party identified in the go-shop, and (iv) Pep Boys would be able to terminate the merger agreement if all conditions to closing were satisfied and the proceeds from the debt financing were not obtained or the buyer otherwise failed to close the transaction, which termination right triggered a termination fee payable to Pep Boys.

        On November 23, 2011, Pep Boys entered into an agreement with Gores that provided for an exclusive negotiation period through and until December 30, 2011, at which time the exclusivity obligations would continue until such time as Pep Boys provided written notice of termination.

        On November 30, 2011, representatives from Pep Boys, along with representatives from BofA Merrill Lynch, met with representatives from Gores and certain of its financing sources to present Pep Boys' management presentation.

        During the week of December 5, 2011, Mr. Hotz, Mr. Odell and other representatives from Pep Boys, along with representatives from BofA Merrill Lynch, had conversations with representatives from

Gores to discuss the status of the ongoing negotiations between the parties and the financial structure of Gores' proposed transaction. During this same time and continuing during the week of December 12, 2011, representatives from Gores attended due diligence meetings with representatives from Pep Boys and BofA Merrill Lynch.

        On December 5, 2011, Skadden distributed a revised draft of the merger agreement to Morgan Lewis and Pep Boys. The revised draft of the merger agreement provided for, among other things, (i) a 30-day go-shop period, (ii) each party's right to terminate the merger agreement 180 days after signing, which we refer to as the Termination Date, subject to extension by Pep Boys in order to obtain necessary regulatory approvals, and (iii) the deletion of Pep Boys' termination right prior to the Termination Date in the event that the proceeds from the buyer's debt financing were not obtained or the buyer otherwise failed to close the transaction, when all other conditions to closing had been satisfied.

        On December 7, 2011, representatives from Morgan Lewis and BofA Merrill Lynch held telephonic meetings with Pep Boys' management and Mr. Hotz to discuss the revised draft of the merger agreement received from Skadden.

        On December 12, 2011, representatives from Morgan Lewis and Skadden held telephonic meetings to discuss the revised draft of the merger agreement received from Skadden.

        On December 13 and 14, 2011, Pep Boys held its regularly scheduled meeting of our board of directors. Mr. Hotz and Mr. Odell advised our board of directors on the ongoing discussions with Gores and the open issues presented in the revised draft of the merger agreement.

        On December 15, 2011, representatives from Morgan Lewis and BofA Merrill Lynch held telephonic meetings with Pep Boys' management and Mr. Hotz to discuss Pep Boys' responses to the revised draft of the merger agreement received from Skadden on December 5th. Also on December 15, 2011, in response to requests from Gores for additional potential financing sources to have access to Pep Boys' due diligence materials, Mr. Hotz had discussions with representatives from Gores regarding the financing of the proposed transaction.

        On December 16, 2011, Morgan Lewis distributed a revised draft of the merger agreement to Skadden. The revised draft of the merger agreement reflected, among other things, (i) a 45-day go-shop period and (ii) a right by Pep Boys to terminate the merger agreement in the event that the buyer failed to close the transaction within five business days after satisfaction of the conditions to closing.

        On December 21, 2011, Morgan Lewis distributed a revised draft of Pep Boys' disclosure schedules to the draft merger agreement to Skadden.

        On December 22, 2011, representatives from Morgan Lewis and Skadden held telephonic meetings to discuss Pep Boys' revised draft of the merger agreement. On December 22, 2011, representatives from Morgan Lewis held telephonic meetings with representatives from BofA Merrill Lynch, Pep Boys' management and Mr. Hotz to discuss Morgan Lewis' conversations with Skadden. Following these discussions, representatives from BofA Merrill Lynch held telephonic meetings with representatives from Gores regarding the open issues in the draft merger agreement that had been circulated by Morgan Lewis on December 16th. During this same time, BofA Merrill Lynch communicated to Gores that in light of the upcoming end of the exclusivity period, it was Pep Boys' expectation that Gores' would present its final offer to purchase Pep Boys on or before December 27, 2011.

        On December 23, 2011, Skadden distributed a revised draft of the merger agreement to Morgan Lewis and Pep Boys.

        During the week of December 26, 2011, representatives from Morgan Lewis and BofA Merrill Lynch held telephonic meetings with Pep Boys' management and Mr. Hotz to discuss the revised draft of the merger agreement received from Skadden.

        On December 27, 2011, BofA Merrill Lynch was informed that Gores' investment committee had conditionally approved the proposed transaction. Gores explained that final approval by its investment committee would be subject to the outcome of the on-going negotiations on the transaction documents and verification of certain due diligence items. BofA Merrill Lynch explained to Gores that given the lack of a final commitment, Pep Boys was likely to terminate the exclusivity period shortly after the upcoming December 30, 2011 expiration date.

        On December 28, 2011, Morgan Lewis distributed a revised draft of the merger agreement and disclosure schedules to Skadden.

        On December 31, 2011, Skadden distributed comments to Pep Boys' disclosure schedules to the merger agreement to Morgan Lewis and Pep Boys.

        On January 3, 2012, representatives from Morgan Lewis and Skadden held a telephonic meeting to discuss Pep Boys' revised draft of the merger agreement.

        On January 4, 2012, a telephonic meeting of our board of directors was held at which representatives from Morgan Lewis and BofA Merrill Lynch were present. Mr. Hotz advised our board of directors regarding the status of discussions with Gores.

        On January 5, 2012, representatives from Gores informed BofA Merrill Lynch that Gores would provide its final offer on or about January 9, 2012.

        On January 6, 2012, Skadden distributed to Morgan Lewis drafts of the equity commitment letters from Gores Capital Partners II, L.P. and Gores Capital Partners III, L.P., as well as a draft of the form of guarantee agreement pursuant to which such parties would guarantee their pro-rata portion of the buyer termination fee.

        On January 6, 2012, representatives from Pep Boys and BofA Merrill Lynch provided to Gores an update on recent performance, which was the basis for the Pep Boys Management Forecast, see discussion below under "The Merger – Pep Boys Management Forecasts" beginning on page 41.

        Also on January 6, 2012, in accordance with BofA Merrill Lynch's prior discussions with Gores, we formally notified Gores that the exclusive negotiation period was terminated, effective immediately.

        Following the termination of the exclusive negotiation period with Gores, we separately contacted representatives from Party A and Party C to continue preliminary discussions regarding a potential transaction. These discussions did not result in any agreement regarding terms of a potential transaction.

        At the end of the week of January 2, 2012, Gores informed BofA Merrill Lynch that while it was finalizing a revised proposal, due to concerns raised in its legal and financial due diligence review of Pep Boys as well as Pep Boys' recent performance, it was unlikely that it would submit a bid to acquire Pep Boys at the $15.50 per share price set forth in its November 19th indication of interest.

        On January 10, 2012, Gores submitted a revised offer, together with a mark-up of the draft merger agreement, drafts of equity and debt financing commitment letters, and revised drafts of the guarantee agreements. Gores' revised offer reflected a per share price of $14.50. Gores indicated that the $1.00 per share price decrease was due to the results of its due diligence review, Pep Boys' recent performance and certain one-time cash costs that would be incurred at or within one year of closing. These additional costs included certain costs pertaining to the termination of Pep Boys' defined benefit pension plan, certain other costs in respect of Pep Boys' existing employee benefit plans and arrangements, and capital expenditures.

        The revised draft of the merger agreement included with this offer provided for, among other things, (i) a 45-day go-shop period, (ii) Pep Boys' ability to terminate the merger agreement in the event all conditions precedent were satisfied and buyer failed to close after five business days, (iii) a company termination fee equal to $25 million and a go-shop termination fee equal to $10 million, and (iv) a buyer termination fee equal to $50 million.

        On January 11, 2012, representatives from Morgan Lewis and BofA Merrill Lynch held telephonic meetings with Pep Boys' management and Mr. Hotz to discuss the revised draft of the merger agreement.

        On January 12, 2012, a telephonic meeting of our board of directors was held at which representatives from Morgan Lewis and BofA Merrill Lynch were present. Mr. Hotz advised our board of directors regarding the revised proposal received from Gores. The representatives from BofA Merrill Lynch led a discussion of the terms of the revised proposal, including (i) the $14.50 per share price, and (ii) the proposed amounts of the termination fees. Pep Boys' management then led a discussion of certain of the valuation adjustments that Gores highlighted as a basis for the reduction in the per share purchase price. Representatives of Morgan Lewis advised our board of directors regarding the legal standards applicable to its decision-making process. Our board of directors then discussed the revised offer in the context of Pep Boys' overall strategic alternatives and directed Mr. Hotz and Mr. Odell to continue negotiations with Gores and to communicate that, while a formal decision had not been made, the $14.50 per share price was not likely to be sufficient. Following the meeting, Mr. Hotz and Mr. Odell communicated that message to Gores.

        On January 18, 2012, Gores increased the per share consideration set forth in its revised proposal to $14.75 per share.

        Also on January 18, 2012, a telephonic meeting of our board of directors was held at which representatives from Morgan Lewis and BofA Merrill Lynch were present. Mr. Hotz advised our board of directors regarding the revised proposal received from Gores and the increase of the per share consideration to $14.75. Our board of directors discussed the revised offer and the various options available to Pep Boys, including pursuing a strategic transaction at a later time or continuing as a stand-alone company. After these discussions, our board of directors voted unanimously to reject the revised proposal received from Gores. Our board of directors directed Pep Boys' management to have representatives from BofA Merrill Lynch communicate its decision to Gores.

        On January 23, 2012, representatives from Pep Boys responded to Gores' view of certain one-time cash costs that were highlighted in its January 10th revised offer. Later that day, Gores increased the per share consideration set forth in its revised proposal to $15.00 per share, which represented a premium of 32% over the closing price of $11.38 per share on January 20th, and a premium of 38% over the volume-weighted average price of Pep Boys' common stock over the prior 30 trading days. Gores communicated that this per share purchase price represented its best and final offer.

        During the week of January 23, 2012, numerous discussions were held between Morgan Lewis and Skadden related to the draft merger agreement, the Pep Boys' disclosure schedules, the debt commitments, the equity commitments and the guarantee agreements. During this week, BofA Merrill Lynch provided Gores with the Pep Boys Management Forecast, see discussion below under "The Merger – Pep Boys Management Forecasts" beginning on page 41. Also during this period, representatives from Morgan Lewis and BofA Merrill Lynch held telephonic meetings with Pep Boys' management to discuss the transaction documents. In the course of the negotiations, the terms and conditions of these documents were agreed upon, including with respect to the draft merger agreement, among other things, (i) a 45 go-shop period, (ii) a company termination fee equal to $25 million, or approximately 3% of the fully-diluted equity value of the transaction based on Gores' final offer, (iii) a go-shop termination fee equal to $10 million, or approximately 1% of the fully-diluted equity value of the transaction based on Gores' final offer, payable if such termination occurred within 15 days following the end of the go-shop period, and (iii) a buyer termination fee equal to $50 million, or approximately 6% of the fully-diluted equity value of the transaction based on Gores' final offer.

        On January 27, 2012, an in-person meeting of our board of directors was held at which representatives from Morgan Lewis and BofA Merrill Lynch were present. At this meeting, Mr. Hotz and Mr. Odell, along with representatives from Morgan Lewis and BofA Merrill Lynch, advised our board of directors on the status of discussions with Gores. Also at this meeting, BofA Merrill Lynch reviewed with our board of directors its financial analyses of the Merger Consideration and representatives of Morgan Lewis advised our board of directors regarding the legal standards applicable to its decision-making process. Our board of directors discussed in detail the advantages and risks of the proposed transaction that are described in "The Merger – Recommendation of Our Board of Directors and Reasons for the Merger" beginning on page 31, including, among other things, whether the revised price offered by Gores represented an attractive valuation for Pep Boys' shareholders when considered in light of our board of directors' knowledge and understanding of the business, operations, management, financial condition and prospects of Pep Boys, including the various challenges presented by a stand-alone strategy and the challenges of finding another buyer at a later date. Our board of directors decided that the price Gores offered represented an attractive valuation for shareholders. Our board of directors also considered the possibility of rejecting Gores offer and either pursuing a strategic transaction at a later time or continuing as a stand-alone company. Our board of directors noted that concerns raised by Gores during the course of negotiations would likely be of concern to other potential buyers and also discussed that there was no guarantee that Gores would be interested in a transaction with Pep Boys at a later date in the event the current offer were to be rejected. Our board of directors expressed support for the transaction and advised Pep Boy's management and advisors to continue efforts to finalize the transaction documents.

        On January 27 and 28, 2012 discussions were held between Morgan Lewis and Skadden related to finalizing the draft merger agreement, Pep Boys' disclosure schedules, the equity commitments and buyer termination fee guarantee agreements.

        On January 29, 2012, a telephonic meeting of our board of directors was held at which representatives from Morgan Lewis and BofA Merrill Lynch were present. At this meeting, Mr. Hotz and Mr. Odell, along with representatives from Morgan Lewis and BofA Merrill Lynch advised our board of directors that the transaction documents were in final form. Also at this meeting, BofA Merrill Lynch reviewed with our board of directors its financial analyses of the Merger Consideration and delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated January 29, 2012, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be received by holders of Pep Boys' common stock (other than Parent and its affiliates), was fair, from a financial point of view, to such holders. A copy of BofA Merrill Lynch's written opinion dated January 29, 2012 describing the assumptions made, matters considered and review undertaken by BofA Merrill Lynch, is attached to the proxy statement as Annex B. After these discussions, our board of directors voted unanimously to approve the Merger Agreement and the transactions contemplated thereby. Our board of directors further directed management to include in this proxy statement its recommendation that our shareholders vote for the approval of the Merger Agreement and the consummation of the Merger. That evening, we executed the Merger Agreement, which is attached to the proxy statement as Annex A, and the guarantee agreements.

        On January 30, 2012, Pep Boys issued a press release announcing the execution of the Merger Agreement and the terms of the proposed acquisition of Pep Boys by Gores.

Recommendation of Our Board of Directors and Reasons for the Merger

        Our board of directors recommends that you vote "FOR" adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, "FOR" any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and "FOR" the non-binding proposal regarding certain Merger-related executive compensation arrangements.

        At a special meeting of our board of directors on January 27, 2012, our board of directors discussed in detail the advantages and risks of the proposed transaction, including, among other things, whether the Merger Consideration represented an attractive valuation for Pep Boys' shareholders when considered in light of our board of directors' knowledge and understanding of the business, operations, management, financial condition and prospects of Pep Boys, including the various challenges presented by a stand-alone strategy and the challenges of finding another buyer at a later date.

        In the course of these discussions, our board of directors consulted with our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

  •
  our board of directors' belief that we had obtained the highest price per share that Parent was willing to agree to, taking into account the intensive negotiations between the parties;

  •
  the $15.00 per share in cash to be paid as Merger Consideration in relation to the market price of Pep Boys common stock and in relation to the board of directors' estimate of the current and future value of Pep Boys as an independent entity and, specifically, the fact that the $15.00 per share in cash to be paid as Merger Consideration represents an approximately 25% premium to the closing stock price of Pep Boys common stock on January 26, 2012, and an approximately 37% premium to the volume weighted average closing price of Pep Boys common stock over the 30 trading days prior to January 26, 2012;

  •
  the possibility that it could take a considerable period of time before the trading price of Pep Boys common stock would reach and sustain at least the per share Merger Consideration of $15.00, as adjusted for present value;

  •
  information with respect to Pep Boys' financial condition, results of operations, business, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic and market conditions and trends;

  •
  Pep Boys' future prospects if we were to remain independent, including the risks inherent in remaining independent;

  •
  the possible strategic alternatives to the Merger (including but not limited to the possibility of continuing to operate as an independent entity), as well as the potential values, benefits, risks and uncertainties to Pep Boys shareholders associated with such alternatives and the timing and the likelihood of accomplishing the goals of such alternatives;

  •
  the current state of the economy, debt financing markets and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term, generally as well as within our industry;

  •
  the value of the consideration to be received by our shareholders and the fact that the consideration would be paid in cash, which, in comparison to non-cash consideration, provides certainty and immediate value to our shareholders;

  •
  our assessment as to the probability that a third party with the financial means would agree to a transaction at a higher price than Parent, as more fully described in "The Merger – Background of the Merger" beginning on page 24;

  •
  the fact that the Merger Agreement provides for a 45-day go-shop period during which Pep Boys would have the opportunity to actively seek a higher offer, as well as a reduced termination fee if we terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal on or prior to the date that is 15 days after the end of the go-shop period with a party that submitted a Competing Proposal prior to the end of the go-shop period;

  •
  the opinion to be received from BofA Merrill Lynch, to Pep Boys' board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of Pep Boys' common stock (other than Parent and its affiliates), based on and subject to various assumptions and limitations described in its opinion as more fully described below in the section entitled "The Merger – Opinion of BofA Merrill Lynch" beginning on page 34;

  •
  the equity commitments provided to Parent and the terms of the debt commitments provided to Parent in connection with the Merger and the fact that such financing was committed prior to the execution of the Merger Agreement;

  •
  the likelihood that the Merger would be completed, in light of, among other things, the financial capabilities and reputation of Gores and the parties to the equity and debt financing commitments;

  •
  the fact that the Merger is not subject to a financing condition in the Merger Agreement;

  •
  the fact that employees of Parent have experience within Pep Boys' industry and can contribute significant resources and relationships to enhance the strategic direction of Pep Boys;

  •
  the potential benefits of the Merger to Pep Boys' employees and the communities in which we operate;

  •
  the fact that the Merger Agreement provides for the opportunity for our employees to continue to enhance the automotive services and merchandise Pep Boys delivers to our customers;

  •
  the fact that the Merger Agreement provides for the continuation of certain employee benefits for employees who continue with the surviving corporation; and

  •
  the terms of the Merger Agreement, including the number and nature of the conditions to complete the Merger, Parent's undertakings in the Merger Agreement to obtain regulatory approvals and the obligation of Parent under certain circumstances to pay us a termination fee of $50 million.

        The financial analyses presented to our board of directors by BofA Merrill Lynch were based upon projections of growth rates and profitability levels of Pep Boys prepared by the management of Pep Boys based on management's various assumptions about the future performance of the business. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        Our board of directors also considered potentially negative factors in its deliberations concerning the Merger including, among others, the following:

  •
  the fact that we will no longer exist as an independent public company and our shareholders will forgo any future increase in our value that might result from our earnings or possible growth as an independent company;

  •
  the risk that necessary regulatory approvals and clearances may be delayed, conditioned or denied;

  •
  the restrictions on the conduct of our business prior to the completion of the Merger, which could delay or prevent us from undertaking business opportunities that may arise or any other action we would otherwise take with respect to our operations absent the pending completion of the Merger;

  •
  the announcement and pendency of the Merger, the solicitation activities during the go-shop period or the failure to close the Merger, may cause substantial harm to relationships with our employees, vendors, customers and partners and may divert management and employee attention away from the day-to-day operation of our business;

  •
  the risk that while the Merger Agreement is not by its terms subject to a financing condition, if sufficient financing is not obtained by Parent the Merger may not be consummated; and

  •
  an all cash transaction would be taxable to our shareholders that are U.S. holders for U.S. federal income tax purposes.

        During its consideration of the Merger, our board of directors was aware that some of our directors and executive officers may have interests with respect to the Merger, that are, or may be, different from, or in addition to those of Pep Boys shareholders generally, as described in "The Merger – Interests of the Directors and Executive Officers of Pep Boys in the Merger" beginning on page 46.

        While our board of directors considered potentially positive and potentially negative factors, our board of directors concluded that, overall, the potentially positive factors far outweighed the potentially negative factors.

        At a special meeting of our board of directors on January 29, 2012, our board reiterated the advantages, disadvantages and risks of the proposed transaction as discussed during the January 27, 2012 meeting. Also at this meeting, BofA Merrill Lynch reviewed with our board of directors its financial analyses of the Merger Consideration and delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated January 29, 2012, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be received by holders of Pep Boys' common stock (other than Parent and its affiliates), was fair, from a financial point of view, to such holders, as more fully described below in the section entitled "The Merger – Opinion of BofA Merrill Lynch" beginning on page 34. After careful consideration, including consultation with financial and legal advisors, our board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to, advisable for and in the best interests of Pep Boys and its shareholders and approved the Merger Agreement.

        The foregoing discussion summarizes the material information and some of the factors considered by our board of directors in its consideration of the Merger. Our board of directors collectively reached the unanimous decision to approve the Merger Agreement in light of the factors described above and other factors that each member of our board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, our board of directors as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the transaction. Individual members of our board of directors may have given different relative consideration to individual factors.

Opinion of BofA Merrill Lynch

        Pep Boys has retained BofA Merrill Lynch to act as Pep Boys' financial advisor in connection with the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pep Boys selected BofA Merrill Lynch to act as Pep Boys' financial advisor in connection with the Merger on the basis of BofA Merrill Lynch's experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with Pep Boys and its business.

        On January 29, 2012, at a meeting of Pep Boys' board of directors held to evaluate the Merger, BofA Merrill Lynch delivered to Pep Boys' board of directors an oral opinion, which was confirmed by delivery of a written opinion dated January 29, 2012, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be received by holders of Pep Boys common stock (other than Parent and its affiliates) was fair, from a financial point of view, to such holders.

        The full text of BofA Merrill Lynch's written opinion, dated January 29, 2012, to Pep Boys' board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Pep Boys' board of directors for the benefit and use of Pep Boys' board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Pep Boys or in which Pep Boys might engage or as to the underlying business decision of Pep Boys to proceed with or effect the Merger. BofA Merrill Lynch's opinion does not address any other aspect of the Merger and does not constitute an opinion or a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.

        In connection with rendering its opinion, BofA Merrill Lynch, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to Pep Boys;

  (ii)
  reviewed and discussed certain internal financial and operating information with respect to the business, operations and prospects of Pep Boys furnished to BofA Merrill Lynch by the management of Pep Boys, including certain financial forecasts relating to Pep Boys prepared by the management of Pep Boys, which we refer to as the Pep Boys Management Forecasts;

  (iii)
  discussed the past and current business, operations, financial condition and prospects of Pep Boys with members of senior management of Pep Boys;

  (iv)
  reviewed the trading history for Pep Boys common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

  (v)
  compared certain financial and stock market information of Pep Boys with similar information of other companies BofA Merrill Lynch deemed relevant;

  (vi)
  compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

  (vii)
  reviewed a draft, dated January 29, 2012 of the Merger Agreement, such draft referred to as the Draft Merger Agreement; and

  (viii)
  performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

        In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Pep Boys that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Pep Boys Management Forecasts, BofA Merrill Lynch was advised by Pep Boys, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Pep Boys as to the future financial performance of Pep Boys. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pep Boys, nor did it make any physical inspection of the properties or assets of Pep Boys. BofA Merrill Lynch did not evaluate the solvency or fair value of Pep Boys under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Pep Boys, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Pep Boys or the contemplated benefits of the Merger. BofA Merrill Lynch also assumed, at the direction of Pep Boys, that the final executed Merger Agreement would not differ in any material respect from the Draft Merger Agreement reviewed by BofA Merrill Lynch.

        BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Merger (other than the Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger. BofA Merrill Lynch's opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Pep Boys common stock (other than Parent and its affiliates) and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Pep Boys, or in which Pep Boys might engage or as to the underlying business decision of Pep Boys to proceed with or effect the Merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any related matter. Except as described above, Pep Boys imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

        BofA Merrill Lynch's opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect BofA Merrill Lynch's opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch's opinion was approved by BofA Merrill Lynch's Americas Fairness Opinion Review Committee.

        The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to Pep Boys' board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

  Pep Boys Financial Analyses

  Selected Publicly Traded Companies Analysis

        BofA Merrill Lynch reviewed publicly available financial and stock market information for Pep Boys and the following 18 publicly traded companies in the auto service, other service, auto retail, and specialty and hardline retail industries:

        The auto service companies were:

    •
    Midas, Inc.

    •
    Monro Muffler Brake, Inc.

        The other service companies were:

    •
    Aaron's, Inc.

    •
    H&R Block, Inc.

    •
    Regis Corporation

    •
    Rent-A-Center, Inc.

        The auto retail companies were:

    •
    Advance Auto Parts, Inc.

    •
    AutoZone, Inc.

    •
    O'Reilly Automotive, Inc.

        The specialty and hardline retail companies were:

    •
    Barnes & Noble, Inc.

    •
    Big 5 Sporting Goods Corporation

    •
    Cabela's, Inc.

    •
    Conn's, Inc.

    •
    Dick's Sporting Goods, Inc.

    •
    hhgregg, Inc.

    •
    PetSmart, Inc.

    •
    RadioShack Corporation

    •
    Tractor Supply Company

        BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on January 27, 2012, of the selected publicly traded companies as a multiple of calendar year 2012 estimated earnings per share, which we refer to as EPS. BofA Merrill Lynch then applied calendar year 2012 EPS multiples of 11.0x to 15.0x derived from the selected publicly traded companies to Pep Boys' fiscal year 2012 estimated EPS. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts' estimates, and estimated financial data of Pep Boys were based on Pep Boys Management Forecasts. This analysis indicated the following approximate implied per share equity value reference range for Pep Boys, rounded to the nearest $0.25 per share, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range for Pep Boys	Merger Consideration
$8.25 - $11.25	$15.00

        BofA Merrill Lynch then reviewed publicly available financial and stock market information for Pep Boys and the above indicated 18 publicly traded companies in the auto service, other service, auto retail, and specialty and hardline retail industries.

        BofA Merrill Lynch reviewed, among other things, the average of the 12 month forward EPS multiples of the selected publicly traded companies over various time periods. BofA Merrill Lynch then applied 12 month forward EPS multiples of 11.0x to 15.0x derived from the selected publicly traded companies to Pep Boys' forward estimated EPS for fiscal years 2013 through 2016 and applied an equity discount rate of 12%. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts' estimates, and estimated financial data of Pep Boys were based on Pep Boys Management Forecasts. This analysis indicated the following approximate implied per share equity value reference range for Pep Boys, rounded to the nearest $0.25 per share, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range for Pep Boys	Merger Consideration
$9.75 - $16.50	$15.00

        No company used in these analyses is identical or directly comparable to Pep Boys. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Pep Boys was compared.

  Selected Precedent Transactions Analysis

        BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 14 selected transactions involving auto-related companies and recent leveraged buyouts of retail companies:

        The auto-related transactions were:

Announcement Date	Acquiror	Target
• 4/1/08	• O'Reilly Automotive, Inc.	• CSK Auto Corporation
• 12/1/05	• CSK Auto Corporation	• Murray's Discount Auto Stores, Inc.
• 9/19/05	• Sumitomo Corporation	• TBC Corporation
• 9/22/03	• TBC Corporation	• National Tire & Battery
• 3/26/03	• TBC Corporation	• Merchant's, Inc.
• 8/7/01	• Advance Auto Parts, Inc.	• Discount Auto Parts, Inc.
• 6/5/00	• TBC Corporation	• Tire Kingdom, Inc.
• 5/11/98	• AutoZone, Inc.	• Chief Auto Parts, Inc.
• 3/10/98	• Freeman Spogli & Co. LLC	• Advance Auto Parts, Inc.

        The recent leveraged buyouts of retail companies were:

Announcement Date	Acquiror	Target
• 10/11/11	• Ares Management LLC	• 99 Cents Only Stores
• 8/31/11	• AEA Investors LP	• Garden Ridge Corporation
• 6/29/11	• Leonard Green & Partners, L.P. and CVC Capital Partners Ltd.	• BJ's Wholesale Club, Inc.
• 12/23/10	• Leonard Green & Partners, L.P.	• Jo-Ann Stores, Inc.
• 11/23/10	• TPG Capital LP and Leonard Green & Partners, L.P.	• J.Crew Group, Inc.

        BofA Merrill Lynch reviewed, among other things, transaction values of the selected transactions, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company's trailing 12 months earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA. BofA Merrill Lynch then applied trailing 12 months EBITDA multiples of 6.0x to 9.0x derived from the selected transactions to Pep Boys' fiscal year 2011 estimated EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Pep Boys was based on Pep Boys Management Forecasts. This analysis indicated the following approximate implied per share equity value reference range for Pep Boys, rounded to the nearest $0.25 per share, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range for Pep Boys	Merger Consideration
$11.25 - $19.00	$15.00

        No company, business or transaction used in this analysis is identical or directly comparable to Pep Boys or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Pep Boys and the Merger were compared.

  Discounted Cash Flow Analysis

        BofA Merrill Lynch performed a discounted cash flow analysis of Pep Boys to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Pep Boys was forecasted to generate during Pep Boys' fiscal years 2012 through 2016 based on Pep Boys Management Forecasts. BofA Merrill Lynch calculated terminal values for Pep Boys by applying perpetual growth rates of 3.0% to 4.0% to Pep Boys' terminal year estimated unlevered, after-tax free cash flow. The cash flows and terminal values were then discounted to present value as of January 31, 2012 using discount rates ranging from 10.0% to 12.0%, which were based on an estimate of Pep Boys' weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for Pep Boys, rounded to the nearest $0.25 per share, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range for Pep Boys	Merger Consideration
$10.75 - $17.75	$15.00

  Illustrative Leveraged Buyout Analysis

        BofA Merrill Lynch performed an illustrative leveraged buyout analysis of Pep Boys by estimating a range of theoretical purchase prices that could be paid by a hypothetical financial buyer in an acquisition of Pep Boys assuming a transaction closing date of January 31, 2012. Estimated exit values for Pep Boys were calculated by applying to Pep Boys' fiscal year 2016 estimated EBITDA an exit multiple of 7.0x. BofA Merrill Lynch then derived a range of theoretical purchase prices for an illustrative exit transaction at the end of fiscal year 2016 based on assumed internal rates of return for a financial buyer of approximately 17.5% to 22.5%. This analysis indicated the following approximate implied per share equity value reference range for Pep Boys, rounded to the nearest $0.25 per share, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range for Pep Boys	Merger Consideration
$13.75 - $15.75	$15.00

  Other Factors

        In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

  •
  historical trading prices of Pep Boys common stock during the one-year period ended January 27, 2012, which was the last trading day prior to the announcement of the Merger; and

  •
  stock price targets for Pep Boys from publicly available research analyst reports.

  Miscellaneous

        As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to Pep Boys' board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pep Boys. The estimates of the future performance of Pep Boys in or underlying BofA Merrill Lynch's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch's analyses. These analyses were prepared solely as part of BofA Merrill Lynch's analysis of the fairness, from a financial point of view, of the Merger Consideration and were provided to Pep Boys' board of directors in connection with the delivery of BofA Merrill Lynch's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch's view of the actual values of Pep Boys.

        The type and amount of consideration payable in the Merger was determined through negotiations between Pep Boys and Gores, rather than by any financial advisor, and was approved by Pep Boys' board of directors. The decision to enter into the Merger Agreement was solely that of Pep Boys' board of directors. As described above, BofA Merrill Lynch's opinion and analyses were only one of many factors considered by Pep Boys' board of directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of Pep Boys' board of directors or management with respect to the Merger or the Merger Consideration.

        Pep Boys has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee currently estimated to be approximately $7.8 million, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the Merger. Pep Boys also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch's engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

        BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Pep Boys, Gores and certain of their respective affiliates or portfolio companies.

        BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Pep Boys and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as book-running manager or arranger for various debt offerings and lender under certain letters of credit and credit facilities and (ii) having provided or providing certain treasury management services. In the fall of 2010, Pep Boys engaged BofA Merrill Lynch in connection with the consideration of strategic alternatives. BofA Merrill Lynch did not receive any compensation for its engagement, but Pep Boys reimbursed BofA Merrill Lynch for its expenses incurred. The aggregate compensation received by BofA Merrill Lynch for its services provided to Pep Boys since January 1, 2010 (excluding any compensation for services provided in connection with the Merger) was approximately $8 million.

        In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates, including Gores and its portfolio companies, which services, for the avoidance of doubt, are not directly related to the Merger, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor in connection with certain mergers and acquisitions transactions and lender under certain credit and leasing facilities and (ii) having provided or providing certain cash, treasury management, credit card and commodity, derivatives and foreign exchange trading services as well as brokerage and mortgage services.

Pep Boys Management Forecasts

        Pep Boys does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of future results and the judgments required for the underlying assumptions and estimates. However, in connection with the financial analysis conducted by Pep Boys' financial advisor, Pep Boys provided BofA Merrill Lynch with Pep Boys Management Forecasts that included certain non-public unaudited prospective financial information based on estimates by Pep Boys management and upon certain assumptions. These estimates were prepared with respect to prospective financial information in connection with due diligence, and were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP. A summary of this information is presented below.

        While the financial forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory, industry and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Pep Boys operates, and the risks and uncertainties described under "Risk Factors" in Pep Boys' Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, and in "Forward-Looking Statements," all of which are difficult to predict and many of which are outside the control of Pep Boys. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the financial forecasts, whether or not the Merger is completed. The inclusion in this document of the unaudited prospective financial information below should not be regarded as an indication that Pep Boys or its board of directors considered, or now considers, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on this information. None of the financial forecasts reflects any impact of the Merger.

        All of the financial forecasts summarized in this section were prepared by the management of Pep Boys. Deloitte & Touche LLP (Pep Boys' independent registered public accounting firm) has not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, Deloitte & Touche LLP has not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The Deloitte & Touch LLP reports included in documents incorporated by reference into this document relate to the historical financial information of Pep Boys. Such reports do not extend to the financial forecasts and should not be read to do so.

        By including in this document a summary of certain financial forecasts, neither Pep Boys nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Pep Boys or the surviving corporation compared to the information contained in the financial forecasts. The financial forecasts summarized in this section have not been updated to reflect any changes since the date they were prepared or the actual results of operation of Pep Boys. Other than as required by law, Pep Boys does not undertake any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

        The projected financial information summarized below includes financial measures that were not calculated in accordance with GAAP, namely EBITDA. For purposes of the Pep Boys Management Forecast used in BofA Merrill Lynch's fairness opinion, Pep Boys defined EBITDA as Net Earnings plus interest charges and the provision for certain income taxes, depreciation and amortization expense. Pep Boys believes that this measure provides a useful alternative method for assessing its operating results. However, these measures do not provide a complete picture of Pep Boys' operations and should not be considered a substitute for or superior to GAAP results.

        The following table presents the Pep Boys Management Forecasts which were included in materials presented to, and discussed with, Pep Boys' board of directors:

	Fiscal Year Ended
($ in millions, except Earnings Per Share)	2012E	2013E		2014E	2015E	2016E	2017E
Revenue	$2,060	$2,195		$2,345	$2,528	$2,746	$2,997
Gross Profit	$510	$573		$607	$641	$679	$724
EBITDA	$139	$164		$188	$203	$219	$244
Earnings Per Share	$0.58	$0.75	(1)	$1.00	$1.25	$1.46	$1.73
Capital Expenditures	$75	$80		$85	$94	$103	$112

(1)
Adjusted for non-recurring items associated with certain expected refinancing.

        Pep Boys provided the Pep Boys Management Forecasts to Gores and its representatives.

        The summary of the financial forecasts is not included in this document in order to influence your decision on whether to vote in favor of or against the Merger or any of the other proposals to be voted on at the special meeting, but is being included because the financial forecasts were made available to and were considered by Pep Boy's board of directors, BofA Merrill Lynch and Gores. In preparing the projections above, Pep Boys management made the following material assumptions:

  •
  the Merger is not consummated, and all transaction costs associated with the Merger are excluded;

  •
  there would be no significant economic or regulatory changes to Pep Boys' key markets; and

  •
  there would be no significant impact from any litigation.

        None of Pep Boys or our affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of Pep Boys compared to the information contained in the financial forecasts or that forecasted results will be achieved.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL FORECASTS, PEP BOYS UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL FORECASTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE.

 Certain Effects of the Merger

  The Merger

        Subject to the terms and conditions of the Merger Agreement and in accordance with the PBCL, at the effective time of the Merger, Merger Sub, a wholly owned subsidiary of Parent and a party to the Merger Agreement, will merge with and into Pep Boys. Pep Boys will survive the Merger as a wholly owned subsidiary of Parent. Our articles of incorporation, as in effect immediately prior to the effective time of the Merger, will at the effective time of the Merger be amended and restated in full to read as the form of the articles of incorporation of Merger Sub as in effect immediately prior to the execution of the Merger Agreement, except that the name of the surviving corporation shall be "The

Pep Boys – Manny, Moe and Jack." The bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, will be the bylaws of Pep Boys, as the surviving corporation in the Merger.

  Effect of the Merger on Outstanding Pep Boys Common Stock, Stock Options, Restricted Stock Units, Performance Stock Units and Deferred Stock Units

        At the effective time of the Merger:

  •
  Each share of our common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Pep Boys, Parent or Merger Sub) will be converted into the right to receive $15.00 in cash, without interest, which we refer to as the Merger Consideration.

  •
  Each share of our common stock owned by Pep Boys (as treasury stock or otherwise), Parent or Merger Sub will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange for it.

  •
  Each share of Merger Sub common stock will be converted into and become one share of common stock of Pep Boys, as the surviving corporation, and will constitute the only outstanding shares of capital stock of the surviving corporation.

        Except as otherwise may be set forth in a written agreement entered into prior to the effective time of the Merger between Parent or its affiliates and any holder of a Pep Boys stock option, restricted stock unit, performance stock unit or deferred stock unit, at the effective time of the Merger:

  •
  each outstanding option to purchase shares of our common stock under any stock incentive plan, whether or not exercisable or vested, shall become fully vested and exercisable, and shall, as of the effective time of the Merger, be canceled, and Pep Boys will pay each holder of any such option as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such option canceled an amount in cash determined by multiplying: (i) the aggregate excess, if any, of the Merger Consideration over the applicable per share exercise price of each such option by (ii) the number of shares of our common stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the effective time of the Merger;

  •
  each outstanding restricted stock unit award representing the right to receive shares of our common stock granted under any stock incentive plan that vests over the passage of time shall vest (to the extent not vested) and become free of such other lapsing restrictions as of the effective time of the Merger and shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such restricted stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such restricted stock unit canceled an amount in cash determined by multiplying: (i) the Merger Consideration by (ii) the number of units covered by such Pep Boys restricted stock unit that have not been settled or paid prior to the effective time of the Merger;

  •
  each outstanding restricted stock unit award representing the right to receive shares of our common stock granted under any stock incentive plan that vests based on the level of achievement of performance goals shall vest at the target level (to the extent not vested) and become free of such other lapsing restrictions as of the effective time of the Merger and shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such performance stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such performance stock unit canceled an amount in cash determined by multiplying: (i) the Merger

    Consideration by (ii) the number of units covered by such Pep Boys performance stock unit that have not been settled or paid immediately prior to the effective time of the Merger; and

  •
  each outstanding restricted stock unit or performance stock unit that previously became vested, but which was deferred by the holder or Pep Boys, which we refer to as deferred stock units, shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such deferred stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such deferred stock unit canceled an amount in cash determined by multiplying: (i) the Merger Consideration by (ii) the number of units covered by such Pep Boys deferred stock unit that have not been settled or paid immediately prior to the effective time of the Merger.

  Delisting and Deregistration of Pep Boys Common Stock

        If the Merger is completed, our common stock will be delisted from and will no longer be traded on the NYSE and will be deregistered under the Exchange Act. Following the completion of the Merger, Pep Boys will no longer be an independent public company.

Financing

        We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, including the funds needed to (i) pay our shareholders (including equity award holders) the amounts due under the Merger Agreement, (ii) refinance, repay or repurchase certain of our outstanding indebtedness and (iii) pay customary fees and expenses in connection with the transactions contemplated by the Merger Agreement, will be approximately $1.25 billion. This amount will be funded through a combination of (x) equity financing up to $489 million to be provided by the Funds (as defined below) and (y) borrowings of up to $875 million under a $325 million senior secured revolving credit facility, a $425 million first lien term loan facility and a $125 million second lien term loan.

        Parent has obtained the equity and debt financing commitments described more fully below. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the conditions to closing in the Merger Agreement. We believe the committed amounts will be sufficient to complete the Merger, but we cannot assure you of that. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to Parent's obligation to complete the Merger under the Merger Agreement, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) may result in the inability of the Merger to be completed. If the Merger Agreement is terminated due to Parent's failure to consummate the transactions contemplated by the Merger Agreement on or prior to the date that is five business days after the satisfaction or waiver of the conditions to closing specified in the Merger Agreement, Parent will be obligated to pay us a fee of $50 million as described under "The Merger Agreement – Fees and Expenses" beginning on page 77.

  Equity Financing – Termination Fee Commitments

        Each of Gores Capital Partners II, L.P. and Gores Capital Partners III, L.P., affiliates of Gores, which we refer to as the Funds, have entered into guarantee agreements in favor of Pep Boys pursuant to which each Fund has agreed to guarantee its pro rata portion of the termination fee that may become payable by Parent under the Merger Agreement in the event of a termination of the Merger Agreement, on the terms and subject to the conditions set forth in their respective guarantee agreements in favor of Pep Boys, dated January 29, 2012. We are a party to these guarantees and subject to the terms and conditions of such guarantees, we are entitled to seek enforcement of the payment of such fee in the event it becomes due in accordance with the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to Exhibits 5 and 6 of the Schedule 13D filed on February 8, 2012 by The Gores Group, LLC.

  Equity Financing – Closing Commitments

        Parent has delivered to us equity financing commitment letters, dated January 29, 2012, pursuant to which the Funds have, subject to customary terms and conditions, committed to provide an aggregate equity contribution in an amount of approximately $489 million to Parent for the purpose of funding the equity portion of the financing for the closing of the transactions contemplated by the Merger Agreement. Each Fund may assign all or any portion of its equity commitment to other persons, though no such assignment will relieve the assigning Fund from its funding obligations.

        In addition, in connection with the financing of the transactions contemplated by the Merger Agreement, on January 29, 2012, Portfolio Administration & Management Ltd., which we refer to as PAM, a subsidiary of BlackRock, Inc., entered into an equity commitment letter agreement, which we refer to as the BlackRock Commitment Letter, with Gores on behalf of certain funds and an account managed by subsidiaries of BlackRock, Inc. Pursuant to the BlackRock Commitment Letter, PAM on behalf of such funds and account irrevocably committed, on the terms and subject to the conditions set forth therein, to purchase, $80 million of equity interests in Auto Co-Investors, LLC, a Delaware limited liability company, which has been formed for the purpose of acquiring an interest in Parent, which, in turn, was formed to acquire Pep Boys pursuant to the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to Exhibit 2 of the Schedule 13D filed on February 8, 2012 by The Gores Group, LLC.

        The Funds' obligations to fund the financing contemplated by the equity financing commitment letters for closing are generally subject to the satisfaction of the conditions to Parent's and Merger Sub's obligations to consummate the transactions contemplated by the Merger Agreement and the funding of the debt financing pursuant to the debt commitment letters. This summary is not complete and is qualified in its entirety by reference to Exhibit 1 of the Schedule 13D filed on February 8, 2012 by BlackRock, Inc. and Exhibits 3 and 4 of the Schedule 13D filed on February 8, 2012 by The Gores Group, LLC.

  Debt Financing

        Pursuant to the debt commitment letters dated January 29, 2012, Barclays Bank PLC, Credit Suisse AG and Wells Fargo Bank, National Association have committed to provide Parent borrowings of up to $875 million under a $325 million senior secured revolving credit facility, a $425 million first lien term loan facility and a $125 million second lien term loan, on the terms and subject to the conditions set forth in the debt commitment letters. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions, including (i) that since January 30, 2011 there has not been any event, development or state of circumstances that has had or would have, individually or in the aggregate, a material adverse effect (as such term is defined in each debt commitment letter); (ii) the negotiation, execution and delivery of definitive documentation with respect to the credit facilities consistent with the applicable term sheets; and (iii) certain other conditions. This summary is not complete and is qualified in its entirety by reference to Exhibits 7 and 8 of the Schedule 13D filed on February 8, 2012 by The Gores Group, LLC.

Interests of the Directors and Executive Officers of Pep Boys in the Merger

        In considering the recommendation of our board of directors with respect to the Merger, Pep Boys shareholders should be aware that certain executive officers and directors of Pep Boys have certain interests in the Merger that may be different from, or in addition to, the interests of Pep Boys shareholders generally. The members of our board of directors were aware of these additional and different interests and considered them, among other matters, in approving the Merger Agreement and the Merger and making their recommendation that the Pep Boys shareholders approve the Merger Agreement and the Merger. These interests are described below.

  Continuing Obligations Related to Employment Terms

        As are described in "The Merger Agreement – Employee Benefit Matters" beginning on page 74, Parent is obligated to provide certain employee benefits to our executive officers whose employment continues with the surviving corporation following the closing of the Merger. In addition, see discussion below under "The Merger – Interests of the Directors and Executive Officers of Pep Boys in the Merger – Executive Agreements" beginning on page 52 relating to employee benefit obligations to our executive officers pursuant to their change of control agreements.

  Outstanding Stock

        As described in "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters" beginning on page 82, certain of our executive officers and directors hold shares of our common stock. Further, our executive officers are eligible to participate in the ESPP and purchase shares of Pep Boys common stock in accordance with the terms and conditions of the ESPP, including that the purchase price per share of Pep Boys common stock is 85% of the fair market value per share of Pep Boys common stock on the applicable purchase date. As described in "The Merger Agreement – Treatment of Our Stock Options and Stock Units" beginning on page 63, following the date of the Merger Agreement no further offering periods will commence and, with respect to the offering period that was in effect on the date of the Merger Agreement, each outstanding purchase right under the ESPP will be exercised in accordance with the terms of the ESPP on the regularly scheduled purchase date for such offering period; provided that if the Merger is completed prior to such purchase date, then the purchase right for such offering period will be exercised immediately prior to the effective time of the Merger. All outstanding shares of Pep Boys common stock, including those purchased under the ESPP (except as otherwise may be set forth in a written agreement entered into prior to the completion of the Merger, between Parent or its affiliates and any holder of shares of Pep Boys common stock purchased under the ESPP), will be converted into the right to receive the Merger Consideration.

  Treatment of Outstanding Equity Awards

        Pep Boys equity awards held by our executive officers and directors that are outstanding immediately prior to the closing of the Merger will be subject to the following treatment.

  Stock Options

        Except as otherwise may be set forth in a written agreement entered into prior to the effective time of the Merger between Parent or its affiliates and any holder of a Pep Boys stock option, at the effective time of the Merger, each outstanding option to purchase shares of our common stock under any stock incentive plan, whether or not exercisable or vested, shall become fully vested and exercisable, and shall, as of the effective time of the Merger, be canceled, and Pep Boys will pay each holder of any such option as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such option canceled an amount in cash determined by multiplying (i) the aggregate excess, if any, of the Merger Consideration over the applicable per share exercise price of each such option by (ii) the number of shares of our common stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the effective time of the Merger.

        The following table assumes an effective time of the Merger of May 8, 2012 and shows, for each named executive officer and each director, as applicable, as of such effective time, (i) the number of shares subject to vested Pep Boys stock options held by him or her; (ii) the cash consideration that he or she will receive for such vested Pep Boys stock options at the effective time of the Merger; (iii) the number of shares subject to unvested Pep Boys stock options held by him or her; and (iv) the cash consideration that he or she will receive for such unvested Pep Boys stock options at the effective time of the Merger.

Name	Number of Shares Subject to Vested Pep Boys Stock Options (#)	Cash-Out Payment for Vested Pep Boys Stock Options ($)	Number of Shares Subject to Unvested Pep Boys Stock Options (#)	Cash-Out Payment for Unvested Pep Boys Stock Options ($)
Named Executive Officers
Michael R. Odell	505,417	5,150,657	85,372	293,743
Raymond L. Arthur	158,624	1,141,283	18,552	62,737
William E. Shull III	56,282	545,488	13,610	46,865
Scott A. Webb	78,008	607,919	17,230	59,411
Joseph A. Cirelli	34,501	314,730	9,250	32,246
Directors
M. Shân Atkins	20,248	101,311	8,376	47,434
Robert H. Hotz	20,248	101,311	8,376	47,434
James A. Mitarotonda	20,770	109,141	8,376	47,434
Irvin D. Reid	18,843	103,761	8,376	47,434
Jane Scaccetti	20,248	101,311	8,376	47,434
John T. Sweetwood	20,248	101,311	8,376	47,434
Nick White	20,725	108,466	8,376	47,434
James A. Williams	20,770	109,141	8,376	47,434

  Restricted Stock Units

        Except as otherwise may be set forth in a written agreement entered into prior to the effective time of the Merger between Parent or its affiliates and any holder of a Pep Boys restricted stock unit, at the effective time of the Merger, each outstanding restricted stock unit award representing the right to receive shares of our common stock granted under any stock incentive plan that vests over the passage of time, shall vest (to the extent not vested) and become free of such other lapsing restrictions as of the effective time of the Merger and shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such restricted stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such restricted stock unit canceled an amount in cash determined by multiplying: (i) the Merger Consideration by (ii) the number of units covered by such Pep Boys restricted stock unit that have not been settled or paid prior to the effective time of the Merger.

        The following table assumes an effective time of the Merger of May 8, 2012 and shows, for each director, as of such effective time, (i) the number of vested Pep Boys restricted stock units, (ii) the cash consideration that he or she will receive for such vested Pep Boys restricted stock units at the effective time of the Merger, (iii) the number of unvested Pep Boys restricted stock units, and (iv) the cash consideration that he or she will receive for such unvested Pep Boys restricted stock units at the effective time of the Merger. As of [    •    ], the date that is most reasonably practicable prior to the printing of this proxy statement, none of our named executive officers held vested or unvested Pep Boys restricted stock units.

Name	Number of Vested Pep Boys Restricted Stock Units(#)	Cash-Out Payment for Vested Pep Boys Restricted Stock Units ($)	Number of Unvested Pep Boys Restricted Stock Units (#)	Cash-Out Payment for Unvested Pep Boys Restricted Stock Units ($)
Directors
M. Shân Atkins	6,643	99,645	648	9,720
Robert H. Hotz	6,643	99,645	648	9,720
James A. Mitarotonda	7,165	107,475	648	9,720
Irvin D. Reid	2,995	44,925	648	9,720
Jane Scaccetti	6,643	99,645	648	9,720
John T. Sweetwood	6,643	99,645	648	9,720
Nick White	7,120	106,800	648	9,720
James A. Williams	7,165	107,475	648	9,720

  Performance Stock Units

        Except as otherwise may be set forth in a written agreement entered into prior to the effective time of the Merger between Parent or its affiliates and any holder of a Pep Boys performance stock unit, at the effective time of the Merger, each outstanding restricted stock unit award representing the right to receive shares of our common stock granted under any stock incentive plan that vests based on the level of achievement of performance goals shall vest at the target level (to the extent not vested) and become free of such other lapsing restrictions as of the effective time of the Merger and shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such performance stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such performance stock unit canceled an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the number of units covered by such Pep Boys performance stock unit that have not been settled or paid immediately prior to the effective time of the Merger.

        The following table assumes an effective time of the Merger of May 8, 2012 and shows, for each named executive officer, as of such effective time, (i) the number of vested Pep Boys performance stock units, (ii) the cash consideration that he or she will receive from such vested Pep Boys performance stock units at the effective time of the Merger, (iii) the number of unvested Pep Boys performance stock units (with performance-based units presented at target), and (iv) the cash consideration that he or she will receive for such unvested Pep Boys performance stock units at the effective time of the Merger. As of

[    •    ], the date that is most reasonably practicable prior to the printing of this proxy statement, none of our directors held vested or unvested Pep Boys performance stock units.

Name	Number of Vested Pep Boys Performance Stock Units (#)	Cash-Out Payment for Vested Pep Boys Performance Stock Units ($)	Number of Unvested Pep Boys Performance Stock Units (at target) (#)	Cash-Out Payment for Unvested Pep Boys Performance Stock Units (at target) ($)(1)
Named Executive Officers
Michael R. Odell	—	0	110,912	1,689,528
Raymond L. Arthur	—	0	23,624	359,750
William E. Shull III	—	0	17,968	269,598
Scott A. Webb	—	0	22,422	341,536
Joseph A. Cirelli	—	0	12,202	185,918

(1)
Includes accrued and unpaid dividend equivalents.

  Deferred Stock Units

        Except as otherwise may be set forth in a written agreement entered into prior to the effective time of the Merger between Parent or its affiliates and any holder of a Pep Boys deferred stock unit, at the effective time of the Merger, each outstanding restricted stock unit or performance stock unit that previously became vested, but which was deferred by the holder or Pep Boys, which we refer to as deferred stock units, shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such deferred stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such deferred stock unit canceled an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the number of units covered by such Pep Boys deferred stock unit that have not been settled or paid immediately prior to the effective time of the Merger.

        The following table assumes an effective time of the Merger of May 8, 2012 and shows, for each director, as of such effective time, (i) the number of Pep Boys deferred stock units, and (ii) the cash consideration that he or she will receive for such Pep Boys deferred stock units. As of [    •    ], the date that is most reasonably practicable prior to the printing of this proxy statement, none of our named executive officers held Pep Boys deferred stock units.

Name	Number of Pep Boys Deferred Stock Units (#)	Cash-Out Payment for Pep Boys Deferred Stock Units ($)
Directors
M. Shân Atkins	10,413	156,195
Robert H. Hotz	10,413	156,195
James A. Mitarotonda	10,413	156,195
Irvin D. Reid	10,413	156,195
Jane Scaccetti	10,413	156,195
John T. Sweetwood	10,413	156,195
Nick White	10,413	156,195
James A. Williams	10,413	156,195

        The following table assumes an effective time of the Merger of May 8, 2012 and shows, for each named executive officer and each director, as applicable, as of such effective time, (i) the total cash consideration he or she will receive for all unvested equity awards at the effective time of the Merger and (ii) the total cash consideration he or she will receive for all outstanding equity awards at the effective time of the Merger. Our named executive officers and directors will receive the total cash consideration for his or her equity awards within five business days after the effective time of the Merger.

Name	Total Payment for Unvested Equity Awards ($)	Total Payment for Outstanding Equity Awards ($)
Named Executive Officers
Michael R. Odell	1,983,271	7,133,928
Raymond L. Arthur	422,487	1,563,770
William E. Shull III	316,463	861,951
Scott A. Webb	400,947	1,008,866
Joseph A. Cirelli	218,164	532,894
Directors
M. Shân Atkins	57,154	414,305
Robert H. Hotz	57,154	414,305
James A. Mitarotonda	57,154	429,965
Irvin D. Reid	57,154	362,035
Jane Scaccetti	57,154	414,305
John T. Sweetwood	57,154	414,305
Nick White	57,154	428,615
James A. Williams	57,154	429,965

  Non-Qualified Deferred Compensation Plans

        In connection with the Merger, we are required to fully vest all participants in the amounts credited to their accounts under each of The Pep Boys – Manny, Moe & Jack Deferred Compensation Plan, amended and restated as of January 1, 2008, which we refer to as the Pep Boys Deferred Compensation Plan, and The Pep Boys – Manny, Moe & Jack Account Plan, amended and restated effective as of January 31, 2009, which we refer to as the Pep Boys Account Plan. In addition, we are required to terminate and liquidate these deferred compensation plans for all participants, which includes our executives. Accordingly, as a result of the Merger, each of our named executive officers who is a participant in these deferred compensation plans will become fully vested in the amounts credited to their accounts under these plans, to the extent not previously vested, and each of our named executive officers will receive cash payments equal to the value of the amounts credited to their accounts under these plans within five business days after the Merger is consummated. As a result of the termination and liquidation of our deferred compensation plans in connection with the Merger, the named executive officers who participate in these plans will be entitled to payment of the amounts deferred under such plans earlier than otherwise would result if the Merger were not consummated.

        The following table sets forth the value of the payments that our named executive officers who participate in the deferred compensation plans will receive with respect to their vested and unvested accounts under each deferred compensation plan in which they participate in connection with the termination and liquidation of such plans, assuming a liquidation date of May 8, 2012 for account

balances as of [    •    ], the date that is most reasonably practicable prior to the printing of this proxy statement.

Name	Value of Previously Vested Account Balance under the Pep Boys Deferred Compensation Plan ($)(1)	Value of Previously Unvested Account Balance under the Pep Boys Deferred Compensation Plan ($)(1)	Value of Previously Vested Account Balance under the Pep Boys Account Plan ($)(2)	Value of Previously Unvested Account Balance under the Pep Boys Deferred Compensation Plan ($)
Named Executive Officers
Michael R. Odell	914,738	293,638	462,001	0
Raymond L. Arthur	941,189	158,672	417,798	0
William E. Shull III	415,928	78,914	0	103,212
Scott A. Webb	105,305	36,759	174,937	0
Joseph A. Cirelli	265,877	64,313	144,017	0

(1)
Value of account balance includes amounts that are credited to each named executive officer's account which are deemed invested in shares of Pep Boys common stock. As a result of the termination and liquidation of the Pep Boys Deferred Compensation Plan in connection with the Merger, each named executive officer will receive the cash value of such account, instead of shares of Pep Boys common stock, which cash value will be equal to the Merger Consideration.

  Executive Agreements

        Pep Boys is party to change of control agreements with our named executive officers which provide that upon the occurrence of the change of control, and for the two year period after the date of the change of control, which we refer to as the Employment Period, the named executive officer's position, authority and duties will be at least comparable in all material respects with the most significant of those held, exercised and assigned to such named executive officer during the 90 day period immediately prior to the date of the change of control and such services will be performed at the location where such named executive officer was employed immediately prior to the date of the change of control or at an office or location less than 20 miles from such location. In addition, during the Employment Period, each named executive officer will have an annual rate of base salary and be eligible to participate in incentive, vacation, expense reimbursement, savings, pension and retirement, health and welfare benefit plans and programs that are at least as favorable to those provided to the named executive officer during the 90 day period immediately preceding the month in which the change of control occurs. Also, during the Employment Period, each named executive officer will have an annual bonus at least equal to the greater of (x) the average annual dollar bonus amount that was earned by the named executive officer under the Pep Boys Annual Incentive Bonus Plan for the three completed years of Pep Boys immediately prior to the date of the change of control or (y) the named executive officer's target bonus amount under the Pep Boys Annual Incentive Bonus Plan for the fiscal year which includes the date of the change of control or, if no target set for such fiscal year, the target bonus amount for the immediately preceding fiscal year. In addition, during the Employment Period, each named executive officer will be entitled to receive use of an automobile of comparable value to automobiles provided to other key executives (or to receive the same automobile allowance as is provided to other key executives), and have an office size and support staff that is at least equal to that provided to the named executive officer during the 90 day period immediately prior to the date of the change of control.

        The change of control agreements with our named executive officers also provide that upon a termination of employment by Pep Boys without "cause" or by the named executive officer for "good reason" (each as defined in the named executive officer's agreement) (i) within the 12 month period prior to a change of control, provided the named executive officer can reasonably demonstrate that such termination was at the request of a third party who has taken steps reasonably calculated to effect a change of control or otherwise arose in connection with a change of control, or (ii) following a change of control, which we refer to as a Qualifying Termination, the named executive officer will be entitled to receive a lump sum payment equal to the sum of the following amounts:

  •
  an amount equal to the named executive officer's base salary and target bonus for the remainder of the Employment Period (if the named executive officer is terminated immediately upon a change of control this would mean two times the sum of the named executive officer's base salary and target bonus, this multiplier is reduced by 1/24th for each month the named executive officer remains employed by Pep Boys following a change of control (e.g., a named executive officer terminated 12 months following a change of control would receive one times such sum));

  •
  an amount equal to a pro rata portion of the bonus for the fiscal year in which the named executive officer's termination of employment occurred, provided that for this purpose the bonus will be determined as the greater of (x) the average annual bonus that the named executive officer earned under the bonus plan for the three completed fiscal years immediately prior to the date of termination or (y) the named executive officer's target bonus for the fiscal year of termination or, if no target bonus amount has been set for the named executive officer for such fiscal year, the named executive officer's target bonus amount for the immediately prior fiscal year;

  •
  an amount equal to the present lump sum value of benefits which would have accrued for the benefit of the named executive officer under the Pep Boys Account Plan had the named executive officer remained employed with Pep Boys for the remainder of the Employment Period and participated in the Pep Boys Account Plan during such period at the same base salary and target bonus opportunity in effect at the date of termination;

  •
  an amount equal to the number of months remaining in the Employment Period multiplied by the applicable monthly premium or allowance as in effect on the date of the named executive officer's termination that would have been paid to continue the programs and benefits which are available to the named executive officer and, where applicable, his or her family, with respect to those plans, programs and policies required to be provided under his or her change of control agreement, other than the Pep Boys Account Plan; and

  •
  to the extent not otherwise paid, base salary through the date of termination, plus any bonus which has become payable and any accrued vacation pay.

        In addition to the foregoing, all non-vested stock options, and any other non-vested stock or stock-based awards held by the named executive officer will become fully vested and exercisable. Further, the named executive officer will be subject to restrictive covenants against competition and solicitation of employees for the longer of one year after the date of termination or the remainder of the Employment Period.

        Further, to the extent that any payment or distribution provided to a named executive officer under his or her change of control agreement or otherwise becomes subject to the excise taxes imposed by Section 4999 of the Code in connection with a change of control, the named executive officer will be entitled to receive a "gross up" payment in connection with any such excise taxes.

        The consummation of the Merger will constitute a "change of control" for purposes of the change of control agreements.

        The following table presents, with respect to each named executive officer, an estimate of the amounts of severance benefits payable under the change of control agreements in the event of a Qualifying Termination, estimated as of May 8, 2012, the assumed effective time of the Merger. For a quantification of the value of the vesting of equity, see the tables set forth in "The Merger – Interests of Directors and Executive Officers of Pep Boys in the Merger – Treatment of Outstanding Equity Awards" beginning on page 47.

Name	Severance Payments ($)
Named Executive Officers
Michael R. Odell	6,389,102	(1)
Raymond L. Arthur	3,220,028	(2)
William E. Shull III	2,290,013	(3)
Scott A. Webb	2,799,078	(4)
Joseph A. Cirelli	1,600,857	(5)

(1)
Includes tax reimbursement of $2,296,877, as described below under "The Merger – Interests of the Directors and Executive Officers of Pep Boys in the Merger – Golden Parachutes."

(2)
Includes tax reimbursement of $918,263, as described below under "The Merger – Interests of the Directors and Executive Officers of Pep Boys in the Merger – Golden Parachutes."

(3)
Includes tax reimbursement of $719,257, as described below under "The Merger – Interests of the Directors and Executive Officers of Pep Boys in the Merger – Golden Parachutes."

(4)
Includes tax reimbursement of $824,050, as described below under "The Merger – Interests of the Directors and Executive Officers of Pep Boys in the Merger – Golden Parachutes."

(5)
Includes tax reimbursement of $454,421, as described below under "The Merger – Interests of the Directors and Executive Officers of Pep Boys in the Merger – Golden Parachutes."

        Pep Boys is also a party to non-competition agreements with our named executive officers which provide that upon termination by Pep Boys without "cause," the named executive officer will be entitled to receive a lump sum payment equal to one year of the named executive officer's base salary; however, if the named executive officer is terminated during a period covered by the change of control agreement the named executive officer will receive the severance benefits under the change of control agreement and not the non-competition agreement.

  Golden Parachutes

        The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation to which the following individuals, each a named executive officer of Pep Boys, are entitled under existing agreements with Pep Boys that are based on or that otherwise relates to the Merger. This compensation is referred to as "golden parachute" compensation. Certain of these amounts would result from the change of control agreements with a "double trigger" and are applicable only if a named executive officer's employment is terminated within two years after the date of the Merger. The "golden parachute" compensation payable by Pep Boys to these individuals is subject to a non-binding, advisory vote of Pep Boys' shareholders, as described under "Advisory Vote on Merger-Related Executive Compensation Arrangements" on page 80 and assumes the following:

  •
  the price per share of Pep Boys common stock paid by Parent in the Merger is $15.00 per share;

  •
  the Merger closes on May 8, 2012; and

  •
  the named executive officers of Pep Boys experience a Qualifying Termination upon completion of the Merger.

 Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Total ($)(7)
Named Executive Officers
Michael R. Odell	4,092,225	7,133,928	345,753	0	2,296,877	13,868,783
Raymond L. Arthur	2,301,765	1,563,770	162,400	0	918,263	4,946,198
William E. Shull III	1,570,756	861,951	80,965	0	719,257	3,232,929
Scott A. Webb	1,975,028	1,008,866	41,556	0	824,050	3,849,500
Joseph A. Cirelli	1,146,436	532,894	58,721	0	454,421	2,192,472

(1)
Cash.    Represents the lump sum cash value of the sum of the following:

•
two times the named executive officer's base salary;

•
two times the named executive officer's target bonus;

•
pro rata portion of the target bonus for the fiscal year in which the named executive officer's termination of employment occurred;

•
the present value of benefits which would have accrued for the benefit of the named executive officer under the Pep Boys Account Plan for 24 months following the date of the change of control;

•
24 times the current monthly premium or allowance to continue the programs and benefits which are available to the named executive officer and, where applicable, his or her family, with respect to those plans, programs and policies required to be provided under his or her change of control agreement, other than the Pep Boys Account Plan; and

•
to the extent not otherwise paid, base salary through the date of termination, plus any bonus which has become payable and any accrued vacation pay.

  The following table shows, for each named executive officer, the amount of each component of the cash severance benefits payable under the change of control agreements with our named executive officers. These amounts are all "double trigger" in nature; namely, eligibility to receive these amounts requires both the occurrence of a change of control, which would include the consummation of the Merger, and a qualifying termination of employment, which could include a Qualifying Termination, following the change of control.

Name	Salary ($)	Target Bonus ($)	Pro Rata Bonus ($)	Account Plan Benefits ($)	Health, Welfare & Auto ($)
Named Executive Officers
Michael R. Odell	1,640,000	1,640,000	213,425	524,800	74,000
Raymond L. Arthur	1,050,000	787,500	102,483	303,188	58,594
William E. Shull III	700,000	525,000	68,322	220,500	56,934
Scott A. Webb	900,000	675,000	87,842	252,000	60,186
Joseph A. Cirelli	630,000	283,500	36,894	150,728	45,314
(2)
Equity.    Represents the aggregate payments to be made in respect of the value of the unvested Pep Boys stock options and Pep Boys performance stock units and the value of the vested Pep Boys stock options and Pep Boys performance stock units, as described in greater detail in the section entitled "The Merger – Interests of Directors and Executive Officers of Pep Boys in the Merger – Treatment of Outstanding Equity Awards" beginning on page 47. Amounts included in this column are all "single-trigger" in nature; namely, eligibility to receive the payment is conditioned solely on the occurrence of a change of control, including the consummation of the Merger.

(3)
Pension/NQDC.    Represents the aggregate value of the acceleration of vesting for unvested amounts under the Pep Boys Deferred Compensation Plan and the Pep Boys Account Plan, along with the present value of the acceleration of the timing of payments under the Pep Boys Deferred Compensation Plan and the Pep Boys Account Plan.

  The following table shows, for each named executive officer, the aggregate value of the acceleration of unvested amounts under the Pep Boys Deferred Compensation Plan and the Pep Boys Account Plan, the present value of the acceleration of the timing of payments under the Pep Boys Deferred Compensation Plan and the Pep Boys Account Plan as a result of the termination and liquidation of such plans, assuming a termination of employment on the date of the change of control. The amounts attributable to the acceleration of vesting and timing of payment are "single trigger" in nature since they are tied to completion of the Merger and the requirement that these plans be terminated and liquidated in connection with the Merger.

Name	Value of Acceleration of Previously Unvested Account Balance under the Pep Boys Deferred Compensation Plan ($)	Value of Acceleration of Timing of Payment of Entire Account Balance under the Pep Boys Deferred Compensation Plan	Value of Acceleration of Previously Unvested Account Balance under the Pep Boys Account Plan ($)	Value of Acceleration of Timing of Payment of Entire Account Balance under the Pep Boys Account Plan ($)
Named Executive Officers
Michael R. Odell	299,732	46,021	0	0
Raymond L. Arthur	140,765	21,635	0	0
William E. Shull III	69,751	11,214	4,208	0
Scott A. Webb	34,936	6,620	0	0
Joseph A. Cirelli	50,895	7,826	0	0
(4)
Perquisites/Benefits.    Since all severance benefits are paid in a lump sum in cash, there is no value attributable to this column.

(5)
Tax Reimbursement.    Represents a gross-up payment to compensate the named executive officers for any "golden parachute" excise tax imposed on his or her due to any payments received in connection with the Merger.

(6)
Total.    The following table shows, for each named executive officer, the amounts which are single trigger or double trigger in nature.

Name	Single Trigger ($)	Double Trigger ($)
Named Executive Officers
Michael R. Odell	7,479,681	6,389,102
Raymond L. Arthur	1,726,170	3,220,028
William E. Shull III	950,994	2,290,013
Scott A. Webb	1,050,422	2,799,078
Joseph A. Cirelli	591,615	1,600,857

  Indemnification and Insurance

        The Merger Agreement contains provisions relating to the indemnification of and insurance for our directors and officers. Under the Merger Agreement, Parent and the surviving corporation will indemnify and hold harmless Pep Boys' current officers and directors for acts or omissions occurring at or prior to the effective time of the Merger to the extent provided under our articles of incorporation and bylaws or any indemnification agreements (in each case, as in effect as of the date of the Merger Agreement). Without limiting the foregoing, Parent has agreed, for six years after the effective time of the Merger, to indemnify and hold harmless such persons for claims arising out of any acts or omissions of such persons in their corporate capacities, or the Merger, the Merger Agreement and any transactions contemplated by the Merger Agreement.

        Under the Merger Agreement we have agreed, prior to the effective time of the Merger, to use our commercially reasonable efforts to, and if we are unable to, Parent has agreed to cause the surviving corporation, as of the effective time of the Merger, to obtain a six-year pre-paid "tail policy" covering acts or omissions at or prior to the effective time of the Merger, covering each person currently covered by our officers' and directors' liability insurance policy that is not materially less favorable than the policy currently in effect; provided, however that such "tail" insurance policies shall not require the payment of an aggregate premium in excess of 300% of the amount currently paid by Pep Boys for such insurance; provided further, that if the annual premiums of such insurance coverage exceed such amount, Pep Boys, Parent or the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. In addition, under the Merger Agreement we have agreed, prior to the effective time of the Merger, to not enter into any contract for a "tail" policy without the prior written consent of Parent.

        If we and/or the surviving corporation shall for any reason fail to obtain such "tail" insurance policies as of the effective time of the Merger, (i) Parent shall cause the surviving corporation to continue to maintain in effect for a period of at least six years from and after the effective time of the Merger the current insurance policies with levels of coverage no less favorable than that provided as of the date of the Merger Agreement, or (ii) Parent shall cause the surviving corporation to use commercially reasonable efforts to purchase comparable policies of directors' and officers' liability insurance for such six-year period with levels of coverage no less favorable as that provided under the current insurance policies as of the date of the Merger Agreement; provided, however that Parent and the surviving corporation will not be obligated to pay an aggregate premium in excess of 300% of the amount currently paid by Pep Boys for such insurance; provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

        If the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the surviving corporation will assume the obligations described above.

        The foregoing summary of indemnification and insurance is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A.

Absence of Dissenters Rights

        Under Section 1571 of the PBCL, the holders of any class or series of shares of a corporation are not entitled to exercise dissenters rights if the shares of the corporation are listed on a national securities exchange. Consequently, since our common stock is currently listed on the NYSE, which is a national securities exchange, the holders of our common stock will not have the right to exercise dissenters rights in connection with the Merger.

        If the Merger Agreement is adopted and the Merger is completed, holders of Pep Boys common stock who voted against the adoption of the Merger Agreement will be treated the same as holders who voted for the adoption of the Merger Agreement and their shares will automatically be converted into the right to receive the $15.00 per share Merger Consideration.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each, as defined below) of Pep Boys shares whose shares of Pep Boys common stock are exchanged for cash in the Merger. This summary is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. This summary is based on current provisions of the Code, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. This summary applies only to holders in whose hands shares of our common stock are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Merger, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, shareholders that are, or hold shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, and shareholders holding shares that are part of a straddle, hedging, constructive sale or conversion transaction or pursuant to the exercise of employee stock options or otherwise as compensation).

        In addition, this summary does not discuss any consequences to shareholders who own shares of Pep Boys common stock that will directly or indirectly hold an ownership interest in Parent or Pep Boys after the Merger, to holders of options or warrants to purchase shares of Pep Boys common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

        If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds shares of Pep Boys common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold shares of Pep Boys common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Merger.

        For purposes of this discussion, we use the term "U.S. holder" to mean:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        For purposes of this discussion, we use the term "non-U.S. holder" to mean a beneficial owner of shares of Pep Boys common stock that is not a U.S. holder, subject to the limitations set forth above for holders to whom special rules apply.

        Because individual circumstances may differ, holders are urged to consult their tax advisor to determine the applicability of the rules discussed below and the particular tax consequences to them in connection with the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

  U.S. Holders – The Merger

        The receipt of cash by a U.S. holder in exchange for our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) and the shareholder's adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the Merger. A U.S. holder's adjusted tax basis will generally equal the price the shareholder paid for such common stock. Gain or loss will be determined separately for each block of shares of common stock (that is, shares of common stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss, provided that a U.S. holder's holding period for such shares of common stock is more than one year at the time of consummation of the Merger. Long-term capital gains recognized by a non-corporate U.S. holder (including an individual) are generally eligible for a reduced rate of U.S. federal income tax. Certain limitations apply to the deductibility of a shareholder's capital losses.

  U.S. Holders – Information Reporting and Backup Withholding

        Payments made to U.S. holders whose shares of our common stock are exchanged for cash pursuant to the Merger will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the Internal Revenue Service Form W-9 included in the letter of transmittal, certifying that such shareholder is a U.S. person, the taxpayer identification number provided is correct, and that such shareholder is not subject to backup withholding. Certain U.S. holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

  Non-U.S. Holders – The Merger

        The receipt of cash by a non-U.S. holder in exchange for our common stock pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

  •
  the gain on shares of our common stock, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the non-U.S. holder's permanent establishment in the United States) in which event (i) the non-U.S. holder will be subject to U.S. federal income tax in the same manner as if it were a U.S. holder, but such non-U.S. holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, and (ii) if the non-U.S. holder is a corporation, it may be subject to branch profits tax on such gain at 30% (or such lower rate as may be specified under an applicable income tax treaty);

  •
  the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of our common stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year;

  •
  the non-U.S. holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates; or

  •
  Pep Boys is or has been a "United States real property holding corporation," or "USRPHC," for U.S. federal income tax purposes within the five years preceding the Merger. We believe that Pep Boys is not currently and has not previously been a USRPHC for U.S. federal income tax purposes during the past five years.

  Non-U.S. Holders – Backup Withholding Tax and Information Reporting

        In general, a non-U.S. holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of our common stock exchanged for cash in the Merger if the non-U.S. holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the non-U.S. holder's gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder's U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals Required for the Merger

  General

        Pep Boys and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include approval under, or notifications pursuant to the HSR Act.

  Antitrust in the United States

        Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be completed until Pep Boys and Parent each file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties' filing of their respective HSR Act notification forms or the early termination of that waiting period. Pep Boys and Parent filed their respective notification and report forms with the FTC and the Antitrust Division of the DOJ on February 10, 2012 and the parties received notification of early termination on February 17, 2012.

        At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Legal Proceedings Regarding the Merger

        Following the announcement of the Merger Agreement on January 30, 2012, ten purported shareholders of Pep Boys initiated legal actions challenging the Merger. On January 31, 2012, purported shareholder Craig Gutmann filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Guttman v. Odell et al., Case ID 120104340. On February 3, 2012, purported shareholder David Katz filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Katz v. Odell et al., Case ID 120104994. On February 3, 2012, purported shareholder David Shaev filed a complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Shaev v. Atkins et al., Case ID 120200010. On February 6, 2012, purported shareholder Harvey Sitnick filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Sitnick v. Odell et al., Case ID 120200224. On February 6, 2012, purported shareholder Alan Hazell filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Hazell v. Odell et al., Case ID 120200189. On February 7, 2012, purported shareholder Hilary Coyne filed a complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Coyne v. Odell et al., Case ID 120200313. On February 7, 2012, purported shareholder International Union of Operating Engineers Local 30 Annuity and Pension Funds filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Int'l Union of Operating Engineers Local 30 Annuity and Pension Funds v. Odell et al., Case ID 120200431. On February 13, 2012, purported shareholder Henry Tindel filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Tindel v. Odell et al., Case ID 120201377. On February 14, 2012, purported shareholder Edward Dipple filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Dipple v. Odell et al., Case ID 120201537. On February 16, 2012, purported shareholder Matthew Bookbinder filed a putative class action complaint in the Court of Common Pleas of Philadelphia County, Pennsylvania, in an action styled Bookbinder v. Odell et al., Case ID 120201992. All actions are separately pending in the Commerce Program. Pep Boys has moved to consolidate the ten actions and this motion is pending. Collectively, the complaints allege direct and derivative claims that Pep Boys' directors breached their fiduciary duties and committed gross mismanagement and wasted corporate assets by their actions in approving the Merger Agreement; and, that Gores, Parent and Merger Sub aided and abetted breaches of fiduciary duty. All actions request that the Merger be enjoined, the Merger Agreement be rescinded and plaintiff's counsel and experts' fees be reimbursed. Pep Boys is bearing all of the expenses, subject to reimbursement in certain situations, of the Pep Boys defendants (including its directors) with respect to this and any additional shareholder litigation that has arisen or may arise with respect to the Merger.

        Additionally, Pep Boys has received six letters from counsel on behalf of purported shareholders demanding that the board of directors take actions to remedy alleged breaches of fiduciary duties in connection with the Merger and stating that if the board of directors did not take actions to remedy the alleged breaches, the shareholder would initiate – if it had not already done so – a derivative action against Pep Boys and its directors. Certain demand letters also request that the board of directors make public some documents and records related to the Merger. These demand letters include a January 31, 2012 letter from Robbins Umeda LLP, counsel to Craig Gutmann; a February 1, 2012 letter from Farqui & Farqui, LLP, counsel to John Chevedden; a February 3, 2012 letter from Robbins Umeda LLP, counsel to David Katz; a February 6, 2012 letter from Levikorsinky LLP, counsel to Astor BK Realty Trust; a February 9, 2012 letter from Berger & Montague, P.C., counsel to Michael Neft; and a February 14, 2012 letter from Wolf Haldenstein Adler Freeman & Herz LLP, counsel to Edward Dipple. The Pep Boys board of directors has formed a Special Litigation Committee to review and investigate these claims.

 THE MERGER AGREEMENT

        The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read carefully the Merger Agreement in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

 General; The Merger

        At the effective time of the Merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the PBCL, Merger Sub will merge with and into Pep Boys and the separate corporate existence of Merger Sub will end. We will be the surviving corporation in the Merger and will continue to be a Pennsylvania corporation after the Merger and a wholly-owned subsidiary of Parent. Our articles of incorporation, as in effect immediately prior to the effective time of the Merger, will at the effective time of the Merger be amended and restated in full to read as the form of the articles of incorporation of Merger Sub as in effect immediately prior to the execution of the Merger Agreement, except that the name of the surviving corporation shall be "The Pep Boys – Manny, Moe and Jack." The bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, will be the bylaws of Pep Boys, as the surviving corporation in the Merger.

        The directors of Merger Sub at the effective time of the Merger will, from and after the effective time of the Merger, be the initial directors of Pep Boys, as the surviving corporation. Our officers at the effective time of the Merger will, from and after the effective time of the Merger, be the initial officers of Pep Boys, as the surviving corporation. Our current officers are Michael R. Odell, President and Chief Executive Officer, Raymond L. Arthur, Executive Vice President and Chief Financial Officer, William E. Shull III, Executive Vice President – Stores, Scott A. Webb, Executive Vice President – Merchandising & Marketing, Joseph A. Cirelli, Senior Vice President – Corporate Development.

When the Merger Becomes Effective

        Pep Boys and Merger Sub will file articles of merger with the Department of State of the Commonwealth of Pennsylvania, no later than five business days after the satisfaction or waiver of the conditions to the Merger Agreement. Because the Merger is subject to certain conditions, the exact timing of the Merger cannot be determined.

        The Merger will become effective at the time the articles of merger are duly filed with the Department of State of the Commonwealth of Pennsylvania or at such other later date and time as Pep Boys and Parent agree and specify in the articles of merger.

Consideration to be Received Pursuant to the Merger

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  Each share of our common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Pep Boys, Parent or Merger Sub) will be converted into the right to receive the $15.00 in cash, without interest, which we refer to as the Merger Consideration.

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  Each share of our common stock owned by Pep Boys (as treasury stock or otherwise), Parent or Merger Sub will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange for it.

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  Each share of Merger Sub common stock will be converted into and become one share of common stock of Pep Boys, as the surviving corporation, and will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Our Stock Options and Stock Units

        Except as otherwise may be set forth in a written agreement entered into prior to the effective time of the Merger between Parent or its affiliates and any holder of a Pep Boys stock option, at the effective time of the Merger, each outstanding option to purchase shares of our common stock under any stock incentive plan, whether or not exercisable or vested, shall become fully vested and exercisable, and shall, as of the effective time of the Merger, be canceled, and Pep Boys will pay each holder of any such option as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such option canceled an amount in cash determined by multiplying:

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  the aggregate excess, if any, of the Merger Consideration over the applicable per share exercise price of each such option by

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  the number of shares of our common stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the effective time of the Merger.

        Except as otherwise may be set forth in a written agreement entered into prior to the effective time of the Merger between Parent or its affiliates and any holder of a Pep Boys restricted stock unit, at the effective time of the Merger, each outstanding restricted stock unit award representing the right to receive shares of our common stock granted under any stock incentive plan that vests over the passage of time shall vest (to the extent not vested) and become free of such other lapsing restrictions as of the effective time of the Merger and shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such restricted stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such restricted stock unit canceled an amount in cash determined by multiplying:

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  the Merger Consideration by

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  the number of units covered by such Pep Boys restricted stock unit that have not been settled or paid prior to the effective time of the Merger.

        Except as otherwise may be set forth in a written agreement entered into prior to the effective time of the Merger between Parent or its affiliates and any holder of a Pep Boys performance stock unit, at the effective time of the Merger, each outstanding restricted stock unit award representing the right to receive shares of our common stock granted under any stock incentive plan that vests based on the level of achievement of performance goals shall vest at the target level (to the extent not vested) and become free of such other lapsing restrictions as of the effective time of the Merger and shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such performance stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such performance stock unit canceled an amount in cash determined by multiplying:

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  the Merger Consideration by

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  the number of units covered by such Pep Boys performance stock unit that have not been settled or paid immediately prior to the effective time of the Merger.

        Except as otherwise may be set forth in a written agreement entered into prior to the effective time of the Merger between Parent or its affiliates and any holder of a Pep Boys deferred stock unit, at the effective time of the Merger, each outstanding restricted stock unit or performance stock unit that previously became vested, but which was deferred by the holder or Pep Boys (each, a "deferred stock unit") shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such deferred stock unit as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each such deferred stock unit canceled an amount in cash determined by multiplying:

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  the Merger Consideration by

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  the number of units covered by such Pep Boys deferred stock unit that have not been settled or paid immediately prior to the effective time of the Merger.

        The ESPP will terminate prior to the effective time of the Merger. The board of directors suspended the ESPP so that no new offering periods will begin after the date of the Merger Agreement. With respect to the offering period that was in effect on the date of the Merger Agreement, each outstanding purchase right under the ESPP shall be exercised in accordance with the terms of the ESPP on the regularly scheduled purchase date for such offering period; provided that if the Merger occurs prior to such purchase date, then the purchase right for such offering period shall be exercised immediately prior to the effective time of the Merger. Except as otherwise may be set forth in a written agreement entered into prior to the effective time of the Merger between Parent or its affiliates and any holder of shares of our common stock held in the ESPP brokerage account, at the effective time of the Merger, all shares of our common stock held in the ESPP brokerage account, as well as shares purchased under the last offering period of the ESPP, shall, as of the effective time of the Merger, be canceled, and Pep Boys shall pay each holder of any such common stock as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time) for each share of our common stock canceled an amount of cash determined by multiplying:

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  the Merger Consideration by

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  the number of shares of our common stock purchased by such participant in the ESPP.

        Subject to any applicable withholding taxes, the payment for Pep Boys stock options and stock units will be made, without interest, through our payroll systems.

        Except as otherwise necessary in connection with a written agreement between Parent or its affiliates and any holder of a Pep Boys stock option, restricted stock unit, performance stock unit or deferred stock unit, the stock incentive plans and the ESPP, discussed above, shall terminate as of the effective time of the Merger.

Payment for Pep Boys Common Stock in the Merger

        On the closing date, Parent will deposit or will cause to be deposited with [    •    ], the paying agent, in a separate fund established for the benefit of the holders of our common stock, sufficient cash to pay those shareholders the amounts they are entitled to receive under the Merger Agreement. At the close of business on the closing date of the Merger, there will be no further transfers in the records of Pep Boys or its transfer agent of certificates representing our common stock (each a "Certificate" and together the "Certificates"). On or after the effective time of the Merger, any Certificates presented to the paying agent or Parent will be converted into the Merger Consideration. After the effective time of the Merger, subject to the right to surrender Certificates in exchange for payment of the Merger Consideration, our shareholders will cease to have any rights as a shareholder of Pep Boys.

        As soon as reasonably practicable after the effective time of the Merger (and in any event within five business days after the effective time), the paying agent will mail or deliver to each record holder of our common stock a letter of transmittal and instructions for use in effecting the surrender of their Certificates in exchange for the Merger Consideration.

        Upon surrender of a shareholder's Certificates to the paying agent with a properly executed letter of transmittal and such other documentation as may be required, the paying agent will promptly deliver to the shareholder the appropriate per share Merger Consideration multiplied by the number of shares formerly represented by the surrendered Certificates. The surrendered Certificates will be canceled upon delivery of the Merger Consideration. Parent or the paying agent may reduce the amount of any Merger Consideration paid to a shareholder by any applicable withholding taxes as required under federal, state, local or foreign tax law.

Lost Certificates

        If any Certificate is lost, stolen or destroyed, the paying agent will deliver the applicable Merger Consideration due in respect of the shares formerly represented by that Certificate if:

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  the shareholder asserting the claim of a lost, stolen or destroyed Certificate makes an affidavit of that fact; and

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  upon request of the surviving corporation, the shareholder posts a bond in a reasonable amount designated by the surviving corporation as security against any claim that may be made with respect to that Certificate against the surviving corporation.

Unclaimed Amounts

        Any portion of the exchange fund which remains undistributed to our shareholders after the one year anniversary of the effective time of the Merger will be delivered by the paying agent to Parent upon demand, and any of our shareholders who have not previously surrendered their Certificates will be entitled to look only to Parent for payment of the Merger Consideration due in respect of the shares formerly represented by their Certificates. Subject to other terms of the Merger Agreement, if any Certificates are not surrendered prior to three years after the effective time of the Merger, any Merger Consideration attributable to the shares formerly represented by such certificates will, to the extent permitted by law, become property of Parent, free and clear of all claims or interests.

Representations and Warranties

        The representations, warranties and covenants of Pep Boys contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub and the additional persons specifically described therein. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by matters specifically disclosed in any reports filed by us with the SEC prior to the date of the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement, which might differ from what is viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is described herein, and included as Annex A hereto, only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding us or our business. Investors should not rely on the representations, warranties and covenants or any descriptions thereof in the Merger Agreement as characterizations of the actual state of facts or condition of Pep Boys or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the information provided elsewhere in this document and in our filings with the SEC. See "Where You Can Find More Information" beginning on page 86.

        The Merger Agreement contains a number of representations and warranties made by us, Parent and Merger Sub that relate to, among other things:

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  corporate existence, good standing and qualification to conduct business;

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  due authorization, execution, delivery and validity of the Merger Agreement;

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  governmental authorization necessary to complete the Merger;

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  absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the Merger;

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  disclosure documents relating to the Merger Agreement; and

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  finders' fees and fees payable to financial advisors in connection with the Merger.

        Our representations and warranties relate to, among other things:

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  our organizational documents and those of our subsidiaries;

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  our capital structure;

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  our subsidiaries, including their corporate existence, good standing and qualification to conduct business and the absence of any conflict with their organizational documents or any violation of their agreements, laws or regulations as a result of the consummation of the Merger;

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  compliance with applicable laws and possession of permits and licenses by us and our subsidiaries;

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  our filings with the SEC, the absence of material misstatements or omissions from such filings and the accuracy of information, including financial information, contained in these documents;

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  our compliance with the Sarbanes-Oxley Act of 2002 and other matters related to our internal and disclosure controls;

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  the absence of material changes and events concerning us and our subsidiaries since January 30, 2011;

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  the absence of undisclosed material liabilities;

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  pending or threatened material litigation or investigations against us and our subsidiaries;

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  matters relating to the Employee Retirement Security Act of 1974, as amended, and our employee benefits;

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  absence of changes in our benefit plans;

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  absence of any collective bargaining agreements;

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  matters relating to our intellectual property and that of our subsidiaries;

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  completion and accuracy of our tax filings and payment of our taxes;

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  matters relating to our assets and those of our subsidiaries;

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  matters relating to our and our subsidiaries' owned and leased real property and the leases related to our leased real property;

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  our compliance and our subsidiaries' compliance with applicable environment laws;

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  our material contracts and those of our subsidiaries and performance obligations thereunder;

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  our maintenance of insurance;

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  affiliate transactions;

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  matters relating to our suppliers and vendors;

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  the accuracy of the statements and information supplied in this proxy statement;

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  absence of certain unlawful business practices;

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  the receipt of a fairness opinion from our financial advisor;

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  inapplicability of state anti-takeover statutes to the Merger Agreement and the Merger; and

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  the required vote of our shareholders.

        Parent and Merger Sub also make representations and warranties relating to financing of the Merger Consideration, absence of litigation, the accuracy of the statements and information supplied in this proxy statement and lack of ownership of our common stock. The financing of the Merger Consideration is discussed below under "The Merger Agreement – Parent Financing" on page 75.

        Many of our representations and warranties are qualified as to "materiality" or "material adverse effect." For purposes of the Merger Agreement, "Material Adverse Effect" means, with respect to Pep Boys, any fact, circumstance, event, change, effect, violation or occurrence that, individually or in the aggregate, with all other facts, circumstances, events, changes, effects, violations or occurrences, (a) has or would be reasonably expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Pep Boys and its subsidiaries, taken as a whole, or (b) prevents the ability of Pep Boys to consummate the Merger or materially adversely effects our ability to perform our material obligations under the Merger Agreement; provided, however, that in the case of clause (a) only, none of the following, and no effect arising out of or resulting from the following, shall be deemed to be a Material Adverse Effect:

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  changes in general economic, financial market or geopolitical conditions, except to the extent such changes have a materially disproportionate adverse effect on us and our subsidiaries, taken as a whole, relative to other comparable companies;

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  general changes or developments in any of the industries in which we or our subsidiaries operate, except to the extent such changes or developments have a materially disproportionate adverse effect on us and our subsidiaries, taken as a whole, relative to other comparable companies;

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  the announcement of the Merger Agreement and the Merger, or the performance of the Merger Agreement or the Merger, including any loss of or adverse change in the relationship of Pep Boys and our subsidiaries with their respective customers and suppliers;

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  changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof, except to the extent such changes have a materially disproportionate adverse effect on us and our subsidiaries, taken as a whole, relative to other comparable companies;

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  any outbreak or escalation of hostilities or war or any act of terrorism, except to the extent such outbreak, escalation of hostilities, war or act of terrorism has a materially disproportionate adverse effect on us and our subsidiaries, taken as a whole, relative to other comparable companies; or

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  our failure, in and of itself, to meet any internal or published analyst estimates of revenue or earnings projections, whether such projections are prepared by us or a third party, although the underlying change, event, occurrence or state of facts giving rise to such failure may constitute or otherwise contribute to a Material Adverse Effect.

        The representations and warranties of the parties to the Merger Agreement will expire upon the effective time of the Merger or the termination of the Merger Agreement.

Conduct of the Business Pending the Merger

  Interim Operations of Pep Boys

        We have agreed to restrictions on the operation of the business of Pep Boys and our subsidiaries until either the effective time of the Merger or the termination of the Merger Agreement. In general, we have agreed to conduct business in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve intact the present business organization, maintain existing relations with customers, suppliers, creditors and business partners that are integral to the operation of their businesses as conducted on the date of the Merger Agreement and keep available the services of all officers, employees and consultants who are integral to the operation of the business of Pep Boys and our subsidiaries on the date of the Merger Agreement. In addition, we have agreed that, among other things and subject to certain exceptions, we are restricted from and must prevent any of our subsidiaries from, without Parent's prior written consent:

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  amending our or our subsidiaries' organizational documents;

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  issuing, selling, pledging, disposing, encumbering or granting any shares of common stock or any options, warrants, or any other rights to acquire shares of common stock;

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  redeeming, purchasing or otherwise acquiring, or proposing or offering to redeem, purchase or otherwise acquire, any outstanding shares of common stock or any other equity interests of Pep Boys or any of its subsidiaries, except as required pursuant to any Pep Boys benefit plans in effect as of the date of the Merger Agreement;

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  declaring or paying any dividend with respect to our common stock;

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  acquiring any entity or all or substantially all of the assets of any entity in connection with acquisitions or investments or entering into any agreement, arrangement or understanding with respect to any such acquisition other than in connection with the acquisition or opening of new locations that do not involve payment by us in excess of $10 million in the aggregate;

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  selling, leasing, licensing, or otherwise disposing of material assets, except inventory in the ordinary course of business consistent with past practice;

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  mortgaging, encumbering or subjecting to a lien any material portion of our properties or assets other than inventory in the ordinary course of business consistent with past practice;

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  incurring any indebtedness for borrowed money, capitalized lease obligations other than in the ordinary course of business consistent with past practice, guarantees or obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations of others, except for indebtedness for borrowed money in an aggregate principal amount not to exceed $5 million or with respect to trade payables;

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  increasing the compensation or other benefits payable to any directors or executive officers except as required pursuant to any existing written agreements or Pep Boys benefit plans in effect as of the date of the Merger Agreement;

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  entering into or materially amending any employment agreement with any executive officer except agreements terminable on less than 30 calendar days' notice without penalty or to the extent to replace a departing employee, in which case only in the ordinary course of business consistent with past practice and except as required pursuant to any existing written agreements or Pep Boys benefit plans in effect as of the date of the Merger Agreement;

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  granting or materially increasing any severance or termination pay to, or entering into or materially amending any severance agreement or termination agreement with any directors or executive officers except as required pursuant to any existing written agreements or Pep Boys benefit plans in effect as of the date of the Merger Agreement;

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  granting, conferring or awarding, options, convertible securities, restricted stock units or other rights to acquire any common stock or taking any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan, other than grants of Pep Boys restricted stock units pursuant to deferral elections made prior to the date of the Merger Agreement under the Pep Boys Deferred Compensation Plan;

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  modifying or amending any material contract with a term longer than one year which cannot be terminated without material penalty upon notice of 60 calendar days or less or waiving, releasing or assigning any rights or claims under any material contract or entering into any contract that if entered into prior to the date of the Merger Agreement would have been a material contract;

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  establishing, adopting, entering into or amending any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries except as required pursuant to any existing written agreements or Pep Boys benefit plans in effect as of the date of the Merger Agreement;

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  making any material changes in any method of accounting, accounting principles or practice, except for (i) any such change required by reason of a concurrent change in generally accepted accounting principles, Regulation S-X, any governmental or quasi-governmental entity or other applicable law or (ii) to permit the audit of our financial statements in compliance with generally accepted accounting policies;

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  filing any amendment to any tax return or making any election relating to taxes, changing any election relating to taxes already made, adopting or changing any accounting method relating to taxes, entering into any closing agreement relating to taxes, settling any claim or assessment relating to taxes or consenting to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment if any of the foregoing would reasonably be expected to materially increase the tax liability of Pep Boys and its subsidiaries or materially reduce a tax attribute of Pep Boys and its subsidiaries;

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  settling, compromising, discharging or agreeing to settle any litigation, investigation, arbitration or proceeding other than those that do not involve the payment by us of monetary damages in excess of $2 million in the aggregate, after taking into account any applicable reserves and any applicable insurance coverage, and do not involve any material injunctive or other material non-monetary relief or impose material restrictions on the business or operations of Pep Boys;

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  making any capital expenditures, except in accordance with our annual budget and capital expenditure plan or in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5 million;

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  selling, leasing, mortgaging, selling and leasing back or otherwise disposing of any real property or any interests therein, other than in the ordinary course of business with respect to certain surplus property; or

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  adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Pep Boys or any of its subsidiaries or altering through merger, liquidation, reorganization or restructuring the corporate structure of Pep Boys (other than the Merger).

 Solicitation of Acquisition Proposals

  Go-Shop Period

        The Merger Agreement provides that until 11:59 p.m. (EST) on March 14, 2012 (the "Go-Shop Period End Date"), we and our representatives are permitted to:

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  solicit, initiate, facilitate or encourage any Competing Proposals, including by way of providing access to non-public information to any entity pursuant to a confidentiality agreement that is no less favorable to us as the confidentiality agreement between us and Parent (an "Acceptable Confidentiality Agreement"), provided that we concurrently therewith provide Parent with any non-public information provided to the entity that has not previously been provided to Parent;

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  engage in discussions or negotiations with any entity with respect to any Competing Proposal.

        On the Go-Shop Period End Date, we must deliver to Parent a list of each entity from whom we received prior to the Go-Shop Period End Date (each, a "Go-Shop Party"), a written Competing Proposal that the board of directors determined in good faith (after consultation with outside legal counsel) is bona fide and constitutes a Superior Proposal or a Competing Proposal that is reasonably likely to result in a Superior Proposal.

        For purposes of the Merger Agreement:

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  the term "Competing Proposal" means any written bona fide proposal made by a third party relating to any direct or indirect acquisition or purchase of 15% or more of the assets of Pep Boys, taken as a whole, or 15% or more of the combined voting power of the shares of our common stock, any tender offer or exchange offer that if consummated would result in any entity beneficially owning 15% or more of the combined voting power of the shares of our common stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries in which the other party thereto or its shareholders will own 15% or more of the combined voting power of the parent entity resulting from any such transaction, other than transactions contemplated by the Merger Agreement; and

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  the term "Superior Proposal" means a Competing Proposal not solicited or initiated in material breach of the Merger Agreement that the board of directors in good faith determines (after consultation with outside legal counsel) would, if consummated, result in a transaction that is (A) more favorable to our shareholders from a financial point of view than the transaction with Parent, after taking into account all relevant factors as the board of directors considers to be appropriate, but which shall include all the terms and conditions of such proposal and the Merger Agreement (including any changes to the terms of and conditions of the Merger Agreement proposed by Parent in writing in response to such proposal) and (B) reasonably capable of being consummated on the terms proposed, taking into account all financial (including having financing commitments, if any, and agreements to comply with requests of antitrust regulators, in each case, that are at least as certain as those provided by Parent), regulatory, legal and other aspects of such proposal; provided that, for purposes of the definition of "Superior Proposal," the references to "15% or more" in the definition of Competing Proposal shall be deemed to be references to "all or substantially all".

  Solicitation after the Go-Shop Period End Date

        The Merger Agreement provides that after the Go-Shop Period End Date, we and our representatives are required to immediately cease the activities permitted during the go-shop period summarized above under "Go-Shop Period" on page 70, except as may relate to any Go-Shop Parties with respect to which we can continue such activities until 11:59 p.m. (EST) on March 29, 2012.

Following the Go-Shop Period End Date, we and our representatives may not: (i) solicit, initiate, knowingly facilitate or encourage any Competing Proposal; (ii) participate in any negotiations regarding, or furnish to any entity any material non-public information in connection with any Competing Proposal; (iii) engage in discussions or negotiations with any entity with respect to any Competing Proposal; (iv) approve or recommend any Competing Proposal; or (v) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, or similar document or any agreement or commitment relating to any Competing Proposal or enter into any contract or agreement in principle that is intended or would reasonably be expected to result in a Competing Proposal.

        Notwithstanding the restrictions described above, if at any time after the Go-Shop Period End Date, we receive a Competing Proposal which constitutes or would reasonably be expected to result in a Superior Proposal, then we may furnish non-public information to and engage in discussions with third parties (including parties that were previously Go-Shop Parties) making such Competing Proposal. Such third parties must execute an Acceptable Confidentiality Agreement with us prior to receiving any confidential information from us or our representatives. Furthermore, notwithstanding the restrictions described above, we shall have the right to continue to engage in such activities with any Go-Shop Party until 11:59 p.m. (EST) on March 29, 2012.

        In addition, the Merger Agreement provides that after the Go-Shop Period End Date, we must as promptly as reasonably practicable, following taking such actions described above:

  •
  provide written notice to Parent of such Competing Proposal, setting forth the identity of the party making the Competing Proposal, and indicating in reasonable detail the terms and conditions thereof; and

  •
  provide Parent with redacted copies of any proposed definitive agreements received in connection with such Competing Proposal.

        In addition to the foregoing, except to the extent necessary to enable parties to make Competing Proposals, we will not release any entity from, or waive any provisions of, any confidentiality or "standstill" or similar agreement in favor of Pep Boys.

Board of Directors' Recommendation and Actions; Special Meeting of the Pep Boys' Shareholders and Company Actions

        Our board of directors unanimously voted to recommend the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger by our shareholders and to call a special meeting for this purpose. Unless the Merger Agreement is terminated, we have agreed in the Merger Agreement to convene a meeting of our shareholders for the purpose of obtaining the shareholders' approval of the Merger and to use commercially reasonable efforts to solicit the adoption and approval of the Merger Agreement by our shareholders.

        Except as expressly permitted by the terms of the Merger Agreement, we have agreed in the Merger Agreement that neither the board of directors nor any committee of the board of directors will directly or indirectly take, any of the following actions:

  •
  withdraw or change, amend, modify or qualify in a manner adverse to Parent, or publicly propose to withdraw or change, amend, modify or qualify in a manner adverse to Parent, the board of directors' recommendation in favor of the Merger;

  •
  approve or recommend, or publicly propose to approve or recommend, a Competing Proposal; or

  •
  take any other action or make any other proposal or statement inconsistent with the board of directors' recommendation in favor of the Merger.

        Despite the foregoing, the Merger Agreement provides that at any time before the adoption of the Merger Agreement by our shareholders, the board of directors may change, amend, modify or qualify its recommendation in favor of the Merger if either:

  •
  we receive a Competing Proposal that the board of directors concludes in good faith (after consultation with outside legal counsel) constitutes a Superior Proposal when compared with Parent's agreement to acquire Pep Boys and that, in light of such Superior Proposal, the board of directors' fiduciary obligations to our shareholders require the board of directors to change, amend, modify or qualify its recommendation in favor of the Merger, and the board of directors provides prior written notice to Parent and Merger Sub at least three business days in advance of its change of recommendation in favor of the Merger, which specifies the material terms and conditions of any such Superior Proposal including the identity of the entity making such proposal. Prior to effecting a change of recommendation we shall, negotiate with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Competing Proposal ceases to constitute a Superior Proposal; or

  •
  the board of directors reasonably determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

        As described below under "The Merger Agreement – Termination of the Merger Agreement," if our board of directors (after consultation with outside legal counsel) determines that a Competing Proposal made by a third party constitutes a Superior Proposal, we may terminate the Merger Agreement and enter into a definitive agreement with respect to such Superior Proposal, so long as we give Parent written notice of our intention to terminate at least three business days prior to such termination during which time we must negotiate with Parent in good faith in an effort to make adjustments in the terms and conditions of the Merger Agreement so that such Competing Proposal ceases to constitute a Superior Proposal and pay the termination fee provided in the Merger Agreement to Parent.

Other Covenants

  Indemnification and Insurance

        Under the Merger Agreement, we shall use our commercially reasonable efforts to, and if we are unable to, Parent has agreed to cause the surviving corporation to provide:

  •
  a six-year pre-paid "tail policy" covering acts or omissions at or prior to the effective time of the Merger with respect to those persons who as of the date of the Merger Agreement are covered by the policies of the directors' and officers' liability insurance maintained by Pep Boys as of the date of the Merger Agreement with such coverage levels not materially less favorable to such indemnified persons than those of the policy in place as of the date of the Merger Agreement; provided, however that such insurance policies will not require the payment of an aggregate annual premium in excess of 300% of the amount currently paid by us for such insurance; provided further, that if the annual premiums of such insurance coverage exceed such amount, we, Parent or the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; or

  •
  if we and/or the surviving corporation shall for any reason fail to obtain such "tail" insurance policies as of the effective time of the Merger, the surviving corporation shall, and Parent shall cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time of the Merger the policy in effect as of the date of the Merger Agreement with levels of coverage no less favorable than that provided as of the date of the Merger Agreement, or the surviving corporation shall, and Parent shall cause the surviving corporation to, use commercially reasonable efforts to purchase comparable policies of directors' and officers' liability insurance for such six-year period with levels of coverage no less favorable than that provided under the policy as of the date of the Merger Agreement; provided, however, that neither Parent nor the surviving corporation shall be required to pay an aggregate annual premium for such policies of directors' and officers' liability insurance in excess of 300% of the aggregate annual premium most recently paid by Pep Boys prior to the date of the Merger Agreement to maintain the current policy; provided further, that if the annual premium of such insurance coverage exceeds such amount, Parent or the surviving corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

        If the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the surviving corporation will assume the obligations described above.

  Efforts Covenant

        Pep Boys, Parent and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the Merger and the other transactions contemplated by the Merger Agreement. Pep Boys, Parent and Merger Sub have agreed to make appropriate filings pursuant to any applicable competition laws, including the filings described under "The Merger – Regulatory Approvals Required for the Merger," beginning on page 60.

  Financing

        Parent and Pep Boys have agreed to certain representations, warranties and covenants regarding Parent's financing of the Merger discussed below under "The Merger Agreement – Parent Financing" on page 75.

  Certain Other Covenants

        The Merger Agreement contains additional mutual covenants, including covenants relating to preparation of this proxy statement, cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental consents or approvals, public announcements and further assurances.

Conditions to the Completion of the Merger

  Mutual Closing Conditions

        The obligations of each of Parent, Merger Sub and Pep Boys to consummate the Merger are subject to the satisfaction or waiver at or before the effective time of the Merger of the following conditions:

  •
  approval of the Merger Agreement by our shareholders;

  •
  absence of legal prohibitions on completion of the Merger; and

  •
  expiration of any applicable waiting periods under the HSR Act, and any applicable foreign competition laws relating to the Merger.

  Additional Closing Conditions for the Benefit of Parent and Merger Sub

        The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver at or before the effective time of the Merger of the following additional conditions:

  •
  we have performed in all material respects our obligations required to be performed by us at or prior to the effective time of the Merger;

  •
  our representations and warranties regarding capitalization and authority shall be true and correct at and as of the closing date (except for de minimis failure to be true and correct);

  •
  all of our other representations and warranties must be true and correct at and as of the closing date except where the failure of any such representation or warranty to be true and correct has not had, and would not have, individually or in the aggregate, a Material Adverse Effect; and

  •
  we have delivered a certificate signed by our chief executive officer or another senior officer to the foregoing effect.

  Additional Closing Conditions for the Benefit of Pep Boys

        Our obligation to complete the Merger is subject to the satisfaction or waiver at or before the effective time of the Merger of the following additional conditions:

  •
  Parent and Merger Sub have performed in all material respects their obligations required to be performed by them at or prior to the effective time of the Merger;

  •
  the representations and warranties of Parent and Merger Sub regarding organization and authority must be true and correct at and as of the closing date (except for de minimis failure to be true and correct);

  •
  all other representations and warranties of Parent and Merger Sub shall be true and correct at and as of the closing date except where the failure of any such representation or warranty to be true has not, and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by the Merger Agreement; and

  •
  we have received a certificate signed by the chief executive officer or another senior officer of Parent to the foregoing effect.

Employee Benefit Matters

        During the one-year period commencing on the effective time of the Merger, Parent is obligated to provide, or cause the surviving corporation to provide, to employees of Pep Boys and any of our subsidiaries who become employees of the surviving corporation (such employees referred to in this proxy statement as "Company Employees") annual salary and target bonus that are, in the aggregate, no less favorable than the annual salary and target bonus being provided to Company Employees immediately prior to the effective time of the Merger. From the effective time of the Merger through and until January 29, 2013, Parent is obligated to provide, or cause the surviving corporation to provide, to Company Employees health and welfare benefits programs (excluding any post-retirement health and welfare benefits) that are, in the aggregate, not materially less favorable than the health and welfare benefits programs being provided to Company Employees immediately prior to the effective time of the Merger under our applicable plans.

        For purposes of eligibility and vesting under the employee benefit plans providing benefits to any Company Employees after the effective time of the Merger, and for purposes of accrual of vacation and other paid time off and severance benefits under such plans, each Company Employee will be credited with his or her years of service with Pep Boys, our subsidiaries and affiliates (and any additional service with any predecessor employer) before the effective time of the Merger, provided that no such service credit shall result in any duplication of benefits with respect to any service period. In addition, each Company Employee will, immediately after the effective time of the Merger, be eligible to participate, without any waiting time, in any employee benefit plan to the extent coverage under such plan replaces coverage under a comparable employee benefit plan in which such Company Employee participated immediately before the replacement.

        With respect to any employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee after the effective time of the Merger, Parent will cause: (i) all pre-existing condition exclusions and actively-at-work requirements of such plan to be waived for such Company Employee and his or her covered dependents, and (ii) any eligible expenses incurred by such Company Employee and his or her covered dependents under a plan that is replaced in the same plan year to be taken into account under the replacement plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the replacement plan.

        At the effective time of the Merger, Pep Boys shall take such actions as are necessary and appropriate to fully vest all participants in the amounts credited to their accounts under each of the Pep Boys Deferred Compensation Plan and the Pep Boys Account Plan (collectively, the "Company Nonqualified Plans"), to the extent not vested as of the effective time of the Merger. In addition, Pep Boys shall terminate each of the Company Nonqualified Plans and each participant in the Company Nonqualified Plans shall receive full payment of the total value of the amounts credited to his or her accounts under the Company Nonqualified Plans in a single lump sum cash payment as soon as administratively practicable after the effective time of the Merger (and in any event within five business days after the effective time).

        If requested by Parent prior to the effective time of the Merger, Pep Boys shall terminate The Pep Boys Savings Plan, amended and restated effective January 1, 2010, as amended (the "401(k) Plan") and The Pep Boys Savings Plan – Puerto Rico, amended and restated effective September 3, 2002, as amended (the "Puerto Rico Plan") and no further contributions shall be made to the 401(k) Plan or the Puerto Rico Plan. If the 401(k) Plan and/or the Puerto Rico Plan are terminated, then no later than the date that is 90 days after the effective time of the Merger, Parent shall cause the surviving corporation to offer a plan to Company Employees that is substantially similar, provided that the employer match is at least as favorable, as the terminated 401(k) Plan and/or the Puerto Rico Plan. If the 401(k) Plan and/or the Puerto Rico Plan is not terminated, Parent shall cause the surviving corporation to continue the 401(k) Plan and/or the Puerto Rico Plan, as applicable, in accordance with its terms.

        For a more detailed description of other employee-related matters, see "The Merger – Interests of the Directors and Executive Officers of Pep Boys in the Merger," beginning on page 46 of this proxy statement.

Parent Financing

        At the time of the execution of the Merger Agreement, Parent obtained equity commitment letters from Gores Capital Partners II, L.P. and Gores Capital Partners III, L.P. with an aggregate equity contribution in an amount of $489 million, and debt commitment letters from Credit Suisse Securities (USA) LLC, Credit Suisse AG, and Barclays Capital, the investment banking division of Barclays Bank PLC as well as Wells Fargo Bank, National Association, Wells Fargo Capital Finance, LLC and Barclays Capital, the investment banking division of Barclays Bank PLC with an aggregate amount of $875 million. For a more detailed description of Parent's financing commitments and risk associated with the financing, see "The Merger – Financing," beginning on page 45 of this proxy statement.

Pursuant to the terms of the Merger Agreement, Parent is obligated to use its commercially reasonable efforts to (a) arrange its financing on the terms and conditions described in the equity and debt commitment letters (or on terms no less favorable to Parent and Merger Sub), (b) enter into definitive agreements to be in effect no later than the closing date of the Merger and (c) consummate the financing no later than the closing date of the Merger. If any portion of the financing contemplated in the equity and debt commitment letters becomes unavailable, Parent must inform us promptly and use commercially reasonable efforts to obtain alternative financing on terms not materially less favorable from the standpoint of Parent and Merger Sub than were contained in the equity and debt commitment letters. Parent further agreed to comply with all covenants under the equity and debt commitment letters or any alternative financing commitment, inform us of any material breach by any party under its financing commitments and to keep us informed of the status of its efforts to consummate its financing. Any breach by Parent under its equity and debt commitments or alternative financing commitments will be deemed a breach of a covenant under the Merger Agreement.

        We are obligated, at Parent's sole expense and subject to certain limitations, to cooperate with any reasonable requests by Parent in connection with the arrangement of its financing (including any related sale-leaseback transactions) including, among other things, entering into agreements and agreeing to pledge or grant security interests in our assets to be effective only after the consummation of the Merger, providing financial information, making our senior officers available to assist the lenders specified in the commitments and otherwise reasonably cooperating in connection with the consummation of the financing.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time before the effective time of the Merger, whether before or after approval of the matters presented in connection with the Merger by our shareholders, in any of the following ways:

  •
  by mutual written consent of Parent and Pep Boys;

  •
  by either Parent or us if:

  •
  the Merger has not been consummated on or before July 27, 2012;

  •
  there is a permanent legal prohibition to completing the Merger, provided that the right to terminate will not be available for any party whose failure to comply with its obligations regarding the HSR Act resulted in such legal prohibition; or

  •
  our shareholders fail to adopt the Merger Agreement and approve the Merger;

  •
  by Parent if:

  •
  we breach any representation or warranty or fail to perform any covenant under the Merger Agreement that would cause the conditions to closing not to be satisfied and has not been or is incapable of being cured by us within 30 days after written receipt of notice of the breach from Parent;

  •
  by us if:

  •
  our board of directors concludes that a Competing Proposal is a Superior Proposal and we (i) have otherwise complied with the non-solicitation provisions in the Merger Agreement and have given Parent written notice of our intention to terminate at least three business days prior to such termination during which time we must negotiate with Parent in good faith in an effort to make adjustments in the terms and conditions of the Merger Agreement so that such Competing Proposal ceases to constitute a Superior Proposal, and (ii) pay the applicable termination fee;

    •
    Parent breaches any of its representations or warranties or fails to perform any of its covenants as set forth in the Merger Agreement, and such breach or failure to perform would cause the condition to closing not to be satisfied and has not been or is incapable of being cured by Parent within 30 days after written receipt of notice of the breach from us; or

    •
    all of the mutual closing conditions and Parent's closing conditions have been satisfied other than those that by their terms are to be satisfied at closing, we have given Parent written notice of the commencement of the five business day period within which the closing shall occur and that we are prepared to consummate the Merger and Parent or Merger Sub breaches its obligations to consummate the Merger by the end of such five business day period.

        If the Merger Agreement is validly terminated, the agreement will become void without any liability on the part of any party other than the payment of a termination fee in certain circumstances discussed below. However, the provisions of the Merger Agreement relating to the termination fees and expenses and the general provisions including non-survival of representations, warranties and agreements, governing law, succession and assignment and jurisdiction and waiver of jury trial, as well as the confidentiality agreement will continue in effect notwithstanding termination of the Merger Agreement. In addition, no termination will relieve any party of any liability or damages resulting from fraud by that party.

Fees and Expenses

        The Merger Agreement generally provides that each party will pay its own fees and expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, whether or not the Merger is completed.

  Termination Fees Payable by Pep Boys

        We have agreed in the Merger Agreement to pay Parent a fee of $25 million if any of the following payment events occur:

  •
  termination of the Merger Agreement by us because our board of directors concludes that a Competing Proposal is a Superior Proposal and we have otherwise complied with the non-solicitation provisions in the Merger Agreement and given Parent three business days notice and negotiated in good faith with Parent to make such adjustments in the terms and conditions of the Merger Agreement so that such Competing Proposal ceases to constitute a Superior Proposal; or

  •
  termination of the Merger Agreement by either Parent or us because (1) the Merger has not been consummated on or before July 27, 2012 or (2) our shareholders fail to adopt the Merger Agreement and approve the Merger, but in each case only if prior to the shareholder meeting a Competing Proposal shall have been publicly proposed or disclosed and within 12 months of the termination, we enter into a definitive agreement related to a Competing Proposal.

        We have agreed in the Merger Agreement to pay Parent a reduced fee of $10 million if we terminate the Merger Agreement in order to accept a Superior Proposal from a Go-Shop Party and enter into a definitive agreement with respect to such Superior Proposal on or before March 29, 2012 with the Go-Shop Party.

  Termination Fees Payable by Parent

        Parent has agreed to pay us a termination fee of $50 million if any of the following payment events occur:

  •
  termination of the Merger Agreement by us due to Parent's breach or failure to perform any of its representations, warranties, covenants or other agreements that would cause a failure of a condition to the Merger Agreement that has not been or is incapable of being cured within 30 days of receipt of notice of the breach by us; or

  •
  termination of the Merger Agreement by us if all of the mutual closing conditions and Parent's closing conditions have been satisfied other than those that by their terms are to be satisfied at closing, we have given Parent written notice of the commencement of the five business day period within which the closing shall occur and that we are prepared to consummate the Merger and Parent or Merger Sub breaches its obligations to consummate the Merger by the end of such five business day period.

        In the event we terminate the Merger Agreement as described above, our receipt of the termination fee from Parent is our sole and exclusive remedy against Parent or Merger Sub for any loss suffered as a result of any breach of any representation, warranty, covenant or obligation in the Merger Agreement. The Funds have provided guarantees of their pro rata portions of any termination fee that may become payable by Parent as described under "The Merger – Financing" on page 45.

        If either Pep Boys or Parent fails to pay any of the termination fees described above when such fees are due, Pep Boys or Parent, as the case may be, agrees to pay any reasonable costs and expenses (including reasonable fees and expenses of counsel) actually incurred or accrued by the other party in connection with any action taken to collect payment of such amounts with interest on any amount of the termination fee at a rate per annum equal to the prime lending rate in effect on the date such payment should have been made.

Amendments; Waivers

        Any provision of the Merger Agreement may be amended or waived before the effective time of the Merger if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after approval of the Merger Agreement by our shareholders and without their further approval, no amendment or waiver that requires shareholder approval under applicable law or NYSE rules may be made.

ADJOURNMENT OF THE SPECIAL MEETING

        We may ask our shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the Merger Agreement and approving the transactions contemplated thereby at the time of the special meeting. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes in favor of adopting the Merger Agreement and approving the transactions contemplated thereby at the time of the special meeting. If the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting.

        Our board of directors recommends that you vote "FOR" any adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies.

 ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

The Non-Binding Advisory Proposal

        Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory non-binding basis, the compensation arrangements triggered by the Merger for our named executive officers, as disclosed in the section of this proxy statement entitled "The Merger – Interests of the Directors and Executive Officers of Pep Boys in the Merger" beginning on page [    •    ].

        We are asking our shareholders to indicate their approval of the various change in control payments which our named executive officers will or may be eligible to receive in connection with the Merger. These payments are set forth in the section entitled "The Merger – Interests of the Directors and Executive Officers of Pep Boys in the Merger" beginning on page [    •    ] of this proxy statement and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Pep Boys' overall compensation program for its named executive officers, which has been disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our board of directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

        Accordingly, we are seeking approval of the following resolution at the special meeting:

        "RESOLVED, that the shareholders of Pep Boys approve, solely on an advisory basis, the executive compensation that may be paid to Pep Boys' named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled "The Merger – Interests of the Directors and Executive Officers of Pep Boys in the Merger" in Pep Boys' proxy statement for the special meeting."

        Shareholders should note that this non-binding proposal regarding certain Merger-related executive compensation arrangements is merely an advisory vote which will not be binding on Pep Boys, our board of directors or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the various change in control payments in accordance with the terms and conditions applicable to those payments.

Vote Required for Approval and Board Recommendation

        Approval of the non-binding proposal regarding certain Merger-related executive compensation arrangements requires the affirmative vote of at least a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote at the special meeting, assuming a quorum is present. For the non-binding proposal regarding certain Merger-related executive compensation arrangements, you may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will not be considered votes "cast" and therefore will have no effect on the vote and will not be considered in determining whether the proposal has received the requisite shareholder vote.

        The failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the non-binding proposal regarding certain Merger-related executive compensation arrangements. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the non-binding proposal unless it is specifically marked "FOR" the non-binding proposal.

        Our board of directors unanimously recommends that you vote "FOR" the non-binding proposal regarding certain Merger-related executive compensation arrangements.

 MARKET PRICES AND DIVIDEND DATA

        Our common stock is listed on the NYSE under the symbol "PBY". This table shows, for the periods indicated, the range of intraday high and low per share sales prices for our common stock as reported on the NYSE.

	Fiscal Quarters
	First	Second	Third	Fourth
Fiscal Year ending February 2, 2013 (through February 29, 2012)
High	$15.46
Low	$14.84
Fiscal Year ended January 28, 2012
High	$14.70	$14.28	$12.04	$12.08
Low	$10.53	$10.27	$8.18	$10.21
Fiscal Year ended January 29, 2011
High	$13.42	$13.26	$12.00	$15.96
Low	$8.08	$7.86	$8.82	$11.37

        The following table sets forth the closing price per share of our common stock, as reported on the NYSE on January 27, 2012, the last full trading day before the public announcement of the Merger Agreement, and on [    •    ], 2012, the latest practicable trading day before the printing of this proxy statement, and the corresponding merger consideration premium to such closing prices expressed as a percentage:

	Common Stock Closing Price	Merger Consideration Premium
January 27, 2012	$12.08	24%
[•], 2012	[•]	[•]

        Following the Merger, there will be no further market for our common stock and our stock will be delisted from the NYSE and deregistered under the Exchange Act.

        We have not paid a cash dividend since January 23, 2012, and under the Merger Agreement, we have agreed not to pay any cash dividends on our common stock before completion of the Merger or the earlier termination of the Merger Agreement.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

        The following table sets forth certain information regarding the ownership of our common stock as of March 5, 2012 (or, in the case of known beneficial owners of more than five percent of our common stock other than our directors and executive officers, as of the date indicated in the respective footnotes below) for: (1) each director; (2) each of the named executive officers; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock. Percentage of beneficial ownership is based on 52,757,103 shares of our common stock outstanding as of March 5, 2012, as adjusted pursuant to rules promulgated by the SEC.

	Shares of Common Stock Beneficially Owned(1)
Name(2)	# of Shares	% of Class
North Run Capital, LP (3) North Run GP, LP North Run Advisors, LLC Todd B. Hammer Thomas B. Ellis One International Place, Suite 2401 Boston, MA 02110	4,050,000	7.7%
BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	4,444,654	8.43%
Dimensional Fund Advisors LP (5) Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746	4,072,323	7.72%
River Road Asset Management, LLC (6) 462 S. 4th St., Ste 1600 Louisville, KY 40202	3,014,206	5.7%
The Vanguard Group, Inc. – 23-1945930 (7) 100 Vanguard Blvd. Malvern, PA 19355	2,722,976	5.16%
The Gores Group, LLC (8) 0877 Wilshire Boulevard, 18th Floor Los Angeles, CA 90024	1,200,000	2.3%
Directors and Named Executive Officers
James A. Mitarotonda	1,385,852	2.6%
Michael R. Odell	681,195	1.3%
Raymond L. Arthur	292,747	*
Scott A. Webb	160,824	*
Joseph A. Cirelli	128,067	*
Nick White	95,149	*
William E. Shull III	84,251	*
Robert H. Hotz	76,695	*
James A. Williams	62,239	*
Jane Scaccetti	59,895	*
John T. Sweetwood	57,028	*
M. Shân Atkins	48,995	*
Irvin D. Reid	32,899	*
Directors and Executive Officers as a Group (15)	3,342,668	6.2%

*
Less than one percent (1%).

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options, restricted stock units, performance stock units and deferred stock units held by that person that are currently exercisable or become exercisable or vest, as applicable, within 60 days of March 5, 2012 are considered to be beneficially owned by such person. Unless otherwise indicated in the footnotes, the person or entity named has sole voting power and sole dispositive power with respect to all shares indicated.

(2)
Unless otherwise indicated the address of each individual listed in this table is c/o The Pep Boys – Manny, Moe & Jack, Attention: Secretary, 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132.

(3)
Information is based on the Schedule 13G/A filed on February 10, 2012 by North Run Advisors, LLC, North Run GP, LP, North Run Capital, LP, Todd B. Hammer and Thomas B. Ellis (the "North Run Reporting Persons"), which sets forth their beneficial ownership based on the number of shares of Pep Boys common stock outstanding as of November 25, 2011. The North Run Reporting Persons have shared voting power and shared dispositive power with respect to all of the 4,050,000 shares of common stock beneficially owned by them.

(4)
Information is based on the Schedule 13G/A filed on February 10, 2012 by BlackRock, Inc.

(5)
Information is based on the Schedule 13G filed on February 14, 2012 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 3,982,565 shares of common stock beneficially owned and sole dispositive power with respect to 4,072,323 shares of common stock beneficially owned.

(6)
Information is based on the Schedule 13G filed on February 9, 2012 by River Road Asset Management, LLC. River Road Asset Management, LLC has sole voting power with respect to 2,487,506 shares of common stock beneficially owned and sole dispositive power with respect to 3,014,206 shares of common stock beneficially owned.

(7)
Information is based on the Schedule 13G filed on February 9, 2012 by The Vanguard Group, Inc. – 23-1945930. The Vanguard Group, Inc. – 23-1945930 has sole voting power with respect to 73,528 shares of common stock beneficially owned, sole dispositive power with respect to 2,649,448 shares of common stock beneficially owned and shared dispositive power with respect to 73,528 shares of common stock beneficially owned.

(8)
Information is based on the Schedule 13D filed on February 8, 2012 by The Gores Group, LLC. Pursuant to Section 13(d)(3) of the Securities Act of 1933, BlackRock, Inc. and/or entities controlled by BlackRock, Inc. and Gores and/or its affiliates may be considered to be a "group." The Gores Group, LLC disclaims any membership or participation in a "group" with BlackRock, Inc. and/or entities controlled by BlackRock, Inc. and further disclaims beneficial ownership of any shares of common stock beneficially owned by BlackRock, Inc. and/or entities controlled by BlackRock, Inc., including 4,452,170 shares of common stock believed to be beneficially owned by BlackRock, Inc.

 FUTURE SHAREHOLDER PROPOSALS

        If the Merger is completed, there will be no public participation in any future meetings of shareholders of Pep Boys. However, if the Merger is not completed, Pep Boys shareholders will continue to be entitled to attend and participate in Pep Boys shareholders' meetings. If the Merger is not completed and any shareholder intends to present a proposal to be considered for inclusion in Pep Boys' proxy material in connection with the 2012 Annual Meeting of Shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act and the proposal must be received by our Secretary at The Pep Boys – Manny, Moe & Jack, Attention: Secretary, 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132 not later than [    •    ], 2012. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered timely, our bylaws require that such proposals must be submitted to our Secretary, not later than [    •    ], 2012 and not earlier than [    •    ], 2012, unless the annual meeting is called for a date earlier than [    •    ], 2012 or later than [    •    ], 2012, in which case such proposal may not be received later than ten days following the day on which public announcement of the date of such meeting is made.

WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

        The following Pep Boys filings with the SEC are incorporated by reference:

  •
  Annual Report on Form 10-K for the fiscal year ended January 29, 2011;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2011, July 30, 2011 and October 29, 2011;

  •
  Current Reports on Form 8-K with filing dates of May 5, 2011, June 15, 2011 (excluding Item 7.01), June 28, 2011, July 28, 2011, September 14, 2011, September 23, 2011, November 17, 2011 and January 30, 2012; and

  •
  Definitive Proxy Statement on Schedule 14A with a filing date of April 29, 2011, and the additional definitive proxy soliciting materials on Schedule 14A with a filing date of January 30, 2012.

        We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

        You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC's public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

        You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

The Pep Boys – Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
Attention: Secretary
215-430-9000

        If you would like to request documents from us, please do so by [    •    ], 2012, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available at the investor relations tab of our website, www.pepboys.com. The information included on our website is not incorporated by reference into this proxy statement.

        If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact:

The Pep Boys – Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
Attention: Secretary
215-430-9000

 MISCELLANEOUS

        Pep Boys has supplied all information relating to Pep Boys, and Parent has supplied, and Pep Boys has not independently verified, all of the information relating to Parent and Merger Sub contained in "Summary – Parties to the Merger," "Summary – Financing," "The Merger – Financing," "The Merger Agreement – Parent Financing" and "The Merger – Parties to the Merger."

        You should not send in your Pep Boys stock certificates until you receive the transmittal materials from the paying agent. Our record shareholders who have further questions about their stock certificates or the exchange of our common stock for cash should contact the paying agent.

        You should rely only on the information contained in this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [    •    ], 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the Merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AUTO ACQUISITION COMPANY, LLC,

AUTO MERGERSUB, INC.

AND

THE PEP BOYS – MANNY, MOE & JACK

DATED AS OF JANUARY 29, 2012

i

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 29, 2012, is by and among Auto Acquisition Company, LLC, a Delaware limited liability company ("Parent"), Auto Mergersub, Inc., a Pennsylvania corporation ("Merger Sub") and wholly owned subsidiary of Parent, and The Pep Boys – Manny, Moe & Jack, a Pennsylvania corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the Board of Directors of the Company has determined that it is fair to, advisable and in the best interests of the Company and the holders of the common stock of the Company, par value $1.00 per share (the "Company Capital Stock"), to enter into this Agreement with Parent and Merger Sub, providing for the merger (the "Merger") of Merger Sub with and into the Company, with the Company as the Surviving Corporation, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), and has adopted and approved this Agreement and the transactions contemplated hereby, including the Merger;

        WHEREAS, the respective Boards of Directors of each of Parent and Merger Sub have approved and declared it advisable for Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and Parent, in its capacity as the sole stockholder of Merger Sub, has adopted this Agreement and the transactions contemplated hereby, including the Merger; and

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Merger Sub have delivered to the Company the Guarantee (the "Guarantee"), of each of the Investors, dated as of the date hereof, and pursuant to which each of the Investors has guaranteed the due and punctual payment, if and when such payment may be due and owing, of such Investor's portion of the Parent Termination Fee.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the PBCL, Merger Sub shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "The Pep Boys – Manny, Moe & Jack" and shall continue its existence under the Laws of the Commonwealth of Pennsylvania, and the separate corporate existence of Merger Sub shall cease.

        Section 1.2    Effective Time; Closing.     No later than the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of State of the Commonwealth of Pennsylvania (the "Department of

State"), in such form as required by and executed in accordance with the relevant provisions of the PBCL (the date and time of the filing of the Articles of Merger with the Department of State (or such later time as is specified in the Articles of Merger) being the "Effective Time"). On the date of such filing (the "Closing Date"), a closing (the "Closing") shall be held at 9:00 a.m., Philadelphia time, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA (or such other time, date, or place as the parties may agree).

        Section 1.3    Effect of the Merger.     The Merger shall have the effects set forth in the applicable provisions of Section 1929 of the PBCL.

        Section 1.4    Conversion of Company Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

        (a)   Subject to Section 1.4(b), each issued and outstanding share of Company Capital Stock at the Effective Time (other than shares owned by Parent or Merger Sub) shall be converted into the right to receive $15.00 in cash without interest (the "Merger Consideration") upon surrender of the certificate that formerly evidenced such share of Company Capital Stock in the manner provided in Section 2.2.

        (b)   Each share of Company Capital Stock (i) issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub or (ii) that is owned by the Company or any of its Subsidiaries immediately prior to the Effective Time, shall be automatically cancelled and retired and cease to exist, and no payment or distribution shall be made with respect thereto.

        (c)   All shares of the Company Capital Stock cancelled and converted pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each certificate representing any shares of Company Capital Stock ("Certificate") and each uncertificated share of Company Capital Stock ("Uncertificated Share") which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall from and after the Effective Time represent only the right to receive the Merger Consideration in accordance with Section 1.4(a).

        Section 1.5    Conversion of Common Stock of Merger Sub.     Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

ARTICLE II

EXCHANGE OF CERTIFICATES

        Section 2.1    Paying Agent.     Prior to the Effective Time, Merger Sub shall appoint a paying agent mutually agreeable to the Company and Parent to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. On the Closing Date, Parent shall deposit or shall cause to be deposited with the Paying Agent, in a separate fund established for the benefit of the holders of shares of the Company Capital Stock for payment in accordance with this Article II, immediately available funds constituting an amount equal to the Merger Consideration (such aggregate amount as deposited with the Paying Agent, the "Payment Fund").

        Section 2.2    Exchange Procedures.     As soon as reasonably practicable after the Effective Time (and in any event within five (5) Business Days), Parent and the Surviving Corporation shall cause the Paying Agent to mail (or, in the case of The Depository Trust Company on behalf of "street" holders, deliver) to each holder of record of a Certificate immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Paying Agent and which shall be in customary form as reasonably satisfactory to the Company and Parent, and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (a) the number of shares of Company Capital Stock, as the case may be, represented by such Certificate multiplied by (b) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the Merger Consideration payable. Notwithstanding anything to the contrary contained in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration, and such holder of Uncertificated Shares shall be entitled to receive in exchange therefor cash in an amount equal to the product of (1) the number of Uncertificated Shares held by such holder multiplied by (2) the Merger Consideration.

        Section 2.3    No Further Ownership Rights.     All cash paid as Merger Consideration pursuant to Section 1.4(a) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock.

        Section 2.4    No Liability.     If any Certificate shall not have been surrendered prior to one (1) year after the Effective Time, any such Merger Consideration or dividends or distributions in respect thereof shall, to the extent permitted by applicable Law, be delivered to Parent, upon demand, and any holders of Company Capital Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to Parent for satisfaction of their claims for such Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to three (3) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a "Governmental Entity")), any such Merger Consideration, to the extent permitted by applicable Law, shall become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

        Section 2.5    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Capital Stock, as the case may be, formerly represented thereby, pursuant to this Agreement.

        Section 2.6    Withholding Rights.     Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

        Section 2.7    Stock Transfer Books.     At the close of business on the Closing Date, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Uncertificated Shares shall cease to have any rights with respect to such shares of Company Capital Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration, with respect to the shares of Company Capital Stock formerly represented thereby.

        Section 2.8    Equity Awards Under Company Stock Plans and the Company ESPP.

        (a)   Except as otherwise set forth in a written agreement entered into after the date of this Agreement but prior to the Effective Time between Parent or its Affiliates and any holder of a Company Stock Option, at the Effective Time, each outstanding option to purchase shares of Company Capital Stock under the Company Stock Plans (each, a "Company Stock Option"), whether or not exercisable or vested, shall become fully vested and exercisable, and shall, as of the Effective Time, be canceled, and the Company shall pay each holder of any such Company Stock Option as soon as administratively practicable after the Effective Time (and in any event within five (5) Business Days after the Effective Time) for each such Company Stock Option cancelled an amount in cash determined by multiplying (i) the aggregate excess, if any, of the Merger Consideration over the applicable per share exercise price of each such Company Stock Option by (ii) the number of shares of Company Capital Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

        (b)   Except as otherwise set forth in a written agreement entered into after the date of this Agreement but prior to the Effective Time between Parent or its Affiliates and any holder of a Company Restricted Stock Unit, at the Effective Time, each outstanding restricted stock unit award representing the right to receive shares of Company Capital Stock granted pursuant to the Company Stock Plans that vests over the passage of time (each, a "Company Restricted Stock Unit") shall vest (to the extent not vested) and become free of such other lapsing restrictions as of the Effective Time and shall, as of the Effective Time, be canceled, and the Company shall pay each holder of any such Company Restricted Stock Unit as soon as administratively practicable after the Effective Time (and in any event within five (5) Business Days after the Effective Time) for each such Company Restricted Stock Unit canceled an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the number of units covered by such Company Restricted Stock Unit that have not been settled or paid immediately prior to the Effective Time.

        (c)   Except as otherwise set forth in a written agreement entered into after the date of this Agreement but prior to the Effective Time between Parent or its Affiliates and any holder of a Company Performance Stock Unit, at the Effective Time, each outstanding restricted stock unit award representing the right to receive shares of Company Capital Stock granted pursuant to the Company Stock Plans that vests based on the level of achievement of performance goals (each, a "Company Performance Stock Unit") shall vest at the target level (to the extent not vested) and become free of such other lapsing restrictions as of the Effective Time and shall, as of the Effective Time, be canceled, and the Company shall pay each holder of any such Company Performance Stock Unit as soon as administratively practicable after the Effective Time (and in any event within five (5) Business Days after the Effective Time) for each such Company Performance Stock Unit canceled an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the number of units covered by such Company Performance Stock Unit that have not been settled or paid immediately prior to the Effective Time.

        (d)   Except as otherwise set forth in a written agreement entered into after the date of this Agreement but prior to the Effective Time between Parent or its Affiliates and any holder of a Company Deferred Stock Unit, at the Effective Time, each outstanding Company Restricted Stock Unit or Company Performance Stock Unit that previously became vested, but which was deferred by the holder or the Company (each, a "Company Deferred Stock Unit") shall, as of the Effective Time, be canceled, and the Company shall pay each holder of any such Company Deferred Stock Unit as soon as administratively practicable after the Effective Time (and in any event within five (5) Business Days after the Effective Time) for each such Company Deferred Stock Unit canceled an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the number of units covered by such Company Deferred Stock Unit that have not been settled or paid immediately prior to the Effective Time.

        (e)   As soon as administratively practicable following the date of this Agreement, but not later than the day immediately prior to the date on which the first (1st) offering period that is regularly scheduled to commence under the Company ESPP after the date of this Agreement, the Company shall take such actions as are necessary to suspend the Company ESPP so that no further offering periods shall commence after the date of this Agreement and shall terminate the Company ESPP prior to the Effective Time. With respect to the offering period that is in effect on the date of this Agreement, each outstanding purchase right under the Company ESPP shall be exercised in accordance with the terms of the Company ESPP on the regularly scheduled purchase date for such offering period; provided that if the Closing Date occurs prior to such purchase date, then the purchase right for such offering period shall be exercised immediately prior to the Effective Time. The Company shall use commercially reasonable efforts to provide at least ten (10) calendar days' prior written notice to each participant in the Company ESPP of such purchase. Except as otherwise set forth in a written agreement entered into after the date of this Agreement but prior to the Effective Time between Parent or its Affiliates and any holder of shares of Company Capital Stock held in the ESPP Brokerage Account (as defined in the Company ESPP), at the Effective Time, all shares of Company Capital Stock held in the ESPP Brokerage Account, as well as shares purchased under the last offering period of the Company ESPP, shall, as of the Effective Time, be cancelled, and the Company shall pay each holder of any such Company Capital Stock as soon as administratively practicable after the Effective Time (and in any event within five (5) Business Days after the Effective Time) for each share of Company Capital Stock cancelled an amount of cash determined by multiplying (i) the Merger Consideration by (ii) the number of shares of Company Capital Stock purchased by such participant in the Company ESPP.

        (f)    After the date of this Agreement, but prior to the Effective Time, the Company shall take such actions with respect to the equity or compensation plans or arrangements as the Company deems necessary and appropriate to give effect to the transactions contemplated by this Section 2.8. All payments provided pursuant to this Section 2.8 shall be made through the Company's payroll systems and the Company shall be entitled to deduct and withhold from such payments any amounts as it is required to deduct and withhold with respect to the making of such payments under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the equity in respect of which such deduction and withholding was made by the Company. Except as otherwise necessary in connection with a written agreement between Parent or its Affiliates and any holder of a Company Stock Option, Company

Restricted Stock Unit, Company Performance Stock Unit or Company Deferred Stock Unit, the Company Stock Plans and the Company ESPP shall terminate as of the Effective Time.

ARTICLE III

CERTAIN CORPORATE MATTERS

        Section 3.1    Articles of Incorporation of the Surviving Corporation.     At the Effective Time, the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the Merger to the form of the Articles of Incorporation of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "The Pep Boys – Manny, Moe and Jack"), and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation.

        Section 3.2    Bylaws of the Surviving Corporation.     At the Effective Time and without any further action on the part of the Company and Merger Sub, the bylaws of the Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein, by the Articles of Incorporation of the Surviving Corporation or by applicable Law, except that the bylaws shall be amended to reflect that the name of the Surviving Corporation is The Pep Boys – Manny, Moe & Jack.

        Section 3.3    Directors and Officers of the Surviving Corporation.     From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company SEC Reports filed with the U.S. Securities and Exchange Commission (the "SEC") on or after April 11, 2011 and prior to the date of this Agreement, other than disclosures referred to in the "Risk Factors" section of any such Company SEC Report, or in the Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), which identifies exceptions only by specific Section or subsection references (provided, that disclosure made with respect to any Section and/or subsection will also be deemed to be disclosure against other Sections and/or subsections of this Agreement to the extent that it is readily apparent on its face that such disclosure is applicable to such other Section and/or subsections), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        Section 4.1    Organization and Qualification; Subsidiaries.     Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.2    Certificate of Incorporation and By-Laws.     The Company has made available to Parent a complete and correct copy of its Amended and Restated Articles of Incorporation and the By-Laws, each as amended to date, of the Company. The Amended and Restated Articles of Incorporation and the By-Laws (or equivalent organizational documents) of the Company and each of its Subsidiaries are in full force and effect. None of the Company or any of its Subsidiaries is in material violation of any provision of the Amended and Restated Articles of Incorporation or the By-Laws (or equivalent organizational documents).

        Section 4.3    Capitalization.

        (a)   The authorized capital stock of the Company consists of 500,000,000 shares of Company Capital Stock, par value $1.00 per share. As of January 28, 2012, (i) 52,753,487 shares of Company Capital Stock were issued and outstanding, and (ii) 15,803,554 shares of Company Capital Stock were held in treasury. As of January 28, 2012, there were (i) (A) 1,500,045 shares of Company Capital Stock authorized for future issuance under Company Stock Plans, and (B) 1,978,000 shares of Company Capital Stock authorized for future issuance under the Company ESPP, and (ii) (A) outstanding Company Stock Options to purchase 2,008,430 shares of Company Capital Stock with a weighted average exercise price equal to $8.97 per share, (B) 158,418 outstanding shares of Company Capital Stock subject to Company Restricted Stock Units, (C) 300,929 outstanding shares of Company Capital Stock subject to Company Performance Stock Units, and (D) 301,091 outstanding shares of Company Capital Stock subject to Company Deferred Stock Units. Except as set forth above and except for issuances expressly permitted under Section 6.1 hereof, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

        (b)   Except as set forth above and except for issuances expressly permitted under Section 6.1 hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.

        (c)   There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

        (d)   Except as set forth in Section 4.3(d) of the Company Disclosure Letter, all outstanding shares of capital stock or other equity interests of the Company's Subsidiaries are owned directly or indirectly by the Company, free and clear of all Liens.

        (e)   Section 4.3(e) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each Subsidiary of the Company and any of its Subsidiaries and the record ownership of all issued and outstanding shares thereof and (ii) the percentage and type of ownership interest thereof held by the Company or its Subsidiaries.

        Section 4.4    Authority.     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Company Shareholder Approval, as well as the filing of the Articles of Merger with the Department of State as required by the PBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles).

        Section 4.5    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by the Company and the performance of this Agreement and the transactions contemplated hereby by the Company do not and will not (i) conflict with or violate the Amended and Restated Articles of Incorporation or By-Laws (or equivalent organizational documents) of (A) the Company or (B) any of its Subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth on Section 4.5(a) of the Company Disclosure Letter, result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not, require any consent, approval, authorization, waiver or permit of, action by or filing with or notification to, any Governmental Entity, except for (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and state securities or "blue sky" laws, (ii) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and any applicable non-U.S. competition, antitrust or investment Laws ("Foreign Competition Laws"), (iii) the filing and recordation of appropriate merger documents as required by the PBCL and the applicable New York Stock Exchange ("NYSE") listing requirements, or (iv) where failure to obtain such other consents, approvals, authorizations or permits, or to make such filings or notifications, would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

        Section 4.6    Permits and Licenses; Compliance with Laws.     Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries is in material conflict with, or in material default or material violation of, (i) any material Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (ii) any of the material Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clause (iii), for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.7    Company SEC Reports; Financial Statements.

        (a)   The Company has filed with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since April 14, 2009 (the "Company SEC Reports"). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Reports at the time they were filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. Other than arising from its capacity as a guarantor of the Company's indebtedness, none of the Company's Subsidiaries is required to file any reports or forms with the SEC pursuant to the Exchange Act.

        (b)   The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Reports fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as and at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) and were prepared in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

        (c)   The Inventory of the Company, in all material respects, (i) is accounted for at the lower of cost or market with cost as determined by using the last-in, first-out method, in accordance with GAAP consistently applied, (ii) except as reflected in the Company's excess inventory reserve, does not include any items which are obsolete or of a quantity or quality not usable or salable in the ordinary course of business consistent with past practice, and (iii) includes only items sold by the Company and its Subsidiaries in the ordinary course of business consistent with past practice. As used in this Agreement, "Inventory" means all inventory, including raw material, work in process and finished goods, that is usable or salable by the Company and its Subsidiaries in the ordinary course of business consistent with past practice, with current packaging.

        Section 4.8    Disclosure Controls and Procedures.

        (a)   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company's periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The Company's system of internal control over financial reporting is designed in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are being made only in accordance with the authorization of management or the Company's Board of Directors, as applicable, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the Company's financial statements. No significant deficiency or material weakness or fraud involving management was identified in management's assessment of internal controls since April 14, 2009. With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since April 14, 2009, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC. The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended January 29, 2011, and such assessment was previously disclosed in the Company SEC Reports.

        (b)   To the Company's Knowledge, since April 14, 2009, (i) neither the Company nor any Subsidiary or any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, in each case which set forth allegations of circumstances that if determined to be true, would be material to the Company and its Subsidiaries, taken as a whole, and (ii) no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to the period after April 14, 2009, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any non-employee director or the Chief Legal Counsel or Chief Executive Officer of the Company pursuant to Section 307 of the Sarbanes-Oxley Act of 2002.

        (c)   The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE.

        Section 4.9    Absence of Certain Changes or Events.     Since January 30, 2011, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that has had or would have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.10    No Undisclosed Liabilities.     Except (a) as reflected or reserved against in the Company's most recent consolidated balance sheet (or the notes thereto) included in the Company SEC Reports or (b) for liabilities or obligations incurred in the ordinary course of business since the date of such balance sheet, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.11    Absence of Litigation.     (a) Except as set forth on Section 4.11 of the Company Disclosure Letter: (i) there is no suit, claim, charge, action, proceeding, arbitration, mediation or investigation before any Governmental Entity pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties, assets or operations at law or in equity and (ii) there are no outstanding Orders against the Company or any of its Subsidiaries, in each case, as would have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   As of the date hereof, there is no suit, claim, action, proceeding, arbitration, mediation or investigation pending or, to the Knowledge of the Company, threatened before or by any Governmental Entity with the object of seeking to restrain, enjoin, or prevent the consummation of or otherwise challenge the Merger, this Agreement or the consummation of the transactions contemplated hereby.

        Section 4.12    Employee Benefit Plans.

        (a)   Section 4.12(a) of the Company Disclosure Letter lists each Company Benefit Plan (as defined below) and each "multiemployer plan" within the meaning of Section 3(37) of ERISA (each, a "Multiemployer Plan"). As used herein, the term "Company Benefit Plan" means (i) each material "employee pension benefit plan" (as defined in Section 3(2) of ERISA), (ii) each material "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and (iii) each other material plan, arrangement or policy relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries, other than any Multiemployer Plan or any plan, arrangement or policy mandated by applicable Law.

        (b)   Except as set forth in Section 4.12(b) of the Company Disclosure Letter, each Company Benefit Plan has been operated and administered (i) in all material respects in accordance with applicable Law, including but not limited to ERISA and, as applicable, the Code or the Puerto Rico Internal Revenue Code of 1994 and the new Puerto Rico Internal Revenue Code of 2011, and (ii) in accordance with the terms of such Company Benefit Plan except for instances of noncompliance that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 4.12(b) of the Company Disclosure Letter, to the Knowledge of the Company, there are no material investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan.

        (c)   With respect to each Company Benefit Plan, the Company has made available to Parent true and complete copies of each of the following documents, as relevant: (i) a copy of the Company Benefit Plan and any amendments thereto; (ii) a copy of the most recent annual reports and actuarial reports, if required under ERISA and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto; (iv) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter received from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code.

        (d)   No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities that would not have, individually or in the aggregate, a Company Material Adverse Affect. For the purposes of this Agreement, "ERISA Affiliate" means any person that, together with the Company, is treated as a single employer under Section 414 of the Code.

        (e)   Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of such determination letter that has had a materially adverse impact on such qualification or tax-exempt status.

        (f)    With respect to any Company Benefit Plan subject to Title IV of ERISA: (i) the Company's Annual Report on Form 10-K filed with the SEC for the fiscal year ended January 29, 2011 sets forth in a table under Note 13 – Benefit Plans of the Notes to Consolidated Financial Statements the reconciliation of the benefit obligation, fair value of plan assets and funded status of the Company's defined benefit plans for the fiscal year ended January 29, 2011, and (ii) there was no "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Company Benefit Plan ending prior to the Closing Date.

        (g)   All contributions required to be made with respect to any Company Benefit Plan on or prior to the Closing Date have been timely made, except where such failure would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

        (h)   Except as set forth in Section 4.12(h) of the Company Disclosure Letter, no Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law.

        (i)    The information provided by the Company to Parent prior to the date hereof which was requested by Parent in connection with Parent's calculations as to whether amounts payable under the Company Benefit Plans would constitute "excess parachute payments" under Section 280G of the Code was true and accurate in all material respects at the time such information was provided to Parent.

        (j)    Except as set forth in Section 4.12(j) of the Company Disclosure Letter or as expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay or any other payment; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

        (k)   No Company Benefit Plan is a Foreign Benefit Plan. As used herein, the term "Foreign Benefit Plan" means a Company Benefit Plan that is not subject to the Laws of either the United States or Puerto Rico.

        Section 4.13    Labor Matters.

        (a)   Neither the Company nor any of its Subsidiaries are party or subject to any labor agreement, collective bargaining agreement, work rules or practices. From January 1, 2009 to the date of this Agreement, there have been no actual or, to the Knowledge of the Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, or work stoppages against or affecting the Company or any of its Subsidiaries. No employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or any of its Subsidiaries. Except as set forth in Section 4.13(a) of the Company Disclosure Letter, no labor union, labor organization, trade union or works council, or collective group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification. Except as set forth in Section 4.13(a) of the Company Disclosure Letter, to the Knowledge of the Company, there are no labor union organizing activities with respect to any employees of the Company or any of its Subsidiaries.

        (b)   The Company and its Subsidiaries are in compliance in all respects with all Laws respecting labor and employment, including but not limited to, employee health and safety, terms and conditions of employment, discrimination, disability rights or benefits, employee leave issues, equal opportunity, affirmative action, hiring, promotion, pay, employee and independent contractor classification, wage and hour laws, labor relations, workers' compensation and unemployment insurance, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   The Company and its Subsidiaries are in compliance with all notice and other requirements of the Workers' Adjustment and Retraining Notification Act and any similar state, territory or local law relating to plant closings and layoffs, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.14    Intellectual Property.

        (a)   Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and subject to Section 4.14(b) below, (i) the Company and its Subsidiaries own, or possess necessary licenses or other necessary rights to use in the manner currently used, free and clear of any Liens other than Permitted Liens, all patents, copyrights trademarks, trade names, domain names, service marks, trade secrets and other Intellectual Property Rights used or held for use in connection with or necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the "Company Intellectual Property Rights"), (ii) neither the Company nor any of its Subsidiaries has received, in the past eighteen (18) months, any written threat, claim or demand challenging the scope, validity or enforceability of any of the Company Intellectual Property Rights, and (iii) there are no orders, writs, injunctions, or decrees to which Company or any of its Subsidiaries is subject with respect to any of the Company Intellectual Property Rights. Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate (in all material respects) list of the following items of Company Intellectual Property Rights owned by the Company or any of its Subsidiaries: (i) issued Patents and Patent applications, (ii) registrations and applications for Trademarks and material unregistered Trademarks, (iii) registrations and applications for Copyrights and material unregistered Copyrights, and (iv) all domain names owned by the Company and its Subsidiaries and used or held for use in the operation of the business. The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of each item set forth in

Section 4.14(a) of the Company Disclosure Letter, and all such Intellectual Property Rights are subsisting, valid, and enforceable.

        (b)   The conduct of the business of the Company and its Subsidiaries, as conducted by the Company since February 1, 2010, does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, except for any such infringement, misappropriation or other violation that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 4.14(b) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has received, since February 1, 2010, any written threat, claim or demand alleging any infringement, misappropriation or other violation (including in the form of offers or invitations to obtain a license) of Intellectual Property Rights of any other Person, except for any such infringement, misappropriation or other violation that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

        (c)   To the Company's Knowledge, no other Person is currently infringing or misappropriating any Company Intellectual Property Rights, except for any such infringement or misappropriation that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and none of the Company or any of its Subsidiaries has sent any Person, since February 1, 2010, any written threat, claim or demand alleging any infringement or misappropriation of any Company Intellectual Property Rights.

        (d)   The Company and its Subsidiaries take reasonable measures to protect the confidentiality of material Trade Secrets.

        (e)   To the Company's Knowledge, no current or former partner, director, stockholder, officer, or employee of the Company or any of its Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any proprietary rights in any Intellectual Property Rights owned, used, or held for use by the Company or any of its Subsidiaries in connection with their business as currently conducted, except for any such Intellectual Property Rights that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

        Section 4.15    Taxes.

        (a)   Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes that are payable by them; (iii) the Company has not received, in writing, notice of any pending or threatened audits, examinations, investigations or other proceedings in respect of Taxes; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (v) Section 4.15 of the Company Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of the Company and its Subsidiaries have been examined by the IRS or otherwise closed; (vi) all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid or fully settled; (vii) no federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which the Company and its Subsidiaries would be liable; (viii) no material claim has ever been made by any tax authority in a jurisdiction where it or any of its Subsidiaries does not file returns; (ix) the Company and its Subsidiaries have not (A) waived any statute of limitations, which waiver remains outstanding, nor is any request for any such waiver or consent pending or (B) executed or entered into with the IRS or any taxing authority

(1) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which the Company would be liable or (2) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to the Company or any of its Subsidiaries; (x) the Company and its Subsidiaries are not a party to, are not bound by and do not have any obligation under, any tax sharing agreement or similar agreement or arrangement; (xi) neither the Company nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c)(3), in any "listed transactions," "confidential transactions" or "transactions with contractual protections" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (or similar provisions of state, local or foreign law); (xii) the Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiii) all related party transactions conducted by the Company or any of its Subsidiaries have been on an arm's length basis in accordance with Section 482 of the Code; and (xiv) neither the Company nor any of it Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law); (b) installment sale or open transaction disposition made on or prior to the Closing Date; (c) prepaid amount received on or prior to the Closing Date; (d) cancellation of indebtedness income under Section 108(i) of the Code; or (e) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

        (b)   As used herein, (i) "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges; and liability for the payment of any of the foregoing as a result of (x) being a member of an Affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other Person with respect to the payment of any of the foregoing and (ii) "Tax Returns" means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

        Section 4.16    Assets.     The assets of the Company and its Subsidiaries, whether real or personal, leased or owned, tangible or intangible (i) comprise all of the material assets, properties and rights that are reasonably necessary to conduct the business and operations of the Company and its Subsidiaries as it is now being conducted and contemplated to be conducted by the Company and its Subsidiaries and (ii) comprise all of the material assets, properties and rights that are currently used by the Company and its Subsidiaries to conduct their respective businesses and operations as now being conducted and contemplated to be conducted by the Company and its Subsidiaries.

        Section 4.17    Real Property.

        (a)   Section 4.17(a)(i) of the Company Disclosure Letter lists, as of the date of this Agreement, all material real property owned in fee by the Company and its Subsidiaries (the "Owned Real Property") and Section 4.17(a)(ii) of the Company Disclosure Letter lists the addresses of all material real property (whether by virtue of direct lease, ground lease or sublease, each a "Lease") leased by the Company and its Subsidiaries as lessee (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"). The Owned Real Property and Leased Real Property together comprise all real property and interests in real property used by the Company or any of its Subsidiaries in the conduct of their current business operations. Except as set forth in Section 4.17(a)(iii) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns fee simple title to, or holds pursuant to valid and enforceable leases, all of the material real property shown to be owned by them on the Company's most recent consolidated balance sheets (or the notes thereto) included in the Company SEC Reports or used by the Company or any of its Subsidiaries in the conduct of their current business operations, free and clear of all Liens, except for Permitted Liens. True and complete copies of all Leases (including all amendments, addenda and waivers relating thereto) have been delivered to Parent.

        (b)   With respect to the Real Property, except as would not have a Company Material Adverse Effect:

            (i)  there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such Real Property;

           (ii)  each Lease is in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies; and

          (iii)  all Real Property and the related improvements, facilities, building systems, machinery and equipment used by the Company and its Subsidiaries in the conduct of their respective businesses have been maintained in accordance with the Company's and its Subsidiaries' normal practices and are, taken as a whole, in reasonably good operating condition and repair and in adequate condition for the operation of the Company's and its Subsidiaries' business, ordinary wear and tear excepted.

        (c)   Neither the Company nor any of its Subsidiaries has granted and, to the Knowledge of the Company, there are no currently outstanding options or rights of first refusal of any third party to purchase or lease the Real Property, or any portion thereof or interest therein. With respect to the Owned Real Property, except as set forth in Section 4.17(c) of the Company Disclosure Letter, there are no written leases, subleases, licenses or agreements granting to any party or parties (other than the Company or a Subsidiary) the right of use or occupancy of any portion of any Owned Real Property.

        Section 4.18    Environmental Matters.     Except as would not have a Company Material Adverse Effect or as set forth in Section 4.18 of the Company Disclosure Letter:

        (a)   the Company and its Subsidiaries are in compliance, which compliance includes, but is not limited to, the possession of and compliance with all permits and other governmental authorizations required in connection with current operations of the Company and its Subsidiaries under all applicable federal, state, and local laws governing pollution or the protection of human health or the environment and including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, and exposure to, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, polychlorinated biphenyls, or asbestos or asbestos-containing materials or other substances regulated as hazardous to human health or the environment by an applicable Governmental Entity ("Materials of Environmental Concern"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern ("Environmental Laws");

        (b)   neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice with respect to the business of, or any Real Property of, the Company or any of its Subsidiaries, or any other Person for whom it has liability by law or contract, from any Governmental Entity or third party alleging that the Company or any of its Subsidiaries is not in compliance with any Environmental Law or has liability under any Environmental Law ("Environmental Claim");

        (c)   to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has caused any release of a Material of Environmental Concern that could reasonably be expected to result in an Environmental Claim or other costs or liabilities under Environmental Law and there are no circumstances, events, conditions or incidents that could reasonably be expected to give rise to any Environmental Claim against the Company or its Subsidiaries or any other Person for whom it has liability by law or contract;

        (d)   the Company and its Subsidiaries are not required by any Environmental Law or by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any governmental authority, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters; or

        (e)   the Company has made available to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession or control of the Company or its Subsidiaries regarding environmental matters or the environmental condition of the business of the Company and its Subsidiaries, or the compliance by the Company and its Subsidiaries with Environmental Laws.

        Section 4.19    Material Contracts.

        (a)   Except for this Agreement and agreements filed with or incorporated by reference in the Company SEC Reports or listed in Section 4.19(a) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) any Contract containing covenants binding upon the Company or any Subsidiary of the Company that (A) materially restricts the ability of the Company or any Subsidiary of the Company (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete (1) in any business that is material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, or (2) with any person or (3) in any geographic area or (B) materially restricts the right of the Company or any of its Subsidiaries to conduct its business as it is presently conducted or which could require the disposition of any material assets or line of business of the Company or any of its Subsidiaries; (iii) any Contract with respect to a material joint venture or material partnership; (iv) any Contract pursuant to which the Company or any of its Subsidiaries made or received payments of more than $25 million during the 12-month period prior to the date hereof, with material payment obligations remaining to be performed by the Company after the date of this Agreement; (v) any loan or credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement pursuant to which any indebtedness (other than ordinary course trade payables) in excess of $5 million of the Company or any of its Subsidiaries is outstanding or may be incurred; (vi) any Contract relating to guarantees or assumptions of obligations of any third Person or with respect to any performance bonds in excess of $5 million; (vii) any Contract that constitutes a collective bargaining agreement or other arrangement with any labor union, labor organization, workers' association, works council or other collective group of employees; (viii) any

Contract relating to the disposition or acquisition of a material business or, any amount of material assets by the Company or any of its Subsidiaries, with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement including without limitation any "earn out" or other contingent payment obligations, or any indemnification obligations; (ix) any material hedge, collar, option, forward purchasing, swap, derivative or similar Contract; (x) any Contract with any director, officer, employee, consultant or Affiliate of the Company or any of its Subsidiaries (other than any Company Benefit Plan); (xi) any material Contract with any Governmental Entity; (xii) any Contract under which the Company is a lessee of, or holds or uses, any equipment, machinery, vehicle or other tangible personal property owned by a Person which requires aggregate future payments equal to or in excess of $5 million; (xiii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires future payments in excess of $5 million; (xiv) any Contract that would prevent, materially delay or materially impede the Company's ability to consummate the Merger or the other transactions contemplated by this Agreement; (xv) any Contract pursuant to which the Company or any Subsidiary of the Company (A) is granted or obtains any right to use any material Intellectual Property Rights (other than Contracts granting rights to use readily available commercial-off-the-shelf Software), (B) is restricted in its right to use or register any material Company-owned or Company Subsidiary-owned Intellectual Property Rights or (C) permits any other Person to enforce or register any material Intellectual Property Rights, including any license agreements, coexistence agreements, and covenants not to sue; (xvi) any amendment, supplement or modification in any material respect of a Contract described in clauses (i) through (xv) or any binding commitment or binding agreement to enter into any of such Contract. Each such Contract described in clauses (i) through (xvi) is referred to herein as a "Company Material Contract."

        (b)   Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any Company Material Contract, is in breach of, or in default under, any Company Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, except, in each case, for such breaches or defaults as would not have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.20    Insurance.     Section 4.20 of the Company Disclosure Letter contains a correct and complete list of all insurance policies, surety bonds, reinsurance, and self insurance programs (including the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) all such policies are in full force and effect and (b) such policies provide coverage in such amounts and against such risks as is sufficient to comply with applicable Law and any requirements under the Material Contracts. The Company and its Subsidiaries are in compliance with the material terms of all material insurance policies and programs and have not failed to give any material notice or present any material claim under any insurance policy or programs within the time periods required. To the Knowledge of Company, there are no pending notices of cancellation or non-renewal of any such insurance policy or programs nor has the termination of any such insurance policy and program been threatened in writing by the provider of such insurance.

        Section 4.21    Certain Transactions.     Except as set forth in Section 4.21 of the Company Disclosure Letter, since April 14, 2009, none of the current officers or directors of the Company, nor any Affiliate of the Company, has been a participant in any transaction with the Company or any Subsidiary of the Company (other than for services as an employee, officer or director) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

        Section 4.22    Suppliers.

        (a)   Section 4.22(a) of the Company Disclosure Letter sets forth a correct and complete list of the twenty (20) largest (in terms of dollar volume of purchases) suppliers of products or services to the Company and its Subsidiaries, taken as a whole, during the two (2) preceding fiscal years and during the current fiscal year to the date of the most recent balance sheet included in the Company SEC Reports, showing the approximate total dollar amount of purchases to each such supplier during each such fiscal year. There are no material outstanding disputes with any of such suppliers.

        (b)   Except with respect to price changes or as set forth in Section 4.22(b) of the Company Disclosure Letter, since January 1, 2011, none of the suppliers listed in Section 4.22(a) of the Company Disclosure Letter has provided the Company or any of its Subsidiaries with written notice that it will decrease the rate of business with the Company or any of its Subsidiaries, or otherwise change the terms of its relationship with the Company or any of its Subsidiaries, except for instances of such decrease or change that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

        Section 4.23    Proxy Statement.     None of the information supplied or to be supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

        Section 4.24    Prohibited Payments.     None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or to foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the "FCPA") or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Company or any Subsidiary; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, none of the Company or any of its Subsidiaries has received any written communication that alleges that the Company or any Subsidiary, or any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, is in violation of, or has any material liability under, the FCPA.

        Section 4.25    Opinion of Financial Advisors.     The Board of Directors of the Company has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration payable to each holder of outstanding Company Capital Stock (other than Parent or Merger Sub) is fair to the shareholders of the Company from a financial point of view.

        Section 4.26    Anti-takeover Statutes.     The Company has taken any and all action necessary to render the provisions of Subchapter E, Subchapter F and Subchapter G of Chapter 25 of the PBCL inapplicable to Parent, Merger Sub and their respective affiliates, and to the Merger, this Agreement and the transactions contemplated hereby.

        Section 4.27    Vote Required.     The affirmative vote of at least a majority of the votes cast by the holders of outstanding Company Capital Stock entitled to vote thereon (the "Company Shareholder Approval"), is the only vote of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

        Section 4.28    Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company other than as provided in the letter of engagement by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

        Section 4.29    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent's or Merger Sub's use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

        Except as set forth in the Disclosure Letter delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter"), which identifies exceptions only by specific Section or subsection references (provided, that disclosure made with respect to any Section and/or subsection will also be deemed to be disclosure against other Sections and/or subsections of this Agreement to the extent that it is readily apparent on its face that such disclosure is applicable to such other Section and/or subsections), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

        Section 5.1    Organization.     Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and each of Parent and Merger Sub has the requisite power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. As soon as practicable after the date of this Agreement, Parent shall provide to the Company the name of the "ultimate parent entity" for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.

        Section 5.2    Authority.     Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing of the Articles of Merger with the Department of State as required by the PBCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles).

        Section 5.3    No Conflict; Required Filings and Consents.     (a) The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective articles of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations specified in Section 5.3(b) have been obtained and all filings described therein have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any material Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

        (b)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and state securities, and "blue sky" laws, (ii) applicable NYSE listing requirements, (iii) the filing and recordation of appropriate merger documents as required by the PBCL, (iv) the HSR Act and any applicable requirements of Foreign Competition Laws or (v) where the failure to obtain such other consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

        Section 5.4    Absence of Litigation.     As of the date of this Agreement, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. As of the date of this Agreement, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any Order that would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

        Section 5.5    Proxy Statement.     None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

        Section 5.6    Brokers.     Except as set forth in Section 5.6 of the Parent Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

        Section 5.7    Financing.     (a) Section 5.7(a) of Parent Disclosure Letter sets forth true, accurate and complete copies of executed commitment letters issued to Parent by the Financing Sources party thereto (collectively, the "Debt Commitment Letters"), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the "Debt Financing"). Section 5.7(a) of Parent Disclosure Letter sets forth true, accurate and complete copies of executed commitment letters (collectively, the "Equity Commitment Letters" and together with the Debt Commitment Letters, the "Financing Commitments") from each of the investors party thereto (collectively, the "Investors") pursuant to which the Investors have committed to invest the amounts set forth therein (the "Equity Financing" and together with the Debt Financing, the "Financing"). There are no other agreements, side letters or arrangements relating to the Equity Financing, including any syndication thereof, except as set forth in the Equity Commitment Letters. The Equity Commitment Letters provide, and will continue to provide, that the Company is a third party beneficiary thereof.

        (b)   As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto. There are no other agreements, side letters, conditions precedent or arrangements relating to or affecting the Financing or the terms thereof, other than as set forth in the Financing Commitments and any related fee or engagement letter (true and correct redacted copies of which have been furnished to the Company). As of the date of this Agreement, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments, and (ii) neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing constitute all of the financing required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including the payment of the aggregate Merger Consideration (including any refinancing of indebtedness of Parent or the Company required in connection therewith). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein.

        Section 5.8    Operations of Parent and Merger Sub.     (a) Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. As of the date of this Agreement, the authorized share capital of Merger Sub consists of shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent.

        (b)   Prior to the Effective Time, Parent shall deliver to the Company a complete and correct description of its capital structure and ownership and that of its equity holders (excluding the Investors).

        Section 5.9    Solvency.     Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (b) any estimates, projections or forecasts prepared by the Company or its Representatives that have been provided to Parent, Merger Sub or their Representatives have been prepared in good faith based upon reasonable assumptions, and (c) the financial statements included in the Company SEC Reports fairly present the consolidated financial condition of the Company and its subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its subsidiaries for the periods covered thereby, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, the payment of the aggregate Merger Consideration, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation and each of its subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

        Section 5.10    Ownership of Shares.     As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Company Capital Stock except pursuant to this Agreement.

        Section 5.11    Vote/Approval Required.     No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

        Section 5.12    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article V, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company. None of Parent, Merger Sub or any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company's or any other Person's use of, any such information, unless any such information is expressly included in a representation or warranty contained in this Article V.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 6.1    Conduct of the Company and the Subsidiaries.     The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice in all material respects, and the Company and its Subsidiaries shall use their commercially reasonable efforts to (A) preserve intact the Company's and its Subsidiaries' business organization in all material respects, (B) maintain existing relations with customers, suppliers, creditors and business partners that are integral to the operation of their businesses as presently conducted and (C) keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted; provided, however, that any action taken or not taken by the Company or its Subsidiaries in compliance with this Section 6.1 shall not be deemed a breach of this sentence unless such action would constitute a breach of such specific provision of Sections 6.1(a) through 6.1(q) below. Furthermore, other than as set forth in Section 6.1 of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and the Company shall cause its Subsidiaries not to:

        (a)   amend or otherwise change the Amended and Restated Articles of Incorporation or By-Laws of the Company or such equivalent organizational documents of any of its Subsidiaries;

        (b)   except for transactions among the Company and its wholly-owned Subsidiaries or among the Company's wholly-owned Subsidiaries, or as otherwise contemplated in Section 6.1(f) of this Agreement, issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries' capital stock; provided, however, that the Company may issue shares upon the exercise of any Company Stock Option outstanding as of the date hereof or the vesting or redemption of any Company Restricted Stock Unit or Company Deferred Stock Unit in accordance with their terms;

        (c)   redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding shares of capital stock or any other equity interests of the Company or any of its Subsidiaries, except as required pursuant to any Company Benefit Plans in effect as of the date hereof;

        (d)   declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company's or any of its Subsidiaries' capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

        (e)   except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law or this Agreement, (i) increase the compensation or other benefits payable or to become payable to directors or executive officers of the Company or any of its Subsidiaries, (ii) grant or materially increase any severance or termination pay to, or enter into or materially amend any severance agreement or termination agreement with any director or executive officer of the Company or any of its Subsidiaries, (iii) enter into or materially amend any employment agreement with any executive officer of the Company (except for employment agreements terminable on less than 30 calendar days' notice without penalty or to the extent to replace a departing employee, in which case only in the ordinary course of business consistent with past practice), or (iv) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

        (f)    grant, confer or award, options, convertible security, restricted stock units or other rights to acquire any of its or its Subsidiaries' capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan, other than grants of Company Restricted Stock Units pursuant to deferral elections made prior to the date hereof under the Company Deferred Compensation Plan;

        (g)   acquire, except in respect of any mergers, consolidations, business combinations among the Company and its wholly-owned Subsidiaries or among the Company's wholly-owned Subsidiaries, (including by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, other business organization or any division thereof, or all of substantially all of the assets of any Person in connection with acquisitions or investments, or enter into any agreement, arrangement or understanding with respect to any such acquisition, including any confidentiality, exclusivity, standstill or similar agreements, other than in connection with the acquisition or opening of new locations that do not involve the payment by the Company or any of its Subsidiaries in excess of $10 million in the aggregate;

        (h)   incur any (i) indebtedness for borrowed money (ii) capitalized lease obligations other than in the ordinary course of business consistent with past practice, (iii) guarantees and other arrangements having the economic effect of a guarantee of any indebtedness of any other Person or (iv) obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations of others, except for (A) indebtedness for borrowed money in an aggregate principal amount not to exceed $5 million or (B) with respect to trade payables;

        (i)    (i) modify or amend any Company Material Contract with a term longer than one (1) year which cannot be terminated without material penalty upon notice of sixty (60) calendar days or less, (ii) waive, release or assign any rights or claims under any Company Material Contract or (iii) enter into any Contract that if entered into prior to the date hereof would have been a Company Material Contract;

        (j)    make any material change to its methods of accounting in effect as of October 29, 2011, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company's financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Documents filed prior to the date hereof;

        (k)   except for transactions among the Company and its wholly-owned Subsidiaries or among the Company's wholly-owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets (other than Inventory in the ordinary course of business consistent with past practice);

        (l)    file any amendment to any Tax Return or make any election relating to Taxes, change any election relating to Taxes already made, adopt or change any accounting method relating to

Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment if any of the foregoing would reasonably be expected to materially increase the Tax liability of the Company and its Subsidiaries or materially reduce a Tax attribute of the Company and its Subsidiaries;

        (m)  settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that do not involve the payment by the Company or any of its Subsidiaries of monetary damages in excess of $2 million in the aggregate, after taking into account any applicable reserves and any applicable insurance coverage, and do not involve any material injunctive or other material non-monetary relief or impose material restrictions on the business or operations of the Company or its Subsidiaries;

        (n)   make any capital expenditures, except (i) capital expenditures made in accordance with the Company's annual budget and capital expenditure plan, copies of which have been previously provided to Parent, or (ii) other capital expenditures in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5 million;

        (o)   sell, lease, mortgage, sell and leaseback or otherwise dispose of any Real Property or any interests therein, other than in the ordinary course of business with respect to property designated as "surplus" in Section 4.17 of the Company Disclosure Letter;

        (p)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of the Company or any of its Subsidiaries (other than the Merger); or

        (q)   authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

        Section 6.2    No Control of Other Party's Business.     Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and subject to the conditions of this Agreement, including without limitation Section 6.1 hereof, complete control and supervision over its and its Subsidiaries' operations.

        Section 6.3    Satisfaction of Liabilities.     At the Closing Parent shall take all action as necessary to satisfy all liabilities with respect to those certain obligations set forth on Section 6.3 of the Company Disclosure Letter.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1    Preparation of the Proxy Statement; Shareholders Meeting.

        (a)   As soon as reasonably practicable following the date hereof (but in no event later than March 29, 2012), the Company shall prepare and file with the SEC, and Parent and Merger Sub shall cooperate with the Company in such preparation and filing of, a proxy statement relating to the Company Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"). Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. The Company shall respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its commercially reasonable efforts to (i) have the Proxy Statement cleared by the SEC as promptly as practicable after such filing and (ii) cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Proxy Statement is cleared by the staff of the SEC for mailing to the Company's shareholders. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to such comments.

        (b)   If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

        (c)   Subject to Section 7.3 hereof, the Company shall (i) as promptly as reasonably practicable following the Go-Shop Period End Date, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval (the "Company Shareholders Meeting") and (ii) unless a Change of Recommendation occurs in accordance with the proviso in the immediately succeeding sentence or Section 7.3, (A) use commercially reasonable efforts to solicit the adoption and approval of this Agreement by the shareholders of the Company, and (B) include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (the "Company Recommendation"). Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (x) withdraw (or change, amend, modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or change, amend, modify or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation, (y) approve or recommend, or publicly propose to approve or recommend, a Competing Proposal, or (z) take any other action or make any other proposal or statement inconsistent with such Company Recommendation (any action described in clauses (x), (y), or (z) being referred to as a "Change of Recommendation"); provided that, anything to the contrary contained in this Agreement notwithstanding, the Board of Directors of the Company may effect a Change of Recommendation (subject to the Company having complied with its obligations under Section 7.3 in the case of a Competing Proposal or a Superior Proposal) if such Board of Directors determines in good faith (after consultation with outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

        Section 7.2    Access to Information.     Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records (including for purposes of observing or conducting physical inventory), directors, officers, and employees and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent consistent with its legal obligations all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent (i) that an agreement is required to be kept confidential in accordance with its terms, (ii) it is required by a Governmental Entity or (iii) that, in the reasonable judgment of the Company, applicable Law requires it or its Subsidiaries to restrict access to any properties or information; provided, further, that the Company shall use its commercially reasonable efforts to limit such restrictions and shall furnish information to the extent not so restricted; provided, further, however, that to the extent the Company or any of its Subsidiaries is restricted in or prohibited from providing any such access pursuant to a contract or agreement for the benefit of any third party under the preceding clause (i), the Company shall use its commercially reasonable efforts (without being required to make any payments) to obtain any approval, consent or waiver with respect to such contract or agreement that is necessary to provide such access. The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated October 26, 2011, between The Gores Group, LLC and the Company (as amended, the "Confidentiality Agreement").

        Section 7.3    Competing Proposal Consideration.

        (a)   During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on March 14, 2012 (the "Go-Shop Period End Date"), the Company and its Subsidiaries and its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or its Subsidiaries (the "Representatives"), shall have the right, under the direction of the Company's Board of Directors or any committee thereof, to: (i) solicit, initiate, facilitate or encourage any Competing Proposal, including by way of providing access to non-public information to any Person pursuant to the prior execution of a confidentiality agreement with such Person that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"); provided that the Company shall concurrently therewith provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any such Person (or its representatives) which had not previously been provided or made available to Parent or Merger Sub; and (ii) engage in discussions or negotiations with any Person with respect to any Competing Proposal. On the Go-Shop Period End Date, the Company shall deliver to Parent a list of all Persons from whom the Company received, after the date hereof and prior to the Go-Shop Period End Date (each, a "Go-Shop Party"), a written Competing Proposal that the Board of Directors of the Company in good faith determined (after consultation with outside legal counsel) is bona fide and constitutes a Superior Proposal or a Competing Proposal that is reasonably likely to result in a Superior Proposal.

        (b)   Except as expressly permitted by Section 7.3(c), the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its Representatives to: (i) on the Go-Shop Period End Date, immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Competing Proposal or any proposal reasonably likely to result in a Competing Proposal (and the Company shall use commercially reasonable efforts to have all copies of all non-public information it or its Subsidiaries or their respective Representatives have distributed or made available since the date hereof to Persons in connection with their consideration of any Competing Proposal (other than with respect to Parent and its Affiliates), destroyed or returned to the Company as soon as possible); and (ii) from and after the Go-Shop Period End Date until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, the Company shall not, and shall cause its Subsidiaries not to, and shall use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly through any Person, (A) solicit, initiate, knowingly facilitate or encourage any Competing Proposal, (B) participate in any negotiations regarding, or furnish to any Person any material non-public information in connection with any Competing Proposal, (C) engage in discussions or negotiations with any Person with respect to any Competing Proposal, (D) approve or recommend any Competing Proposal or (E) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, or similar document or any agreement or commitment relating to any Competing Proposal or enter into any contract or agreement in principle that is intended or would reasonably be expected to result in a Competing Proposal.

        (c)   Notwithstanding the limitations set forth in Section 7.3(b), if at any time after the Go-Shop Period End Date, the Company receives a Competing Proposal which constitutes or would reasonably be expected to result in a Superior Proposal, then the Company may (i) furnish non-public information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such third party a signed Acceptable Confidentiality Agreement and (ii) engage in discussions or negotiations with such third party with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (i) or (ii) above, the Company shall provide written notice to Parent of such Competing Proposal; provided, further, (A) such notice to Parent shall identify the Person making, and indicate in reasonable detail the terms and conditions of, such Competing Proposal, and (B) thereafter, the Company shall promptly provide to Parent redacted copies of any proposed definitive agreements received in connection with such Competing Proposal. The Company shall keep Parent fully informed, on a current basis, of the status and details of any Competing Proposal. Notwithstanding the foregoing, the Company shall have the right (i) to waive the provisions of any Acceptable Confidentiality Agreement to permit a Go-Shop Party to make a Competing Proposal on a non-public basis to the Company and its board of directors, (ii) to continue to engage in the activities described in Section 7.3(a) following the Go-Shop Period End Date with any Go-Shop Party until 11:59 p.m. (EST) on March 29, 2012, and (iii) to engage in the activities described in Section 7.3(c) with respect to any Person, including a Person that was previously a Go-Shop Party, subject to the terms and conditions set forth in Section 7.3(c).

        (d)   Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may at any time prior to obtaining the Company Shareholder Approval if the Company receives a Competing Proposal that the Board of Directors of the Company concludes in good faith (after consultation with outside legal counsel) constitutes a Superior Proposal (A) effect a Change of Recommendation and/or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors may not effect a Change of Recommendation relating to a Superior Proposal pursuant to the foregoing clause (A) or terminate this Agreement pursuant to the foregoing clause (B) unless the Company shall have provided prior written notice to Parent and Merger Sub, at least three (3) Business Days in advance of such Change of Recommendation or such termination (the "Notice Period"), of its intention to effect a Change of Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal). Prior to effecting such Change of Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during such Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Proposal.

        (e)   The Company shall not release any third party from, or waive any provisions of, any confidentiality or "standstill" or similar agreement in favor of the Company; provided, however, that the Company may waive its rights under any confidentiality or "standstill" or similar agreement to the extent necessary to enable the parties subject thereto to make Competing Proposals to the Company.

        (f)    As used in this Agreement,

            (i)  the term "Competing Proposal" means any written bona fide proposal made by a third party relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the combined voting power of the shares of Company Capital Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the combined voting power of the shares of Company Capital Stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its shareholders will own 15% or more of the combined voting power of the parent entity resulting from any such transaction, other than transactions contemplated by this Agreement; and

           (ii)  the term "Superior Proposal" means a Competing Proposal not solicited or initiated in material breach of this Section 7.3 that the Board of Directors of the Company in good faith determines (after consultation with outside legal counsel) would, if consummated, result in a transaction that is (A) more favorable to the Company's shareholders from a financial point of view than the transactions contemplated hereby, after taking into account all relevant factors as the Board of Directors of the Company considers to be appropriate, but which shall include all the terms and conditions of such proposal and this Agreement (including any changes to the terms of and conditions of this Agreement proposed by Parent in writing in response to such proposal after Parent's receipt of the notice contemplated by Section 7.3(d)) and (B) reasonably capable of being consummated on the terms proposed, taking into account all financial (including having financing commitments, if any, and agreements to comply with requests of antitrust regulators, in each case, that are at least as certain as those provided by Parent), regulatory, legal and other aspects of such proposal); provided that, for purposes of the definition of "Superior Proposal," the references to "15% or more" in the definition of Competing Proposal shall be deemed to be references to "all or substantially all".

        (g)   Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) disclosing to the Company's shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Board of Directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that disclosures under this Section 7.3(g) shall not be a basis, in themselves, for Parent to terminate this Agreement pursuant to Section 9.1(f).

        Section 7.4    Efforts; Cooperation.

        (a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

        (b)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all material respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign Governmental Entity, regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity and, to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences. As used in this Agreement, the term "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        (c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 7.4(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including complying with any requests to sell, hold separate or otherwise dispose of any assets of the Company and its Subsidiaries or complying with requests to conduct the business of the Company in a manner which would resolve such objections or suits.

        (d)   Subject to the obligations under Section 7.4(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement, each of Parent, Merger Sub and the Company shall cooperate in all material respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

        Section 7.5    Employee Benefit Matters.

        (a)   During the one-year period commencing on the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its Subsidiaries who become employees of the Surviving Corporation ("Company Employees") annual salary and target bonus that are, in the aggregate, no less favorable than the annual salary and target bonus being provided to Company Employees immediately prior to the Effective Time. From the Closing Date through and until January 29, 2013, Parent shall provide or shall cause the Surviving Corporation to provide to Company Employees health and welfare benefits programs (excluding any post-retirement health and welfare benefits) that are, in the aggregate, not materially less favorable than the health and welfare benefits programs being provided to Company Employees immediately prior to the Effective Time under the Company Benefit Plans. If the 401(k) Plan (as defined below) is terminated in accordance with Section 7.5(d) hereof, then no later than the date that is ninety (90) days after the Closing Date, Parent shall cause the Surviving Corporation to offer a 401(k) plan to Company Employees that is substantially similar, provided that the employer match is at least as favorable, as the 401(k) Plan. If the 401(k) Plan is not terminated in accordance with Section 7.5(d) hereof, Parent shall cause the Surviving Corporation to continue the 401(k) Plan in accordance with its terms. If the Puerto Rico Plan (as defined below) is terminated in accordance with Section 7.5(d) hereof, then no later than the date that is ninety (90) days after the Closing Date, Parent shall cause the Surviving Corporation to offer a Puerto Rico plan to Company Employees that is substantially similar, provided that the employer match is at least as favorable, as the Puerto Rico Plan. If the Puerto Rico Plan is not terminated in accordance with Section 7.5(d) hereof, Parent shall cause the Surviving Corporation to continue the Puerto Rico Plan in accordance with its terms.

        (b)   For purposes of eligibility and vesting under the employee benefit plans of Parent, the Company, the Company Subsidiaries and their respective Affiliates providing benefits to any Company Employees after the Closing (the "New Plans"), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company's Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan; provided, however, that no such service credit shall result in any duplication of benefits with respect to any service period. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such Company Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        (c)   Effective as of the Closing Date, the Company shall take such actions as are necessary and appropriate to fully vest all participants in the amounts credited to their accounts under each of the Company Deferred Compensation Plan and the Company Account Plan (collectively, the "Company Nonqualified Plans"), to the extent not vested as of the Closing Date. In addition, the Company shall terminate each of the Company Nonqualified Plans in accordance with the requirements of Treas. Reg. 1.409A-3(j)(4)(ix)(B) and Parent acknowledges and agrees to such termination of the Company Nonqualified Plans. In connection with the termination of the Company Nonqualified Plans, each participant entitled to receive a benefit under the Company Nonqualified Plans shall receive full payment of the total value of the amounts credited to their accounts under the Company Nonqualified Plans in a single lump sum cash payment as soon as administratively practicable after the Closing Date (and in any event within five (5) Business Days after the Closing Date).

        (d)   If requested by Parent prior to the Closing Date, the Company shall, effective as of immediately prior to the Effective Time, terminate The Pep Boys Savings Plan (the "401(k) Plan") and no further contributions shall be made to the 401(k) Plan. If requested by Parent prior to the Closing Date, the Company shall, effective as of immediately prior to the Effective Time, terminate The Pep Boys Savings Plan – Puerto Rico (the "Puerto Rico Plan") and no further contributions shall be made to the Puerto Rico Plan. If the 401(k) Plan is terminated, the Company shall provide to Parent any executed resolutions by the Company's Board of Directors authorizing such termination. If the Puerto Rico Plan is terminated, the Company shall provide to Parent any executed resolutions by the Company's Board of Directors authorizing such termination.

        Section 7.6    Indemnification, Exculpation and Insurance.

        (a)   Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current directors and officers of the Company or its Subsidiaries as provided in their respective articles of association, certificates of incorporation or bylaws (or comparable organization documents) or in any written indemnification agreement in effect as of the date hereof shall survive the Merger and shall continue in full force and effect. Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, solely to the extent required by: (i) the Amended and Restated Articles of Incorporation or By-Laws (or equivalent organizational documents) of the Company or any of its Subsidiaries as in effect on the date of this Agreement; and (ii) any indemnification agreements of the Company or its Subsidiaries or other applicable contract as in effect on the date of this Agreement.

        (b)   Without limiting the provisions of Section 7.6(a), during the period ending on the sixth (6th) anniversary of the Effective Time, Parent shall: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee's capacity as a director, officer or employee of the Company or any of its Subsidiaries or Affiliates; or (B) the Merger, this Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys' fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 7.6(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 7.6(b) unless such settlement, compromise, consent or termination includes an unconditional release of the applicable Indemnitee from all liability arising out of such claim, action, suit, proceeding or investigation.

        (c)   Prior to the Effective Time, the Company shall use its commercially reasonable efforts to (and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain a six-year pre-paid "tail policy" covering acts or omissions at or prior to the Effective Time with respect to those persons who are currently covered by the current policies of the directors' and officers' liability insurance maintained by the Company (the "Current D&O Policy") with such coverage levels not materially less favorable to such indemnified persons than those of the Current D&O Policy; provided, that (i) such "tail" insurance policies shall not require the payment of an aggregate annual premium in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the Current D&O Insurance (and if the annual premium of such insurance coverage exceeds such amount, the Company, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount) and (ii) prior to the Closing, the Company shall not enter into any Contract for a "tail" policy without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Company and/or the Surviving Corporation shall for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the Current D&O Policy with levels of coverage no less favorable than that provided as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to purchase comparable policies of directors' and officers' liability insurance for such six (6)-year period with levels of coverage no less favorable as provided under the Current D&O Policy as of the date hereof; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such policies of directors' and officers' liability insurance in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the Current D&O Insurance (and if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount).

        (d)   The Indemnitees to whom this Section 7.6 applies shall be third party beneficiaries of this Section 7.6. The provisions of this Section 7.6 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives.

        (e)   Notwithstanding anything contained in Section 10.1 or Section 10.10 hereof to the contrary, this Section 7.6 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 7.6.

        Section 7.7    Public Announcements.     Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or exchange listing requirements to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

        Section 7.8    Further Assurances.     At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Parent shall not, and Parent shall cause its Affiliates not to enter into any agreement to acquire, or make any premerger notification filing under the HSR Act (or similar filing under any Antitrust Law) or public announcement with respect to the acquisition of, any debt or equity interests in, or any assets of, any of the entities listed in Section 7.8 of the Parent Disclosure Letter or any of their direct or indirect subsidiaries or franchises of such entities; provided, however, that neither Parent nor any of its Affiliates shall be restricted under this Section 7.8 from (i) acquiring the goods and services sold by any such entity, subsidiary or franchise, or (ii) acquiring debt or equity interests of any such entity, subsidiary or franchise as a passive investment.

        Section 7.9    Financing.

        (a)   Parent shall use its commercially reasonable efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments (or on terms no less favorable to Parent and Merger Sub), (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments (or on terms no less favorable to Parent and Merger Sub), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, and (iii) consummate the Financing no later than the Closing. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) Parent shall promptly notify the Company and (B) Parent shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources, on terms that are not materially less favorable from the standpoint of Parent and Merger Sub than the terms and conditions set forth in the Financing Commitments, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 7.9(a) being referred to as the "Financing Agreements"). Parent and Merger Sub shall, and shall cause their Affiliates and representatives to, use commercially reasonable efforts to comply with the terms, and satisfy on a timely basis the conditions, in each case those that are within their control, of the Financing Commitments, any alternative financing commitments, the Financing Agreements and any related fee and engagement letters. Any material breach of the Financing Commitments, the Financing Agreements, any alternative financing commitments, and any related fee and engagement letter by Parent or Merger Sub shall be deemed a breach by Parent of this Section 7.9(a). Parent shall (x) furnish complete, correct and executed copies of the Financing Agreements to the Company as promptly as practicable after their execution, (y) give the Company prompt notice of any material breach by any party of any of the Financing Commitments, any alternative financing commitments, or the Financing Arrangements of which Parent or Merger Sub becomes aware, or any termination thereof and (z) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacement thereof).

        (b)   The Company shall and shall cause its Subsidiaries to, at Parent's sole expense, cooperate in connection with the arrangement of the Financing (including any related sale-leaseback transactions) as may be reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), (i) agreeing to enter into such agreements, and to use commercially reasonable efforts to deliver such officer's certificates and other documents, as are customary in financings of such type and as are, in the good faith determination of the Persons executing such officer's certificates and other documents, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the assets of the Company and its Subsidiaries pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time and (ii) providing to the lenders specified in the Financing Commitments (or any alternative financing commitments) financial and other information in the Company's possession with respect to the Merger, making the Company's senior officers available to assist the lenders specified in the Financing Commitments (or any alternative financing commitments) and otherwise reasonably cooperating in connection with the consummation of the Financing, including (A) using commercially reasonable efforts to obtain legal opinions, customary landlord, warehouse and bailee lien and access waivers and deposit and investment account control agreements at the sole expense of and as requested by Parent on behalf of the Financing Sources, (B) executing and delivering authorization letters with respect to the distribution of bank information memoranda, (C) authorizing any existing lenders or agent for such lenders to disclose any information with respect to the Company and its subsidiaries to Parent and Merger Sub (including, but not limited to, any field examinations, appraisals, and legal documents) which authorization shall be on terms and conditions reasonably satisfactory to such existing lenders or agent, (D) providing unaudited consolidated monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows to the extent the Company customarily prepares such financial statements, (E) participating in meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and Representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (F) participation by senior management of the Company in the negotiation of the Financing Agreements relating to the Debt Financing, (G) using its commercially reasonable efforts to take such actions as are reasonably requested by Parent or the Financing Sources to facilitate the satisfaction on a timely basis of any and all conditions precedent set forth in the Debt Commitment Letters and the Financing Agreements relating to the Debt Financing, and (H) delivering to Parent and the Financing Sources, as promptly as practicable after Parent's request therefor, all other information with respect to the business, operations, financial condition, projections and prospects of the Company as is customarily provided by a borrower in a secured financing transaction and is available to the Company on a commercially reasonable basis. All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent or representatives of Parent pursuant to this Section 7.9 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub, and the arrangers under the Financing Commitments, shall be permitted to disclose such information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members. Subject to the terms and conditions of any applicable Contract, the Company hereby consents to the use of all of its and its Subsidiaries' logos in connection with the Debt Financing; provided, that such logos are used in a manner that is not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time.

        Section 7.10    Section 16(b).     Parent and the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.

ARTICLE VIII

CONDITIONS

        Section 8.1    Conditions to the Obligation of Each Party.     The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

        (a)   the Company Shareholder Approval shall have been obtained;

        (b)   no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or other Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; and

        (c)   the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all pre-Closing approvals or consents required under any applicable Foreign Competition Laws shall have been obtained.

        Section 8.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

        (a)   (i) the representations and warranties of the Company contained in Sections 4.3 and 4.4 shall be true and correct (except for any de minimis failure to be true and correct) at and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), and (ii) all other representations and warranties of the Company contained in Article IV hereof shall be true and correct (disregarding all qualifications or limitations as to "materiality," "Company Material Adverse Effect" or words of similar import) at and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of any such representation or warranty to be true and correct has not had, and would not have, individually or in the aggregate, a Company Material Adverse Effect;

        (b)   the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; and

        (c)   the Company shall have delivered to Parent and Merger Sub a certificate, signed by its chief executive officer or another senior officer on behalf of the Company, to the effect that the conditions contained in Sections 8.2(a) and 8.2(b) have been satisfied in all respects.

        Section 8.3    Conditions to Obligations of the Company.     The obligations of the Company to effect the Merger are further subject to satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

        (a)   the representations and warranties of Parent and Merger Sub contained in Sections 5.1 and 5.2 shall be true and correct (except for any de minimis failure to be true and correct) at and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), and (ii) all other representations and warranties of Parent and Merger Sub contained in Article V hereof shall be true and correct (disregarding all qualifications or limitations as to "materiality" or words of similar import) at and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of any such representation or warranty to be true has not, and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement;

        (b)   each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and

        (c)   Parent shall have delivered to the Company a certificate, signed by its chief executive officer or another of its senior officers, to the effect that the conditions contained in Section 8.3(a) and (b) have been satisfied in all respects.

        Section 8.4    Frustration of Closing Conditions.     None of Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.4.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        Section 9.1    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company, as follows:

        (a)   By mutual written consent of Parent and the Company;

        (b)   By either the Company or Parent if the Closing of the Merger shall not have occurred on or before July 27, 2012 (the "Termination Date");

        (c)   By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to comply with Section 7.4 has caused or resulted in such action or inaction;

        (d)   By either the Company or Parent if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote of the holders of the Company Capital Stock at the Company Shareholders Meeting or at any adjournment or postponement thereof;

        (e)   By the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3 and (B) has not been or is incapable of being cured by Parent within thirty (30) calendar days after its receipt of written notice thereof from the Company;

        (f)    By Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2 and (B) has not been or is incapable of being cured by the Company within thirty (30) calendar days after its receipt of written notice thereof from Parent;

        (g)   By the Company in accordance with Section 7.3(d), but only if the Company is in compliance with Section 7.3; or

        (h)   By the Company if (A) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (B) the Company has given Parent written notice of the commencement of the five (5) Business Day period contemplated by Section 1.2 and that it is prepared to consummate the transactions contemplated by this Agreement, and (C) Parent or Merger Sub breaches its obligations under Section 1.2 to consummate the transactions contemplated by this Agreement by the end of such five (5) Business Day period.

        Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 9.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

        Section 9.2    Procedure for Termination.     In order to be effective, a termination of this Agreement by Parent or Company pursuant to Section 9.1 shall be authorized by an action of Parent's or Company's Board of Directors, as the case may be.

        Section 9.3    Effect of Termination.

        (a)   Any termination of this Agreement by Parent pursuant to this Article IX shall also constitute an effective termination by Merger Sub.

        (b)   If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or any Financing Source, except (i) as set forth in Section 9.4, (ii) that the agreements contained in this Section 9.3 and Article X and the Confidentiality Agreement (in accordance with its terms) shall survive the termination hereof and (iii) that no such termination shall relieve any party of any liability or damages incurred or suffered as a result of fraud.

        Section 9.4    Fees and Expenses.

        (a)   Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (i) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including SEC filing fees), and (ii) the filing fees for the premerger notification and report forms under the HSR Act and under any Foreign Competition Laws, each of which shall be shared equally by Parent and the Company. Notwithstanding the foregoing sentence, in the event this Agreement is terminated by the Company pursuant to Section 9.1(g), all Expenses incurred by the

Company for clauses (i) and (ii) above shall be paid by the Company (and if previously paid by Parent, shall be promptly reimbursed upon termination of this Agreement). As used in this Agreement, "Expenses" means the reasonable and documented out-of-pocket fees and expenses of the party's independent advisor, counsel and accountants, incurred by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby, and the reasonable and documented out-of-pocket expenses of the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals related to the transactions contemplated hereby.

        (b)   If this Agreement is terminated (A) by either the Company or Parent pursuant to Section 9.1(b) or (d) and, prior to the Company Shareholders Meeting, a Competing Proposal has been publicly proposed or disclosed, and, in each case, not publicly withdrawn at the time of the Company Shareholders Meeting, (B) by the Company pursuant to Section 9.1(g), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Parent by wire transfer of same day funds a fee equal to the Termination Fee (as defined below); provided, however, that no Termination Fee will be payable by the Company pursuant to clause (A) above unless and until within twelve (12) months of such termination the Company or any of its Subsidiaries enters into a definitive agreement relating to a Competing Proposal or consummates the transactions contemplated by a Competing Proposal, in which case such Termination Fee shall be paid at the closing (and as a condition of closing) of the transactions contemplated by the Competing Proposal. "Termination Fee" means $25 million in cash, except in the event that this Agreement is terminated on or prior to 11:59 p.m. (EST) on March 29, 2012 pursuant to Section 9.1(g) in order to enter into a definitive agreement with a Go-Shop Party with respect to a Superior Proposal, in which case the Termination Fee shall mean $10 million in cash. Notwithstanding anything in this Agreement to the contrary, Parent's right to receive the payment of the Termination Fee from the Company shall be the sole and exclusive remedy of Parent or Merger Sub against the Company for any loss suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement (other than in connection with a material violation or material breach of Section 7.3 for which all applicable legal and equitable remedies shall be available to Parent and Merger Sub) by the Company, and neither the Company nor any of its Subsidiaries or any of their respective former, current or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees, representatives or Affiliates shall have any further liability or obligations relating to or arising out of this Agreement.

        (c)   If this Agreement is terminated by the Company pursuant to Section 9.1(e) or Section 9.1(h), Parent shall promptly pay (but in no event later than two (2) Business Days after the date of such termination) to the Company as liquidated damages and not as a penalty by wire transfer of same day funds a fee equal to $50 million in cash (the "Parent Termination Fee"). Notwithstanding anything in this Agreement to the contrary, the Company's right to receive the payment of the Parent Termination Fee from Parent shall be the sole and exclusive remedy of the Company and its Subsidiaries and any of their respective former, current or future directors, officers, partners, managers, members, stockholders or Affiliates against Parent or Merger Sub or any Parent Related Party for any loss suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement by Parent or Merger Sub, and none of Parent, Merger Sub or any Parent Related Party shall have any further liability or obligations relating to or arising out of this Agreement.

        (d)   Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in Sections 9.4(b) and (c) are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

ARTICLE X

GENERAL PROVISIONS

        Section 10.1    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 7.6 which shall inure to the benefit of each Indemnitee, his or her successors, heirs or representatives who are intended to be third-party beneficiaries thereof, (b) at the Effective Time, the rights of the holders of Company Capital Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at the Effective Time, the rights of the holders of Company Stock Options, Company Restricted Stock Units, Company Performance Stock Units and Company Deferred Stock Units to receive the payments contemplated by the applicable provisions of Section 2.8 in accordance with the terms and conditions of this Agreement, and the rights of each participant entitled to receive a benefit under the Company Nonqualified Plans to receive the payment contemplated by Section 7.5(d) in accordance with the terms and conditions of this Agreement, (d) prior to the Effective Time, the rights of the holders of Company Capital Stock to pursue claims for damages and other relief, including equitable relief, for Parent's or Merger Sub's breach of this Agreement; provided, however, that the rights granted to the holders of Company Capital Stock pursuant to the foregoing clause (d) of this Section 10.1 shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion and (e) each of the Financing Sources who shall be third party beneficiaries of Sections 9.4(c), 10.1, 10.6, 10.7, 10.13, 10.15 and 10.16 hereof.

        Section 10.2    Entire Agreement.     This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

        Section 10.3    Succession and Assignment.     This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Merger Sub may assign any or all of its respective rights, interests or obligations hereunder to one or more of its Affiliates without the consent of the Company, provided, that no such assignment shall relieve Parent or Merger Sub, as the case may be, from any of its obligations hereunder.

        Section 10.4    Counterparts.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

        Section 10.5    Headings.     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 10.6    Governing Law.     This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law thereof.

        Section 10.7    Submission to Jurisdiction; Waivers.     Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in any Federal court located in the Commonwealth of Pennsylvania or any state court located in the Commonwealth of Pennsylvania and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, provided that the judgment of any such court may be enforced by any court of competent jurisdiction. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the above-named courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Without in any way limiting any waiver of Financing Source liability or any other provision relating to the Financing Sources and notwithstanding anything to the contrary in this Agreement, no party hereto, nor any of its affiliates, will bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, anywhere other than in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

        Section 10.8    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

        Section 10.9    Construction.     The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 10.10    Non-Survival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

        Section 10.11    Certain Definitions.     For purposes of this Agreement, the following terms have the meanings indicated:

        (a)   "Affiliate" has the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act.

        (b)   "Business Day" means any day on which banks are not required or authorized to close in the City of Philadelphia.

        (c)   "Company ESPP" means the Company Employee Stock Purchase Plan.

        (d)   "Company Material Adverse Effect" means any fact, circumstance, event, change, effect, violation or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, violations or occurrences, (a) has or would be reasonably expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents the ability of the Company to consummate the Merger or materially adversely effects the Company's ability to perform its material obligations under this Agreement; provided, however, that in the case of clause (a) only, none of the following, and no effect arising out of or resulting from the following, shall be deemed to be a Company Material Adverse Effect: (i) changes in general economic, financial market or geopolitical conditions, except to the extent such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies, (ii) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, except to the extent such changes or developments have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies, (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar materially negative impact on relationships, contractual or otherwise, with any material customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement of this Agreement or the identity of the parties to this Agreement, or compliance with the covenants set forth herein, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, except to the extent such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies, (v) any outbreak or escalation of hostilities or war or any act of terrorism, except to the extent such outbreak, escalation of hostilities, war or act of terrorism has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other comparable companies, or (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account in determining whether there has been a Company Material Adverse Effect).

        (e)   "Company Stock Plan" means the Company 1990 Stock Incentive Plan and the Company 2009 Stock Incentive Plan.

        (f)    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        (g)   "Financing Sources" means (i) the lenders party to the Debt Commitment Letters and (ii) to the extent applicable, equity financing sources and equity investors, and (iii) in the case of clauses (i) and (ii), their respective former, current or future general or limited partners, stockholders, managers, members, directors, attorneys, officers, employees, advisors, accountants, consultants, agents, representatives or Affiliates.

        (h)   "Indemnitee" means any individual who, at or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company at the request or for the benefit of the Company as an officer, director or employee of any of the Company's Subsidiaries or Affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise).

        (i)    "Intellectual Property Rights" means all intellectual property rights of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof ("Patents"), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("Trademarks"), (iii) copyrights and copyrightable subject matter ("Copyrights"), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing ("Software"), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies ("Trade Secrets"), (vi) rights of publicity or privacy, and rights to personal information, and (vii) all applications and registrations for the foregoing.

        (j)    "Knowledge" of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person's executive officers.

        (k)   "Laws" means any federal, state, territory or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity (including any Environmental Law).

        (l)    "Lien" means liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

        (m)  "Order" means any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Entity.

        (n)   "Parent Related Party" means each of the former, current or future direct or indirect parents, Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members, stockholders, proposed debt or equity financing sources, the Financing Sources, the Investors, investors, assignees or representatives of Parent or Merger Sub, or the former, current or future direct or indirect parents, Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members, stockholders, investors, assignees or representatives of any of the foregoing.

        (o)   "Permitted Lien" means (i) any Lien for Taxes not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, (iii) such non-monetary Liens or other imperfections of title, if any, that, do not have, individually or in the aggregate, a Company Material Adverse Effect, including, without limitation, (A) easements, rights of way, restrictions, encumbrances, covenants, conditions, imperfections or any other matters affecting the Real Property (whether shown or not shown by the public records) including boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the Real Property lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to the Real Property and improvements located thereon, including zoning laws, ordinances and regulations now or hereafter in effect, (v) Liens disclosed on existing title reports or existing surveys (copies of which have been made available to Parent), (vi) mechanics', carriers', workmen's, repairmen's, materialmen's, builders', contractors' and similar Liens, incurred in the ordinary course of business which are not delinquent or which are being contested in good faith; and (vii) Liens arising in connection with indebtedness of the Company and to be released on or prior to the Closing.

        (p)   "Person" means an individual, corporation, limited or general partnership, limited liability company, association, trust, joint venture, unincorporated organization, government or political agency or instrumentality or other entity or group (as defined in the Exchange Act).

        (q)   "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, that owns at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        Section 10.12    Notices.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by overnight courier service to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.12:

If to Parent or Merger Sub:	Auto Acquisition Company, LLC
10877 Wilshire Boulevard
18th Floor
Los Angeles, CA 90024
Attn: General Counsel
Telecopy: (310) 443-2149
with a copy to:	Skadden Arps Slate Meagher & Flom LLP
300 S Grand Avenue
Suite 3200
Los Angeles, CA 90071
Attn: Rick C. Madden, Esq.
Telecopy: (213) 621-5379
If to the Company:	The Pep Boys – Manny, Moe & Jack
3111 Allegheny Ave
Philadelphia, PA 19132
Attn: General Counsel
Telecopy: (215) 430-4664

with a copy to:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: James W. McKenzie, Jr.
Telecopy: (215) 963-5001

        Section 10.13    Amendments.     This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by Law or in accordance with the applicable NYSE rules requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything in this Agreement to the contrary, Sections 9.4(c), 10.1, 10.7, 10.13, 10.15 and 10.16 hereof (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 9.4(c), 10.1, 10.7, 10.13, 10.15 and 10.16 hereof) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the lenders under the Debt Commitment Letters.

        Section 10.14    Waiver.     At any time prior to the Effective Time, whether before or after the Company Shareholders Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        Section 10.15    Financing Sources.     Notwithstanding anything to the contrary in this Agreement, the Financing Sources shall not have any liability to the Company or any those Affiliates of the Company under its control relating to or arising out of this Agreement or the Debt Commitment Letters or any related agreements, whether at law or equity, in contract or in tort or otherwise, and the Company and those Affiliates of the Company under its control shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential or punitive damages, against any Financing Source under this Agreement or the Debt Commitment Letters or any related agreements, whether at law or equity, in contract or in tort or otherwise.

        Section 10.16    Time Is Of the Essence.     Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

        Section 10.17    WAIVER OF JURY TRIAL.     TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS A PLAINTIFF, DEFENDANT OR OTHERWISE), AGAINST ANY PARTY HERETO OR ANY OF THE FINANCING SOURCES, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION,

CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF, RELATING TO OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, ISSUE, CLAIM, CAUSE OF ACTION, SUIT, INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF, RELATING TO OR BASED UPON THE DEBT COMMITMENT LETTERS OR THE PERFORMANCE THEREOF).

(Signature page follows.)

        IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AUTO ACQUISITION COMPANY, LLC
By:	/s/ ERIC HATTLER
Name: Eric Hattler
Title: Vice President & Assistant Secretary
AUTO MERGERSUB, INC.
By:	/s/ ERIC HATTLER
Name: Eric Hattler
Title: Vice President & Assistant Secretary

THE PEP BOYS – MANNY, MOE & JACK
By:	/s/ MICHAEL R. ODELL
	Name:	Michael R. Odell
	Title:	President and Chief Executive Officer

Index of Defined Terms

Defined Term	Section Where Defined
"401(k) Plan"	7.5(d)
"Acceptable Confidentiality Agreement"	7.3(a)
"Agreement"	Preamble
"Antitrust Law"	7.4(b)
"Articles of Merger	1.2
"Affiliate"	10.11(a)
"Business Day"	10.11(b)
"Certificate"	1.4(c)
"Change of Recommendation"	7.1(c)
"Closing"	1.2
"Closing Date"	1.2
"Code"	2.6
"Company"	Preamble
"Company Benefit Plan"	4.12(a)
"Company Capital Stock"	Recitals
"Company Deferred Stock Unit"	2.8(d)
"Company Disclosure Letter"	Article IV
"Company Employees"	7.5(a)
"Company ESPP"	10.11(c)
"Company Intellectual Property Rights	4.14(a)
"Company Material Adverse Effect"	10.11(d)
"Company Material Contract"	4.19(a)
"Company Nonqualified Plans"	7.5(c)
"Company Performance Stock Unit"	2.8(c)
"Company Permits"	4.6
"Company Recommendation"	7.1(c)
"Company Restricted Stock Unit"	2.8(b)
"Company SEC Reports"	4.7(a)
"Company Shareholder Approval"	4.27
"Company Shareholders Meeting"	7.1(c)
"Company Stock Option	2.8(a)
"Company Stock Plan"	10.11(e)
"Competing Proposal"	7.3(f)(i)
"Confidentiality Agreement"	7.2
"Contract"	4.6
"Copyrights"	10.11(i)
"Current D&O Policy"	7.6(c)
"Debt Commitment Letters"	5.7(a)
"Debt Financing"	5.7(a)
"Department of State"	1.2
"DOJ"	7.4(b)
"Effective Time"	1.2
"Environmental Laws"	4.18(a)
"Environmental Claim"	4.18(b)
"Equity Commitment Letters"	5.7(a)
"Equity Financing"	5.7(a)

Defined Term	Section Where Defined
"ERISA"	10.11(f)
"ERISA Affiliate"	4.12(d)
"Exchange Act"	4.5(b)
"Expenses"	9.4(a)
"Financing"	5.7(a)
"Financing Agreements"	7.9(a)
"Financing Commitments"	5.7(a)
"Financing Sources"	10.11(g)
"Foreign Benefit Plan"	4.12(k)
"Foreign Competition Laws"	4.5(b)
"FCPA"	4.24
"FTC"	7.4(b)
"GAAP"	4.7(b)
"Guarantee"	Recitals
"Go-Shop Period End Date"	7.3(a)
"Go-Shop Party"	7.3(a)
"Governmental Entity"	2.4
"HSR Act"	4.5(b)
"Indemnitee"	10.11(h)
"Intellectual Property Rights"	10.11(i)
"Inventory"	4.7(c)
"Investors"	5.7(a)
"Knowledge"	10.11(j)
"Laws"	10.11(k)
"Lease"	4.17(a)
"Leased Real Property	4.17(a)
"Lien"	10.11(l)
"Materials of Environmental Concern"	4.18(a)
"Merger"	Recitals
"Merger Consideration"	1.4(a)
"Merger Sub"	Preamble
"Multiemployer Plan"	4.12(a)
"New Plans"	7.5(b)
"Notice Period"	7.3(d)
"NYSE"	4.5(b)
"Order"	10.11(m)
"Owned Real Property"	4.17(a)
"Parent"	Preamble
"Parent Disclosure Letter"	Article V
"Parent Related Party"	10.11(n)
"Parent Termination Fee"	9.4(c)
"Patents"	10.11(i)
"Paying Agent"	2.1
"Payment Fund"	2.1
"PBCL"	Recitals
"Permitted Lien"	10.11(o)
"Person"	10.11(p)
"Proxy Statement"	7.1(a)
"Real Property"	4.17(a)
"Representatives"	7.3(a)

Defined Term	Section Where Defined
"SEC"	Article IV
"Securities Act"	4.5(b)
"Software"	10.11(i)
"Subsidiary"	10.11(q)
"Superior Proposal"	7.3(f)(ii)
"Surviving Corporation"	1.1
"Tax"	4.15(b)
"Taxes"	4.15(b)
"Tax Returns"	4.15(b)
"Termination Date"	9.1(b)
"Termination Fee"	9.4(b)
"Trademarks"	10.11(i)
"Trade Secrets"	10.11(i)
"Uncertificated Share"	1.4(c)

Annex B

[LETTERHEAD OF BOFA MERRILL LYNCH]

January 29, 2012
The Board of Directors
The Pep Boys – Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, PA 19132

Members of the Board of Directors:

        We understand that The Pep Boys – Manny, Moe & Jack ("Pep Boys") intends to enter into an Agreement and Plan of Merger, dated as of January 29, 2012 (the "Agreement"), by and among Pep Boys, Auto Acquisition Company, LLC ("Parent") and Auto Merger Sub, LLC, a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which, among other things, Merger Sub will merge with and into Pep Boys (the "Merger") with Pep Boys surviving the Merger, and each outstanding share of the common stock, par value $1.00 per share, of Pep Boys ("Pep Boys Common Stock") will be converted into the right to receive: $15.00 in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of Pep Boys Common Stock (other than Parent and its affiliates) of the Consideration to be received by such holders in the Merger.

        In connection with this opinion, we have, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to Pep Boys;

  (ii)
  reviewed and discussed certain internal financial and operating information with respect to the business, operations and prospects of Pep Boys furnished to us by the management of Pep Boys, including certain financial forecasts relating to Pep Boys prepared by the management of Pep Boys (such forecasts, "Pep Boys Management Forecasts");

  (iii)
  discussed the past and current business, operations, financial condition and prospects of Pep Boys with members of senior management of Pep Boys;

  (iv)
  reviewed the trading history for Pep Boys Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

  (v)
  compared certain financial and stock market information of Pep Boys with similar information of other companies we deemed relevant;

  (vi)
  compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

  (vii)
  reviewed a draft, dated January 29, 2012 of the Agreement (the "Draft Agreement"); and

  (viii)
  performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Pep Boys that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Pep Boys Management Forecasts, we have been advised by Pep Boys, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Pep Boys as to the future financial performance of Pep Boys. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pep Boys, nor have we made any physical inspection of the properties or assets of Pep Boys. We have not evaluated the solvency or fair value of Pep Boys under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Pep Boys, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Pep Boys or the contemplated benefits of the Merger. We also have assumed, at the direction of Pep Boys, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

        We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Pep Boys Common Stock (other than Parent and its affiliates) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Pep Boys or in which Pep Boys might engage or as to the underlying business decision of Pep Boys to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

        We have acted as financial advisor to Pep Boys in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Pep Boys has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

        We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Pep Boys and certain of their respective affiliates.

        We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Pep Boys and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as book-running manager or arranger for various debt offerings and lender under certain letters of credit and credit facilities and (ii) having provided or providing certain treasury management services.

        In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates and portfolio companies, which services, for the avoidance of doubt, are not directly related to the Merger, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor in connection with certain mergers and acquisitions transactions and lender under certain credit and leasing facilities and (ii) having provided or providing certain cash, treasury management, credit card and commodity, derivatives and foreign exchange trading services as well as brokerage and mortgage services.

        It is understood that this letter is for the benefit and use of the Board of Directors of Pep Boys in connection with and for purposes of its consideration of the Merger and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Board of Directors of Pep Boys. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written consent in each instance.

        Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion as of the date hereof that the Consideration to be received in the Merger by holders of Pep Boys Common Stock (other than Parent and its affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

The Pep Boys – Manny, Moe & Jack 3111 West Allegheny Avenue Philadelphia, PA 19132	VOTE BY INTERNET	[•]

Use the Internet to appoint your proxy and transmit your voting instructions until 11:59 p.m., Philadelphia time, on [•], 2012. Have your proxy card available when you access the website [•], and follow the simple instructions to record your vote.

	VOTE BY TELEPHONE	[•]

Use any touch-tone telephone to appoint your proxy and transmit your voting instructions until 11:59 p.m., Philadelphia time, on [•], 2012. Have your proxy card available when you call the Toll-Free number [•] and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign, date and promptly mail your proxy card using the postage-paid envelope provided or return your proxy card to: [•].

Vote by Internet Access the Website and submit your proxy: [•]	Vote By Telephone Call Toll-Free using a touch-tone telephone: [•]	Vote by Mail Sign and return your proxy in the postage-paid envelope provided.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL

-------------------------------------------------------------------------------------

THE PEP BOYS – MANNY, MOE & JACK

PROXY

Special Meeting of Shareholders, [•], 2012

This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of The Pep Boys – Manny, Moe & Jack, a Pennsylvania corporation (the “Company”), hereby appoints Raymond L. Arthur and Brian D. Zuckerman, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the special meeting of shareholders of the Company to be held on [•], 2012 at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, at 10:00 a.m., Philadelphia time, and any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

The undersigned hereby revokes all previous proxies and acknowledges receipt of the Notice of the Special Meeting of Shareholders to be held on [•], 2012 and the Proxy Statement.

Shareholder Sign Here	Date

Shareholder (Joint Owner) Sign Here	Date

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

THE PEP BOYS – MANNY, MOE & JACK

SPECIAL MEETING OF SHAREHOLDERS

SIGN, DATE AND MAIL YOUR PROXY TODAY,

UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET, MAIL OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M., PHILADELPHIA TIME, ON [•], 2012 TO BE INCLUDED IN THE VOTING RESULTS. ALL VALID PROXIES RECEIVED PRIOR TO 11:59 P.M., PHILADELPHIA TIME, ON [•], 2012 WILL BE VOTED.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,

MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.

THE PEP BOYS – MANNY, MOE & JACK	PROXY

The shares represented by this Proxy shall be voted in the manner set below. If signed and no direction is given for any item, the shares represented by this Proxy will be voted “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, “FOR” any adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies and “FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors recommends a vote FOR each of the following proposals.

1.

To adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 29, 2012, by and among The Pep Boys – Manny, Moe & Jack, Auto Acquisition Company, LLC and Auto Mergersub, Inc., a wholly owned subsidiary of Auto Acquisition Company, LLC, and approve the transactions contemplated thereby, including the Merger.

☐FOR	☐AGAINST	☐ABSTAIN

2.

To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger, at the time of the special meeting.

☐ FOR	☐ AGAINST	☐ABSTAIN

3.	To approve a non-binding proposal regarding certain executive compensation that may be paid to the Company’s named executive officers in connection with the Merger.

☐FOR	☐ AGAINST	☐ABSTAIN

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)